Exhibit 10.40

DEAL CUSIP 36256LAA6
FACILITY CUSIP 36256LAB4

$200,000,000 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT
by and among
GP STRATEGIES CORPORATION,
GENERAL PHYSICS (UK) LTD., GP STRATEGIES HOLDINGS LIMITED,
GP STRATEGIES LIMITED and GP STRATEGIES TRAINING LIMITED, as Borrowers,
and
THE GUARANTORS PARTY HERETO
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
Dated as of November 30, 2018
__________________________________________________________________
PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Sole Bookrunner

WELLS FARGO SECURITIES, LLC as Joint Lead Arranger

WELLS FARGO BANK, N.A., as Syndication Agent

TABLE OF CONTENTS

		Page
SECTION 1. CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Construction	40
1.3	Accounting Principles; Changes in GAAP	40
1.4	Currency Calculations	41
1.5	Divisions	41
SECTION 2. REVOLVING CREDIT AND SWING LOAN FACILITIES		41
2.1	Revolving Credit Commitments	41
2.1.1	Revolving Credit Loans; Optional Currency Loans	41
2.1.2	Swing Loan Commitment	42
2.1.3	Nature of Obligations	42
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	43
2.3	Commitment Fees	43
2.4	Termination, Reduction or Increase of Revolving Credit Commitments	43
2.4.1	Increase in Revolving Credit Commitments	44
2.5	Revolving Credit Loan Requests; Swing Loan Requests	44
2.5.1	Revolving Credit Loan Requests	44
2.5.2	Swing Loan Requests	45
2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.	45
2.6.1	Making Revolving Credit Loans	45
2.6.2	Presumptions by the Administrative Agent	45
2.6.3	Making Swing Loans	46
2.6.4	Repayment of Revolving Credit Loans	46
2.6.5	Borrowings to Repay Swing Loans	46
2.6.6	Swing Loans Under Cash Management Agreements	46
2.7	Notes	47
2.8	Use of Proceeds – Revolving Credit Facility	47
2.9	Letter of Credit Subfacility	47
2.9.1	Issuance of Letters of Credit	47
2.9.2	Letter of Credit Fees	49
2.9.3	Disbursements, Reimbursement	49
2.9.4	Repayment of Participation Advances.	50
2.9.5	Documentation	51
2.9.6	Determinations to Honor Drawing Requests	51
2.9.7	Nature of Participation and Reimbursement Obligations	51
2.9.8	Indemnity	53
2.9.9	Liability for Acts and Omissions	53
2.9.10	Issuing Lender Reporting Requirements	54
2.1	Defaulting Lenders	55
2.11	Utilization of Commitments in Optional Currencies.	56

(i)

2.11.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	56
2.11.2	European Monetary Union.	57
2.12	Funding by Branch, Subsidiary or Affiliate	58
2.13	Borrowing Agency Provisions; Co-Borrowers.	58
2.14	Waiver of Subrogation	61
2.15	Extension Amendments	62
SECTION 3. INCREMENTAL FACILITIES		64
3.1	Incremental Commitments	64
SECTION 4. INTEREST RATES		67
4.1	Interest Rate Options	67
4.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	67
4.1.2	Rate Calculations; Rate Quotations	67
4.2	Interest Periods	68
4.2.1	Amount of Borrowing Tranche	68
4.2.2	Renewals	68
4.2.3	No Conversion of Optional Currency Loans	68
4.3	Interest After Default.	68
4.3.1	Interest Rate	68
4.3.2	Letter of Credit Fees and Other Obligations	68
4.3.3	Acknowledgment	69
4.4	Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available; Optional Currency Not Available	69
4.4.1	Unascertainable	69
4.4.2	Illegality; Increased Costs	69
4.4.3	Optional Currency Not Available	70
4.4.4	Administrative Agent’s and Lender’s Rights	70
4.5	Selection of Interest Rate Options	71
4.6	Successor Euro-Rate Index	71
SECTION 5. PAYMENTS		73
5.1	Payments	73
5.2	Pro Rata Treatment of Lenders	73
5.3	Sharing of Payments by Lenders	74
5.4	Presumptions by Administrative Agent	74
5.5	Interest Payment Dates	75
5.6	Voluntary Prepayments	75
5.6.1	Right to Prepay	75
5.6.2	Replacement of a Lender	76
5.6.3	Designation of a Different Lending Office	77
5.7	Currency Fluctuations	77
5.8	Increased Costs	78
5.8.1	Increased Costs Generally	78
5.8.2	Capital Requirements	78
5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing
	of New Loans	79
5.8.4	Delay in Requests	79

(ii)

5.8.5	Additional Reserve Requirements	79
5.9	Taxes	79
5.9.1	Issuing Lender	80
5.9.2	Payments Free of Taxes	80
5.9.3	Payment of Other Taxes by the Loan Parties	80
5.9.4	Indemnification by the Loan Parties	80
5.9.5	Indemnification by the Lenders	80
5.9.6	Evidence of Payments	81
5.9.7	Status of Lenders.	81
5.9.8	Treatment of Certain Refunds	83
5.9.9	Treaty Lenders	83
5.9.10	Provision of Information	84
5.9.11	Qualifying Lender Notice	84
5.9.12	Lender Status Confirmation	84
5.9.13	Failure to Indicate Status	84
5.9.14	VAT	84
5.9.15	Survival	85
5.1	Indemnity	85
5.11	Settlement Date Procedures	85
5.12	Currency Conversion Procedures for Judgments	86
5.13	Indemnity in Certain Events	86
SECTION 6. REPRESENTATIONS AND WARRANTIES		86
6.1	Representations and Warranties	86
6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	86
6.1.2	Subsidiaries and Owners; Investment Companies	87
6.1.3	Validity and Binding Effect	87
6.1.4	No Conflict; Material Agreements; Consents	87
6.1.5	Litigation	88
6.1.6	Financial Statements	88
6.1.7	Margin Stock	88
6.1.8	Full Disclosure	89
6.1.9	Taxes	89
6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc	89
6.1.11	Liens in the Collateral	89
6.1.12	Insurance	89
6.1.13	ERISA/Pensions Compliance	90
6.1.14	Environmental Matters	91
6.1.15	Solvency	91
6.1.16	Anti-Terrorism Laws	91
6.1.17	Anti-Corruption	91
6.1.18	Certificate of Beneficial Ownership	91
SECTION 7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		91
7.1	First Loans and Letters of Credit	91
7.1.1	Deliveries	91
7.1.2	Payment of Fees	93
7.2	Each Loan or Letter of Credit	93

(iii)

SECTION 8. COVENANTS		94
8.1	Affirmative Covenants.	94
8.1.1	Preservation of Existence, Etc	94
8.1.2	Payment of Taxes.	94
8.1.3	Maintenance of Insurance	94
8.1.4	Maintenance of Properties and Leases	95
8.1.5	Visitation Rights	95
8.1.6	Keeping of Records and Books of Account	95
8.1.7	Compliance with Laws; Use of Proceeds	96
8.1.8	Further Assurances	96
8.1.9	Anti-Terrorism Laws; International Trade Law Compliance	96
8.1.10	Keepwell	96
8.1.11	Deposit Accounts; Landlord Waivers; Control Agreements	97
8.1.12	Additional Collateral; Joinder of Subsidiaries	97
8.1.13	Pensions.	99
8.1.14	People with Significant Control Regime	100
8.1.15	Subordination of Intercompany Loans	100
8.1.16	Certificate of Beneficial Ownership and Other Additional Information	100
8.1.17	Post-Closing Matters	100
8.2	Negative Covenants.	100
8.2.1	Indebtedness	100
8.2.2	Liens; Lien Covenants	102
8.2.3	Guaranties	103
8.2.4	Loans and Investments	103
8.2.5	Distributions	104
8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	106
8.2.7	Dispositions of Assets or Subsidiaries	108
8.2.8	Affiliate Transactions	109
8.2.9	Subsidiaries, Partnerships and Joint Ventures	110
8.2.10	Continuation of or Change in Business	110
8.2.11	Fiscal Year	111
8.2.12	Issuance of Stock	111
8.2.13	Changes in Organizational Documents	111
8.2.14	Minimum Interest Coverage Ratio	111
8.2.15	Maximum Leverage Ratio	111
8.2.16	Limitation on Negative Pledges	111
8.2.17	Limitation on Restrictions on Subsidiary Distributions	112
8.2.18	Anti-Corruption	112
8.3	Reporting Requirements	113
8.3.1	Quarterly Financial Statements	113
8.3.2	Annual Financial Statements	113
8.3.3	Certificate of the Borrowers	113
8.3.4	Notices.	113
8.3.5	Delivery of Certain Documents	114
SECTION 9. DEFAULT		115
9.1	Events of Default	115

(iv)

9.1.1	Payments Under Loan Documents	115
9.1.2	Breach of Warranty	115
9.1.3	Reserved	115
9.1.4	Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	115
9.1.5	Breach of Other Covenants	115
9.1.6	Defaults in Other Agreements or Indebtedness	115
9.1.7	Final Judgments or Orders	116
9.1.8	Loan Document Unenforceable	116
9.1.9	Uninsured Losses; Proceedings Against Assets	116
9.1.10	Events Relating to Pension Plans and Multiemployer Plans; Pensions Regulations	116
9.1.11	Change of Control	117
9.1.12	Relief Proceedings	117
9.1.13	Contingent Payments	117
9.2	Consequences of Event of Default	117
9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	117
9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	117
9.2.3	Set-off	117
9.2.4	Application of Proceeds	118
SECTION 10. THE ADMINISTRATIVE AGENT		119
10.1	Appointment and Authority	119
10.2	Rights as a Lender	119
10.3	Exculpatory Provisions	119
10.4	Reliance by Administrative Agent	120
10.5	Delegation of Duties	121
10.6	Resignation of Administrative Agent	121
10.7	Non-Reliance on Administrative Agent and Other Lenders	122
10.8	No Other Duties, etc.	122
10.9	Administrative Agent’s Fee	122
10.1	Authorization to Release Collateral and Guarantors	122
10.11	No Reliance on Administrative Agent’s Customer Identification Program	123
SECTION 11. MISCELLANEOUS		123
11.1	Modifications, Amendments or Waivers	123
11.1.1	Increase of Commitment	123
11.1.2	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	123
11.1.3	Release of Collateral or Guarantor	123
11.1.4	Miscellaneous	124
11.2	No Implied Waivers; Cumulative Remedies	124
11.3	Expenses; Indemnity; Damage Waiver	124
11.3.1	Costs and Expenses	124
11.3.2	Indemnification by the Borrowers	125
11.3.3	Reimbursement by Lenders	126
11.3.4	Waiver of Consequential Damages, Etc	126
11.3.5	Payments	126
11.4	Holidays	126
11.5	Notices; Effectiveness; Electronic Communication	127

(v)

11.5.1	Notices Generally	127
11.5.2	Electronic Communications	127
11.5.3	Change of Address, Etc.	127
11.6	Severability	128
11.7	Duration; Survival	128
11.8	Successors and Assigns	128
11.8.1	Successors and Assigns Generally	128
11.8.2	Assignments by Lenders	128
11.8.3	Register	130
11.8.4	Participations	130
1.1.2	Certain Pledges; Successors and Assigns Generally	131
11.9	Confidentiality	131
11.9.1	General	131
11.9.2	Sharing Information With Affiliates of the Lenders	132
11.1	Counterparts; Integration; Effectiveness	132
11.10.1	Counterparts; Integration; Effectiveness	132
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE;
	SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ADDITIONAL WAIVERS	133
11.11.1	Governing Law	133
11.11.2	SUBMISSION TO JURISDICTION	133
11.11.3	WAIVER OF VENUE	133
11.11.4	SERVICE OF PROCESS	134
11.11.5	WAIVER OF JURY TRIAL	134
11.12	USA Patriot Act Notice	134
11.13	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	135
11.14	Financial Assistance	135

(vi)

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(C)	-	TTI COST SAVINGS
SCHEDULE 1.1(D) SCHEDULE 1.1(E)	-	EXISTING LETTERS OF CREDIT EXISTING INTEREST RATE HEDGES
SCHEDULE 1.1(P)	-	EXISTING LIENS
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.1.17	-	POST-CLOSING MATTERS
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 8.2.4	-	EXISTING INVESTMENTS
SCHEDULE 8.2.10	-	TTI BUSINESSES

(vii)

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER
EXHIBIT 1.1 (CA-1)	-	SECURITY AGREEMENT
EXHIBIT 1.1 (CA-2)		PLEDGE AGREEMENT
EXHIBIT 1.1 (CA-3)	-	DEBENTURE
EXHIBIT 1.1 (CA-4)	-	MORTGAGE AND CHARGE OF SHARES
EXHIBIT 1.1 (CA-5)	-	PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

(viii)

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of November 30, 2018 and is made by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK, GP Strategies Limited and each other Borrower joined hereto from time to time, each a “Borrower” and collectively, the “Borrowers”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
The Borrowers have requested that the Lenders provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed the Dollar Equivalent (as hereinafter defined) of $200,000,000, subject to the potential increase of such amount on the terms and subject to the conditions set forth herein. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
SECTION 1.
CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Accession Agreement shall have the meaning set forth in Section 3.1(vii) [Amendment to Loan Documents - Incremental Facilities].
Acquisition shall mean the acquisition or purchase, whether through a single transaction or a series of related transactions, of (i) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For the sake of clarity, the formation of a Subsidiary in and of itself shall not be considered an “Acquisition” for purposes of this Agreement and the other Loan Documents.
Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
Affiliate, as to any Person, shall mean any other Person (i) which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” shall have the meaning correlative thereto.
Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery (including Executive Order No. 13224, the USA Patriot Act, the FCPA, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered or enforced by the United States Treasury Department Office of Foreign Asset Control, the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority), and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”
Applicable Margin shall mean, as applicable:
(i)    the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread” or
(ii)    the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”.
Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A), or such other form reasonably acceptable to the Administrative Agent.
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, any Vice President, director or Secretary of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the applicable Loan Party, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Loan Parties may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Available LC Foreign Currency shall mean the following lawful currencies: Euros, British Pounds Sterling, Danish Krone, Japanese Yen, Swedish Krona, Swiss Francs, Hong Kong Dollars, Canadian Dollars, and Singapore Dollars and any other currency approved by the Administrative Agent and all of the Issuing Lenders pursuant to Section 2.11.2(iii) [European Monetary Union; Requests for Additional Optional Currencies and Additional Available LC Foreign Currency]. Subject to Section 2.11.2 [European Monetary Union], each Available LC Foreign Currency must be the lawful currency of the specified country.
Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Options].
Beneficial Owner shall mean, for each Borrower, each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (ii) a single individual with significant responsibility to control, manage, or direct such Borrower.

Beneficial Ownership Regulation shall mean 31 C.F.R. § 1010.230.
Borrower and Borrowers shall have the meanings specified in the Preamble to this Agreement.
Borrower Joinder shall mean a joinder by a Person as a Borrower under the Loan Documents in substantially the form of Exhibit 1.1(B).
Borrowing Agent shall mean the Parent.
Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request by the applicable Borrower(s) and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.
Capital Expenditures shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person; provided that any such expenditure made with proceeds of insurance shall not constitute a “Capital Expenditure”.
Capital Lease shall mean, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
Capital Lease Obligations shall mean, at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.
Cash Collateralize shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances (a) pursuant to documentation reasonably satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders and the Issuing Lenders) or (b) with respect to Payment in Full, pursuant to documentation satisfactory to the respective Issuing Lender; provided, however, in each case and with respect to each Letter of Credit, each Issuing Lender agrees that the cash or deposit account balances required to be deposited as collateral for the Letter of Credit Obligations relating thereto shall not exceed 105% of the Dollar Equivalent amount available to be drawn under any such outstanding Letter of Credit. Such cash collateral shall be maintained in blocked, non-interest bearing deposit account(s) at the Administrative Agent unless, with respect to Payment in Full, otherwise agreed by the Issuing Lender with respect to any specific Letters of Credit.
Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].
CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
Certificate of Beneficial Ownership shall mean, for each Borrower, a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
CFC shall mean (i) any Subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Code in which a Loan Party or a Subsidiary of a Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code and (ii) any Subsidiary of the Parent that is a Foreign Subsidiary Holdco.
CFTC shall mean the Commodity Futures Trading Commission.
Change in Fair Value of Contingent Consideration shall mean the difference in value under GAAP of the fair value of Contingent Consideration at the completion date of an Acquisition and a future re-measurement date, to the extent such difference is recognized in the Parent’s consolidated financial statements for the relevant reporting period.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than thirty percent (30%) of the Equity Interests of the Parent, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (a)  approved by the board of directors of the Parent nor (b) appointed by directors so approved or (iii) the Parent shall cease to own or control, free and clear of all Liens (other than Liens under the Loan Documents), directly or indirectly, at least 90% of the outstanding voting Equity Interests of any Subsidiary on a fully diluted basis, other than, in the case of this clause (iii), (x) as permitted pursuant to Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 8.2.7 [Disposition of Assets or Subsidiaries] and (y) directors’ qualifying shares or other shares required by applicable Law to be owned by a Person other than the Parent and/or one or more of its Subsidiaries.
CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].
Class shall mean, when used in reference to any Loan or Tranche, whether such Loan, or the Loans comprising such Tranche, are Reference Revolving Credit Loans or Non-Extended Revolving Credit Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Extended Revolving Credit Commitment or Non-Extended Revolving Credit Commitment. For the avoidance of doubt, each Extended Revolving Credit Loan is of a different Class than the Revolving Credit Loan from which it was converted and each Extended Revolving Credit Commitment is of a different Class than the Revolving Credit Commitment from which it was converted.
Closing Date shall mean the Business Day on which this Agreement shall be effective, which date is November 30, 2018.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral shall mean the collateral under the Collateral Documents and in any event shall include any cash collateral referred to in the definition of Cash Collateralize. Notwithstanding anything to the contrary contained in the Loan Documents, the Collateral shall not include, and no Loan Party shall be deemed to have granted a Lien in the following (collectively the “Excluded Collateral”): (i) unless otherwise expressly granted pursuant to any Collateral Document, any real property owned by a Loan Party, (ii) (a) any rights or interests in any license, lease, contract or agreement to which a Loan Party is a party and all software or related goods or databases licensed or provided thereunder, to the extent, but only to the extent, that such a grant would, under the terms of such license, lease, contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9‑407 or 9-408 of the Uniform Commercial Code or other applicable Law), (b) any equipment or other assets subject to a Purchase Money Security Interest (including any Capital Lease) permitted hereunder to the extent, but only to the extent, that the agreements governing such Purchase Money Security Interest or Capital Lease prohibit the granting of a security interest to the Administrative Agent (other than to the extent that any such prohibition would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable Law), and (c) any rights or property, including, without limitation, any intent-to-use trademark applications (until such time as the Loan Party begins to use such trademark), to the extent that any valid and enforceable Law applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable Law), or in the case of a trademark application, would impair the validity or enforceability of any registration that issues from such intent-to-use Trademark application under applicable Law; provided, that, with respect to each of the foregoing clauses (a) through (c), immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all such rights and interests or equipment or other assets, as the case may be, as if such provision had never been in effect; and provided, further that, notwithstanding any such restriction in any of the foregoing clauses (i) through (ii), the Collateral shall, to the extent any such referenced restriction does not by its terms apply thereto, include all the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests; (iii) motor vehicles, boats and trailers; (iv) Excluded Equity, and (v) as to which the Administrative Agent, at the request of any Loan Party, determines in writing in its sole discretion that the costs of obtaining a Lien in any specifically identified assets (or to perfect the same) are excessive in relation to the benefit to the Administrative Agent and the Lenders of the security afforded thereby.
Collateral Documents shall mean (i) the Security Agreement, (ii) the Pledge Agreement, (iii) the Debenture, (iv) the Mortgage and Charge of Share, (v) the Patent, Trademark and Copyright Security Agreement, and (vi) any other Loan Document hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document.
Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Incremental Revolving Credit Commitment (if any) and Incremental Term Loan Commitment (if any) and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Incremental Revolving Credit Commitments, Incremental Term Loan Commitment and Swing Loan Commitment of all of the Lenders.
Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Computation Date shall have the meaning specified in Section 2.11.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding, Etc.].
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated EBITDA for any period of determination shall mean, on a consolidated basis, (i) net income, plus, to the extent deducting in determining such net income, and without duplication, the sum of (a) depreciation, (b) amortization, (c) other non-cash charges to net income (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (d) interest expense, (e) income tax expense, (f) documented reasonable third-party costs, including legal, accounting and financial expenses, incurred in connection with this Agreement or any Permitted Acquisition, (g) documented non-recurring restructuring and severance expenses incurred prior to the Closing Date, (h) documented non-recurring restructuring and severance expenses (but excluding any cost savings for severance associated with a Permitted Acquisition) incurred on or after the Closing Date in an aggregate amount not to exceed $2,000,000 from and after the Closing Date, (i) costs savings directly related to the TTI Acquisition in the amounts set forth on Schedule 1.1(C) hereto, (j) costs savings directly related to any Permitted Acquisition (other than the TTI Acquisition), to be realized within twelve (12) months after the date of consummation of such Permitted Acquisition, that are documented by a third party quality of earnings report or set forth on a detailed schedule prepared by the Borrowing Agent and approved by the Administrative Agent in its reasonable discretion, provided the aggregate amount added back under this clause (j) in any period shall not exceed ten percent (10%) of Consolidated EBITDA for such period calculated prior to adding back such amounts, (k) to the extent included as a deduction in calculating net income for such period, the amount of any Change in Fair Value of Contingent Consideration, and (l) costs, fees, expenses and charges relating to the credit facility or facilities under this Agreement and any amendments, restatements, waivers, supplements or other modifications to any of the Loan Documents from time to time, minus (ii) to the extent included in determining such net income, the sum of, without duplication, (A) non-cash credits to net income (excluding non-cash credits that represent an accrual or reserve for a future or potential future cash payment) and (B) to the extent included as a gain or other increase in calculating net income for such period, the amount of any Change in Fair Value of Contingent Consideration, in each case of the Parent and its Subsidiaries for such period determined and consolidated in accordance with GAAP.
For purposes of calculating the Leverage Ratio only (but not for any other purpose, including not for calculating the Interest Coverage Ratio), if during any period the Parent or any Subsidiary thereof shall have made any Acquisition or Disposition, such transaction shall be deemed to have occurred on and as of the first day of such period, and the following pro forma adjustments shall be made to Consolidated EBITDA (a) all income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Disposition shall be excluded from the results of the Parent and its

Subsidiaries for such period and (b) all income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Parent and its Subsidiaries for such period, so long as in the case of this clause (b) (x) if the Consolidated EBITDA attributable to the property, line of business or the Person subject to such Acquisition during the period of determination is seven percent (7%) or more of Consolidated EBITDA prior to including such income statement items, the Administrative Agent (and the Administrative Agent shall promptly distribute to the Lenders) shall have received for the prior three (3)-year period audited financial statements prepared on a GAAP or IFRS basis (provided that certain aspects of such financial statements do not need to be prepared on a GAAP or IFRS basis if the Administrative Agent, acting in its reasonable discretion, approves such non-GAAP or IFRS aspects) or an independent third-party due diligence report for such Person from a nationally recognized accounting firm or other recognized firm reasonably acceptable to the Administrative Agent, (y) the Person who is being acquired or who will own the assets being acquired is (or shall, within the time periods specified in this Agreement, become) a Loan Party to the extent required by this Agreement, and (z) the Borrowers have otherwise complied (or shall comply within the time periods specified in this Agreement) with Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures]; provided, that, for purposes of clause (b) immediately above, if such audited financial statements or third-party due diligence report are required and have not been provided to the Administrative Agent (and distributed to the Lenders), the historical Consolidated EBITDA of such Person or attributable to such assets shall not be included in the calculation of Consolidated EBITDA unless consented to in writing by the Administrative Agent in its sole discretion.
Consolidated Interest Expense shall mean, for any period, the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of obligations under Capital Leases) of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Parent or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Parent or any Subsidiary with respect to any Interest Rate Hedge.
Consolidated Total Funded Debt shall mean, as of any date, consolidated Indebtedness of the Parent and its Subsidiaries on such date, other than (i) obligations that constitute Indebtedness solely by reason of clause (iv) of the definition of “Indebtedness”, (ii) trade payables and accrued expenses constituting Indebtedness solely under clause (v) of the definition of “Indebtedness” and (iii) Indebtedness consisting of reasonable and customary obligations in respect of purchase price holdbacks and post-closing purchase price and other monetary adjustments incurred in connection with any Permitted Acquisition, provided that this clause (iii) shall not exclude from Consolidated Total Funded Debt (a) Contingent Consideration to the extent such Contingent Consideration is required to be included as a liability on the balance sheet of the Parent and its Subsidiaries in accordance with GAAP and (b) seller notes.

Contingent Consideration shall mean the value of any amount(s) paid or payable, as the case may be, by a Loan Party or Subsidiary thereof in connection with an Acquisition that is subject to the future financial performance of an acquired business (e.g., earnout), achievement of an uncertain future milestone or the occurrence or nonoccurrence of an uncertain future event.
Covered Entity shall mean (i) the Parent, each of the Parent’s Subsidiaries, all Guarantors and all pledgors of Collateral, (ii) any of their directors, officers, employees, agents or affiliates, and (iii) each Person that, directly or indirectly, is in control of, or is owned or controlled by, a Person described in clause (i) above (subject to the last sentence of this definition and including the Persons under clause (ii) of this definition, each a “Covered Person”). For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise. Notwithstanding the foregoing, at any time the Equity Interests of Parent are traded on a public stock exchange, the definition of Covered Entity shall not include any shareholder of the Parent unless such shareholder is considered to have control of such Person pursuant to clause (y) of the definition of control in Covered Entity.
Covered Person shall have the meaning specified in the definition of “Covered Entity”.
Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted for any additional costs pursuant to Section 5.8.5(ii) [Additional Reserve Requirements]. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.
Debenture shall mean a Debenture between or among one or more of the Loan Parties formed under the laws of England and Wales and the Administrative Agent, substantially in the form of Exhibit 1.1(CA-3) or such other form as shall be reasonably agreed by the Administrative Agent and the Borrowing Agent.
Defaulting Lender shall mean any Lender that (i) has failed, within two Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans, (b) fund any portion of its participations in Letters of Credit or Swing Loans or (c) pay over to the Administrative Agent, any Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified a Loan Party or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within two Business Days after request by the Administrative Agent or the Borrowing Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s or the Borrowing Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrowing Agent, as the case may be, (iv) has become the subject of a Bankruptcy Event, (v) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (vi) has become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action.
As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
Designated Accounts shall mean (i) so long as no Event of Default or Potential Default exists, deposit accounts and securities accounts held by a Loan Party with any Lender, and (ii) other deposit accounts and securities accounts with amounts on deposit, or holding securities or other assets, with a value not to exceed the Dollar Equivalent of $5,000,000 in the aggregate.
Disqualified Equity Interests shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition or pursuant to any agreement, (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity

Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full), (iii) provides for the scheduled payments of dividends in cash or (iv) is or may be convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest scheduled maturity date of the Loans and Commitments; provided that Equity Interests issued pursuant to a plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
Disposition or Dispose shall mean the sale, transfer, license, lease or other disposition outside of the ordinary course of business of any property by any Loan Party or Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
Distribution shall mean, with respect to any Person, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of such Person’s Equity Interests or on account of the purchase, redemption, retirement or acquisition of such Person’s Equity Interests (including warrants, options or rights therefor)
Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.
Domestic Borrower shall mean individually, and Domestic Borrowers collectively, the Parent and any Domestic Subsidiary that joins this Agreement after the Closing Date as a Borrower and, for the sake of clarity, shall not include any Foreign Subsidiary.
Domestic Loan Parties or Domestic Loan Party shall mean the Domestic Borrower(s) and any Guarantor that is a Domestic Subsidiary.
Domestic Subsidiary shall mean any Subsidiary of the Parent incorporated or organized under the Laws of the United States of America, any State thereof or the District of Columbia.
Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
EEA Financial Institution shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
Eligible Assignee shall mean any Person eligible to become an assignee of a Lender under 11.8.2. [Assignment by Lenders]
Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
Environment shall mean ambient, air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.
Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the Environment; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (v) the presence of contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of environmentally sensitive areas.
Equity Interests shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

Equivalent Amount shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent’s rate (based on the market rates then prevailing and available to the Administrative Agent) for such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.
Equivalent Currency shall have the meaning specified in the definition of “Equivalent Amount”.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Event shall mean with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; a withdrawal by the Parent or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; a complete or partial withdrawal by the Parent or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan;  an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any member of the ERISA Group.
ERISA Group shall mean, at any time, the Parent and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Parent, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Euro shall refer to the lawful currency of the Participating Member States.

Euro-Rate shall mean the following:
(i)    with respect to the U.S. Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum (with .005% being rounded up), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.
(ii)    with respect to Optional Currency Loans in Euros or British Pounds Sterling comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% (with .005% being rounded up) per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in Euros or British Pounds Sterling for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.
(iii)    The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested. With respect to any Loans available at a Euro-Rate, if at any time, for any reason, the source(s) for the Euro-Rate described above for the applicable currency or currencies is no longer available, then the Administrative Agent may determine a comparable replacement rate at such time (which determination shall be conclusive absent manifest error).
(iv)    The Administrative Agent shall give prompt notice to the Borrowing Agent of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
(v)    Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Euro-Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit Euro-Rate Option].
Euro-Rate Termination Date shall have the meaning set forth in Section 4.6 [Successor Euro-Rate Index].
Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
Excluded Collateral shall have the meaning set forth in the definition of “Collateral” herein.
Excluded Deposit Accounts shall mean, collectively, (i) deposit accounts established and used solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees, (ii) deposit accounts established as trust, escrow or fiduciary accounts, (iii) deposit accounts that are zero balance accounts and (iv) each Designated Account constituting a deposit account.
Excluded Equity shall mean, solely with respect to Collateral for the Obligations of the Domestic Loan Parties, any of the following: (i) with respect to any direct Subsidiary (of any Domestic Loan Party) that is a CFC, any voting Equity Interest that possesses voting power in excess of 65% (but only to the extent of such excess) of the total combined voting power of all classes of outstanding voting Equity Interest of such Subsidiary; and (ii) with respect to any direct Subsidiary (of any Domestic Loan Party) that is not a corporation for United States federal income tax purposes, the outstanding voting Equity Interests of any direct Subsidiary of a Domestic Loan Party to the extent a pledge of such direct Subsidiary’s voting Equity Interests would result, for purposes of Section 956(d) of the Code, in a pledge in excess of 65% of the total combined voting power of all classes of outstanding voting Equity Interest of a Subsidiary that is a CFC.
Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
Excluded Perfection Action shall have the meaning given such term in Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries].
Excluded Securities Accounts shall mean, collectively, each Designated Account constituting a securities account.
Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], (iv) any U.S. federal withholding Taxes imposed under FATCA, (v) any Tax imposed by the United Kingdom if, on the date on which the payment falls due, the payment could have been made to the relevant Lender without any deduction or withholding for or on account of any Taxes imposed by the United Kingdom if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any Laws (including any Treaty) or any published practice or published concession of any relevant Official Body, (vi) any United Kingdom withholding Taxes imposed on a payment to a Lender where the Lender is a Qualifying Lender solely by virtue of paragraph (ii) of the definition of “Qualifying Lender” and (x) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and the Lender has received from the Borrower making the payment a certified copy of that Direction and (y) the payment could have been made to the Lender without any withholding Tax if that Direction had not been made, (vii) any United Kingdom withholding Taxes imposed on a payment to a Lender where the Lender is a Qualifying Lender solely by virtue of paragraph (ii)

of the definition of “Qualifying Lender” and (x) the Lender has not given a Tax Confirmation to the Parent; and (y) the payment could have been made to the Lender without any withholding Tax if the Lender had given a Tax Confirmation to the Parent or the applicable Borrower, on the basis that the Tax Confirmation would have enabled the applicable Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the Income Tax Act 2007, and (viii) any United Kingdom withholding Taxes imposed on a payment to a Lender where the Lender is a Treaty Lender and the applicable Borrower making the payment is able to demonstrate that the payment could have been made to the Treaty Lender without a deduction or withholding for or on account of Tax imposed by the United Kingdom had the Treaty Lender complied with its obligations in Section 5.9.9 [Treaty Lenders] and Section 5.9.10 [Provision of Information].
Existing Letters of Credit shall mean the letters of credit listed on Schedule 1.1(D) attached hereto.
Extended Loans/Commitments shall mean extended Revolving Credit Loan and/or Extended Revolving Credit Commitments.
Extended Revolving Credit Loans shall have the meaning assigned to such term in Section 2.15(i).
Extended Revolving Credit Commitments shall have the meaning assigned to such term in Section 2.15(i).
Extending Lender shall have the meaning assigned to such term in Section 2.15(ii).
Extension Agreement shall have the meaning assigned to such term in Section 2.15(iii).
Extension Election shall have the meaning assigned to such term in Section 2.15(ii).
Extension Request shall have the meaning assigned to such term in Section 2.15(i).
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies entered into in connection with the implementation of the foregoing.
FCPA shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, with .005% being rounded up) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Foreign shall mean, with respect to a Loan Party or a Subsidiary, one which is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
Foreign Borrower shall mean individually, and Foreign Borrowers collectively, General Physics UK, GP Holdings UK, GP Strategies Limited, GP Strategies Training UK, and any other Foreign Subsidiary that is hereafter joined hereto as a Borrower.
Foreign Borrower Sublimit shall mean the Dollar Equivalent of $20,000,000.
Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.
Foreign Lender shall mean (i) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
Foreign Subsidiary shall mean any Subsidiary of the Parent that is not a Domestic Subsidiary and any Domestic Subsidiary that is a Subsidiary of a Subsidiary referred to in clause (i) immediately above.
Foreign Subsidiary HoldCo shall mean any Domestic Subsidiary of the Borrower formed or acquired before, on or after the Closing Date, that has no material assets other than Equity Interests of Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.
Government Contract shall mean, with respect to the Parent and its Subsidiaries, any contract with the United States or any department, agency or instrumentality thereof or any one or more of the states of the United States or any department, agency, or instrumentality thereof to which the Parent or a Subsidiary thereof is a party.
Group shall mean, at any time, the Parent and its Subsidiaries at such time.
Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement and the other applicable Loan Documents as a Guarantor after the Closing Date.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.
Hedge Liabilities shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
ICC shall have the meaning specified in Section 11.11.1 [Governing Law].
IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Increase Effective Date shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Commitments shall mean, collectively, the Incremental Term Commitments and the Incremental Revolving Credit Commitments.

Incremental Facility Amendment shall have the meaning set forth in Section 3.1(vii) [Amendment to Loan Documents - Incremental Facilities].
Incremental Lenders shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Loan shall mean any Incremental Term Loan and any Incremental Revolving Credit Loan.
Incremental Revolving Credit Commitment shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Revolving Credit Loan shall mean any Revolving Credit Loan made pursuant to an Incremental Revolving Credit Commitment.
Incremental Term Commitment shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Term Loan shall mean any term loan made pursuant to an Incremental Term Commitment.
Indebtedness shall mean, as to any Person at a particular time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but excluding (1) Qualified Equity Interests and (2) accounts payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due or which are disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP), including Capital Lease Obligations and Synthetic Lease Obligations, (vi) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (vii) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) any Guaranty of Indebtedness for borrowed money and (ix) all obligations to make or pay Contingent Consideration to the extent such obligation is required to be included as a liability on the balance sheet of such Person in accordance with GAAP.
Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].
Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non‑confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
Insolvency Proceeding shall mean, with respect to any Person, a case, action or proceeding with respect to such Person before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
Intellectual Property shall mean any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
Intercompany Subordination Agreement shall mean the Intercompany Subordination Agreement dated as of the Closing Date among the Loan Parties in substantially the form of Exhibit 1.1(I).
Interest Coverage Ratio shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense (a) for the four fiscal quarters then ending if such date is a fiscal quarter end or (b) for the four fiscal quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.
Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrowers are renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) the only Interest Period available for Optional Currency Loans shall be one Month, (B) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (C) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Revolving Credit Expiration Date.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.
Interest Rate Option shall mean the Base Rate Option or the Euro-Rate Option.
IRS shall mean the United States Internal Revenue Service.
ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].
Issuing Lender shall mean (i) solely with respect to the Existing Letters of Credit, the issuers thereof as set forth on Schedule 1.1(D), and (ii) PNC, in its individual capacity as an issuer of Letters of Credit hereunder, any successor issuer pursuant to Section 10.6 [Resignation of Administrative Agent] and any other Lender that has agreed with the Parent and the Administrative Agent to be an Issuing Lender. No Lender shall be obligated to be an Issuing Lender or to issue a Letter of Credit (other than, on the terms hereof, PNC and, with respect to the Existing Letters of Credit, the issuer thereof) unless otherwise agreed to by such Lender in its sole discretion. No Issuing Lender set forth in clause (i) above shall have any obligation or commitment to reissue, renew, extend or amend any Existing Letter of Credit issued thereby.
Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.
Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and for which such Lender (if it is other than PNC) confirms to the Administrative Agent in writing prior to the execution thereof that it: is documented in a standard International Swaps and Derivatives

Association Master Agreement or another reasonable and customary manner, provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be reasonably acceptable to the Administrative Agent in its sole discretion). The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and, subject to the limitations in the definition of “Obligations”, of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
Lender Provided Interest Rate Hedge shall mean (i) the Interest Rate Hedges listed on Schedule 1.1(E) and (ii) an Interest Rate Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and with respect to which such Lender (if it is other than PNC) confirms to the Administrative Agent in writing prior to the execution thereof that it: is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be reasonably acceptable to the Administrative Agent in its sole discretion). The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and, subject to the limitations in the definition of “Obligations”, of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder and any other Person that shall become a party hereto pursuant to an Incremental Facility Amendment, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
Leverage Ratio shall mean, as of any date of determination, the ratio of Consolidated Total Funded Debt of the Parent and its Subsidiaries on such date to Consolidated EBITDA for the four fiscal quarters then ending if such date is a fiscal quarter end or for the four fiscal quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.
Liquidity shall mean, at any time of determination, the sum of (i) the Revolving Credit Borrowing Availability at such time, provided that the conditions set forth in clauses (i) and (ii) of Section 7.2 [Each Loan or Letter of Credit] shall be satisfied at such time, and (ii) the aggregate amount of unrestricted cash and cash equivalents owned by the Loan Parties and not controlled by or subject to any Lien in favor of any creditor (other than Liens created under the Loan Documents and Liens constituting Permitted Liens of the type referred to in clause (xi) of the definition of such term).
Loan Documents shall mean this Agreement, the Borrower Joinders (if any), the Administrative Agent’s Letter, the Security Agreement, the Pledge Agreement, the Debenture, the Mortgage and Charge of Shares, the Patent, Trademark and Copyright Security Agreement, the Guaranty Agreement, the Intercompany Subordination Agreement, the Guarantor Joinders (if any), the Notes and the Perfection Certificate(s) and any amendments, consents, instruments, certificates or documents delivered in connection herewith or therewith (including any other Collateral Documents).

Loan Parties shall mean the Borrowers and the Guarantors.
Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans (including all Incremental Revolving Credit Loans), Swing Loans or Incremental Term Loans or any Revolving Credit Loan (including any Incremental Revolving Credit Loan), Swing Loan or Incremental Term Loan.
Material Adverse Change shall mean any set of circumstances or events which (1) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (1) is material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (1) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (1) impairs materially he ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
Material Government Contract shall mean each Government Contract to which the Parent or any Subsidiary thereof is a party under which the aggregate accounts or other receivables thereunder exceed $1,500,000.
Material Subsidiary shall mean (i) a Subsidiary of the Parent that has total assets (excluding goodwill and intercompany receivables) in excess of 5% of the consolidated total assets of the Parent and its Subsidiaries (excluding goodwill and intercompany receivables) or total revenues (excluding intercompany revenue) in excess of 5% of the consolidated total revenues of the Parent and its Subsidiaries (excluding intercompany revenue) (in each case based upon and as of the date of delivery of the most recent consolidated financial statements of the Parent furnished pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] or Section 6.1.6(i) [Historical Statements], as applicable); or (ii) any Subsidiary that owns, directly or indirectly, Equity Interests in any other Material Subsidiary; provided that if the consolidated total assets (excluding goodwill and intercompany receivables) or consolidated total revenues (excluding intercompany revenue) of all Subsidiaries that under clauses (i) and (ii) above would not constitute Material Subsidiaries would, but for this proviso, exceed 10% of the consolidated total assets of the Parent and its Subsidiaries (excluding goodwill and intercompany receivables) or 10% of the consolidated total revenues of the Parent and its Subsidiaries (excluding intercompany revenue), then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their total assets (excluding goodwill and intercompany receivables) or revenues (excluding intercompany revenue), as the case may be, until such excess shall have been eliminated.
Month, with respect to an Interest Period shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Moody’s shall mean Moody’s Investor Services, Inc. and its successors.
Mortgage and Charge of Shares shall mean a Mortgage and Charge of Shares between or among Parent and the Administrative Agent substantially in the form of Exhibit 1.1(CA-4) or such other form as shall be reasonably agreed by the Administrative Agent and such Loan Party(ies).
Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.
Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].
Non-Extended Revolving Credit Commitments shall have the meaning specified in subsection 2.15(i).
Non-Extended Revolving Credit Loans shall have the meaning specified in Section 2.15(i).
Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, and (iv) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, (a) the Obligations shall not include any Excluded Hedge Liabilities, (b) the “Obligations” of each Foreign Borrower (other than General Physics UK and GP Holdings UK) shall exclude all “Obligations” of any Loan Party other than such Foreign Borrower, and (c) the “Obligations” of General Physics UK and GP Holdings UK shall exclude all “Obligations” of any Loan Party other than such Foreign Borrower and any other Foreign Borrower.

Official Body shall mean the government of the United States of America, the United Kingdom or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Optional Currency shall mean the following lawful currencies: Euros and British Pounds Sterling and any other currency approved by the Administrative Agent and all of the Lenders pursuant to Section 2.11.2(iii) [European Monetary Union; Requests for Additional Optional Currencies and Additional Available LC Foreign Currencies]. Subject to Section 2.11.2 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.
Optional Currency Loans shall mean Revolving Credit Loans made in an Optional Currency.
Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].
Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].
Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].
Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: credit cards, credit card processing services, debit cards, purchase cards, ACH transactions, (vi) overdraft, or (vii) cash management, including controlled disbursement, accounts or services.
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).
Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency or Letters of Credit in an Available LC Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market. If the Overnight Rate determined as above would be less than zero, then such rate shall be deemed to be zero.
Participant has the meaning specified in Section 11.8.4 [Participations].
Participant Register shall have the meaning specified in Section 11.8.4 [Participations].
Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark, and Copyright Security Agreement among the Parent, the other Loan Parties party thereto, and the Administrative Agent, substantially in the form of Exhibit 1.1(CA-5) or such other form as shall be agreed by the Administrative Agent and such Loan Party(ies).
Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Revolving Credit Expiration Date or upon acceleration of the Notes.

Payment In Full and Paid in Full shall mean the payment in full in cash of the Loans and other Obligations hereunder (except contingent indemnification obligations for which no claim has been made), termination of the Commitments and expiration or termination of all Letters of Credit (or, with respect to any undrawn Letters of Credit, the full Cash Collateralization thereof or the supporting thereof by another letter of credit from an issuing bank on terms reasonably satisfactory to the applicable Issuing Lender and the Administrative Agent).
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
Perfection Certificate shall mean the Perfection Certificate in a form approved by the Administrative Agent executed by the Loan Parties on the Closing Date and any other Perfection Certificate executed by any other Person who becomes a Loan Party after the Closing Date.
Permitted Acquisition shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].
Permitted Investments shall mean:
(i)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;
(iii)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or P-1 or the equivalent by Moody’s on the date of acquisition;
(iv)    money market or mutual funds rated at least A by Standard & Poor’s or at least A by Moody’s;

(v)    investments made under the Cash Management Agreements or under cash management agreements with any other Lenders;
(vi)    investments in the form of municipal bonds consistent with past practice; and
(vii)    in the case of a Foreign Subsidiary, investments of a kind or type similar to the investments described above (replacing, where applicable, United States of America or any agency or instrumentality thereof with the corresponding governmental authorities of any foreign jurisdiction and using comparable ratings, if any, customary in the relevant jurisdiction) in any country other than the United States of America where such Foreign Subsidiary is organized or maintains a business location.
Permitted Liens shall mean:
(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable; Liens of customs brokers, freight forwarders and common carriers incurred in the ordinary course of business that are not yet due and payable and which attach solely to the property in their possession; and Liens of landlords in the ordinary course of business securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, utilities, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)    Encumbrances consisting of zoning restrictions, easements, environmental use restrictions or other restrictions on the use of real property, minor defects or irregularities in title and other similar Liens, none of which materially impairs the use of such property for the purpose of which the Loan Parties or their Subsidiaries are using such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)    Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Services Obligations);

(vii)    Any Lien existing on the Closing Date and described on Schedule 1.1(P) and extensions, renewals or replacements thereof, provided that the principal amount secured thereby is not hereafter increased (other than by the amount of any original issue discount, any premiums and unpaid interest with respect to the Indebtedness being extended, renewed, refinanced or replaced and reasonable fees and expenses relating to such extension, renewal or replacement financing) and no additional assets become subject to such Lien;
(viii)    Purchase Money Security Interests (including Capital Leases); provided that (A) such Liens secure only Indebtedness permitted by clause (iii) of Section 8.2.1 [Indebtedness], and (B) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such Capital Lease;
(ix)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral in any material respect or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(I)    Claims or Liens for Taxes due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(II)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property (other than the Collateral), including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(III)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(IV)    Liens resulting from final judgments or orders in such amounts as would not constitute an Event of Default under Section 9.1.7 [Final Judgments or Orders];
(x)    Any interest or title of a lessor or sublessor under, and Liens arising from, precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s or sublessor’s interest under operating leases;
(xi)    Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits, and Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or similar provisions under foreign law) on items in the course of collection;

(xii)    Liens securing Indebtedness permitted under clause (x) of Section 8.2.1 [Indebtedness], which Liens attach solely to the insurance policies financed in connection with such Indebtedness and the proceeds thereof;
(xiii)    Liens solely on cash earnest money deposits made by the Parent or any Subsidiary in connection with any letter of intent or purchase agreement relating to an Investment permitted under Section 8.2.4 [Loans and Investments];
(xiv)    Liens on deposits and cash equivalents held in escrow to secure contractual payments (continent or otherwise) payable by the Parent or any Subsidiary to a seller after the consummation of a Permitted Acquisition;
(xv)     Any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business; and
(xvi)     Other Liens securing obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.
Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Pledge Agreement shall mean the Pledge Agreement among the Domestic Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit 1.1 (CA-2) or such other form as shall be reasonably agreed by the Administrative Agent and such Loan Party(ies).
PNC shall mean PNC Bank, National Association, its successors and assigns.
Post-Increase Revolving Credit Lenders shall have the meaning set forth in Section 3.1(iv) [Adjustment of Revolving Credit Loans].
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Pre-Increase Revolving Credit Lenders shall have the meaning set forth in Section 3.1(iv) [Adjustment of Revolving Credit Loans].
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean (i) with respect to each Loan Party formed under the Laws of England and Wales, a valid and enforceable first fixed and/or floating charge (as applicable) and (ii) with respect to each other Loan Party (including with respect to each Loan Party formed under the Laws of the United States or any state or territory thereof), a valid and enforceable perfected first-priority security interest, in each case under applicable Law (including with respect to clause (ii), the Uniform Commercial Code), in the Collateral which is subject only to Permitted Liens (other than liens described in clause (xvi) of the definition of “Permitted Liens”).
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
Purchase Money Security Interest shall mean Liens upon tangible personal property (including the proceeds thereof) securing loans to the Loan Parties or their Subsidiaries or deferred payments (including, without limitation, Capital Leases) by the Loan Parties or their Subsidiaries for the purchase or capital lease of such tangible personal property; provided that such security interest does not encumber any asset except the assets purchased (and the proceeds thereof); provided further that such security interest does not secure obligations in excess of such purchase price or deferred payments.
Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (i) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (ii) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
Qualified Equity Interests shall mean any Equity Interests that are not Disqualified Equity Interests.
Qualifying Lender shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a Lender (a) which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the Corporation Tax Act 2009 or (b) in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (x) a company so resident in the United Kingdom; or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or (iii) a Treaty Lender.
Ratable Share shall mean the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments; provided in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.
Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Lender, as applicable.
Reference Currency shall have the meaning specified in the definition of “Equivalent Amount.”
Reference Revolving Credit Loans shall have the meaning assigned to such term in Section 2.15(i); and Reference Revolving Credit Loan means any one of such Loans.
Reference Revolving Credit Commitments shall have meaning assigned to such term in Section 2.15(i).
Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Relevant Interbank Market shall mean in relation to Euro and British Pounds Sterling, the London interbank market, and in relation to any other currencies, the applicable offshore interbank market. Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Optional Currencies or Available LC Foreign Currencies, as the case may be, in accordance with the terms hereof.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Material Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Material Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs (other than as expressly permitted under Section 8.2.6(i) [Liquidations, Mergers, Consolidations, Acquisitions]), or an assignment for the benefit of its creditors, including, in each case, any analogous proceeding or action commenced in a jurisdiction outside of the U.S.
Reportable Compliance Event shall mean that (i) any Covered Entity becomes a Sanctioned Person or (ii) any Covered Entity (other than a Covered Person) or, to the knowledge of the Parent or any other Loan Party, any Covered Person is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law.
Required Lenders shall mean
(i)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(ii)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender); provided that Lenders that are Affiliates of one another shall be considered as one Lender for purposes of this definition only.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
Responsible Officer shall mean the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Parent.
Revolving Credit Borrowing Availability shall mean, at any time, the lesser of the Unused Revolving Credit Commitments at such time, and the maximum amount of Revolving Credit Loans which, if borrowed on the last day of the immediately preceding fiscal quarter for the Loan Parties for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] would not have caused a violation of the Leverage Ratio under Section 8.2.15 [Maximum Leverage Ratio] as of the end of such fiscal quarter.
Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified as provided herein, including as such Commitment may be reduced as provided in Section 2.10 [Reduction of Revolving Credit Commitments] or increased as provided in Section 3.1 [Incremental Commitments], and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
Revolving Credit Expiration Date shall mean, with respect to the Revolving Credit Commitments, November 29, 2023.
Revolving Credit Exposure shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.
Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan (including Incremental Revolving Credit Loans) made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments], Section 2.9.3 [Disbursements, Reimbursement] or 3.1 [Incremental Commitments].
Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of the outstanding principal amount of the Revolving Credit Loans, the outstanding principal amount of the Swing Loans, and the Letter of Credit Obligations.
Sanctioned Country shall mean a country or territory subject to a sanctions program maintained under any Anti-Terrorism Law, including, without limitation, any country or territory that is the subject of economic or financial sanctions imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, including, without limitation, any Person listed on any sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.
Section 2.15 Additional Agreement has the meaning assigned to such term in Section 2.15(iii).
Security Agreement shall mean the Security Agreement, among the Domestic Loan Parties and the Administrative Agent, substantially in the form of Exhibit 1.1 (CA-1) or such other form as shall be agreed by the Administrative Agent and such Loan Party(ies).

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].
Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Specified Commitment Reduction has the meaning assigned to such term in Section 2.15(iv).
Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.
Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
Step-Up Acquisition shall mean any Acquisition, or a series of related Acquisitions; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout, Contingent Consideration or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration) exceeds the Dollar Equivalent of $30,000,000.
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. Unless the context otherwise requires, any reference to Subsidiary in this Agreement or any of the Loan Documents shall mean a Subsidiary of the Parent.
Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (i) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (ii) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.
Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Domestic Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $20,000,000.
Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.
Swing Loan Note shall mean the Swing Loan Note of the Domestic Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Domestic Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
Synthetic Lease shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
Synthetic Lease Obligations shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
Tax Confirmation shall mean a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership each member of which is (a) a company so resident in the United Kingdom or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company.
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
Tranche shall mean specified portions of Loans outstanding as follows: (i) any Revolving Credit Loans to which a Euro-Rate applies which become subject to the same Euro-Rate under the same Loan Request and which have the same Interest Period and the same Borrower(s), which are denominated either in Dollars or in the same Optional Currency shall constitute one Tranche, and (ii) all Revolving Credit Loans to the same Borrower(s) to which the Base Rate applies shall constitute one Tranche.
Treaty shall have the meaning specified in the definition of the term “Treaty State.”
Treaty Lender shall mean a Lender which (i) is treated as a resident of a Treaty State for the purposes of a Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any Loan is effectively connected and (iii) is entitled, under the terms of the Treaty, to claim full exemption from withholding tax imposed by the United Kingdom on interest paid to it pursuant to the relevant Loan.
Treaty State shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
TTI Acquisition shall mean the acquisition by the Parent of all of the outstanding shares of TTi Global, Inc., a Michigan corporation (“TTi Global”), in accordance with the TTI Acquisition Agreement, which includes the acquisition by the Parent, directly or indirectly, of the shares owned or controlled by TTi Global and Lori Blaker of TTi Global’s subsidiaries and affiliates.
TTI Acquisition Agreement shall that certain Share Purchase Agreement, expected to be signed on or about November 30, 2018, to effect the TTI Acquisition, among the Parent, TTi Global, The Lori A. Blaker Trust Dated October 4, 2000, as amended, the sole shareholder of TTi Global, and Lori A. Blaker, as trustee of TTi Global, and as a shareholder of TTi Global’s subsidiaries and affiliates.

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].
UK Loan Party shall mean a Loan Party that is a UK Subsidiary.
UK Subsidiary shall mean any Subsidiary of the Parent incorporated or organized under the Laws of England and Wales or any subset thereof.
United Kingdom and U.K. means the United Kingdom of Great Britain and Northern Ireland.
United States and U.S. means the United States of America.
Unused Revolving Credit Commitment shall mean, at any time, an amount equal to the excess, if any, of the Revolving Credit Commitments of all of the Lenders at such time over the Revolving Facility Usage at such time.
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].
VAT shall mean (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) above, or imposed elsewhere.
Wholly-Owned shall mean, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Parent and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable Law to be owned by a Person other than the Parent and/or one or more of its Wholly-Owned Subsidiaries).
Withholding Agent shall mean any Loan Party and the Administrative Agent.
Write-Down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan

Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated (but, if applicable, only if such amendment, modification, replacement, substitution, etc. is permitted hereunder); (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. Notwithstanding the foregoing, if the Borrowers notify the Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrowing Agent in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary herein, the accounting for operating leases and capital leases under GAAP in effect as of the date hereof (including Accounting Standard Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definitions of “Capital Leases”, “Capital Lease Obligations”, “Indebtedness” and determining compliance with the applicable financial covenants.
1.4    Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies, Available LC Foreign Currencies and other currencies shall be converted to Dollars in accordance with GAAP.
1.5    Divisions . For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2.
REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1    Revolving Credit Commitments.
2.1.1    Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies (as described below) to the Borrowers at any time or from time to time on or after the date hereof to the Revolving Credit Expiration Date; provided that (i) after giving effect to each such Loan, the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender (whether to the Domestic Borrowers, the Foreign Borrowers or otherwise) shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) after giving effect to each such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, (iv) Revolving Credit Loans to the Domestic Borrowers shall only be made in Dollars, (v) Revolving Credit Loans to any Foreign Borrower shall be made in an Optional Currency or in Dollars, and (vi) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans and Letter of Credit Obligations of the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.
2.1.2    Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC shall make swing loans in Dollars (the “Swing Loans”) to the Domestic Borrowers at any time or from time to time after the date hereof to, but not including, the Revolving Credit Expiration Date, in an aggregate principal amount up to but not in excess of $20,000,000 provided that after giving effect to such Loan (i) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders and (ii) the aggregate Dollar Equivalent amount of Revolving Credit Loans made by a Lender together with such Lender’s Ratable Share of the sum of the Letter of Credit Obligations and the aggregate principal amount of the Swing Loans then outstanding shall not exceed such Lender’s Revolving Credit Commitment. Within such limits of time and amount and subject to the other provisions of this Agreement, the Domestic Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
2.1.3    Nature of Obligations. The obligations of the Borrowers hereunder are and shall be joint and several, provided, however, that, notwithstanding anything herein or any other Loan Document contained to the contrary, (i) the aggregate liability under this Agreement and any other Loan Document of each Foreign Borrower (other than General Physics UK and GP Holdings UK) shall be limited at all times to the aggregate outstanding balance of all Revolving Credit Loans made to and all Letters of Credit issued for the account of such Foreign Borrower hereunder and all interest, fees, indemnities and expenses associated therewith and the present and future assets of such Foreign Borrower (other than General Physics UK and GP Holdings UK) shall not be subject to any Lien to secure any Obligations to the extent that such Obligations do not constitute Obligations of such Foreign Borrower, and (ii) the aggregate liability under this Agreement and the other Loan Documents of General Physics UK and GP Holdings UK shall be limited at all times to the aggregate outstanding balance of all Revolving Credit Loans made to and all Letters of Credit issued for the account of such Foreign Borrower and all other Foreign Borrowers hereunder and all interest, fees, indemnities and expenses associated therewith and the present and future assets of General Physics UK and GP Holdings UK shall not be subject to any Lien to secure any Obligations to the extent that such Obligations do not constitute Obligations of such Foreign Borrower or any of the other Foreign Borrowers; it being understood that the Domestic Borrowers are jointly and several liable for, among other things, all obligations of the Domestic Borrowers and all obligations of the Foreign Borrowers under the Loan Documents. Any reference in any other Loan Documents to the obligations of the Borrowers (or any of them) as being joint and several shall be limited by the terms of this Section 2.1.3 [Nature of the Obligations].
2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Credit Expiration Date.
2.3    Commitment Fees. Accruing from the date hereof until the Revolving Credit Expiration Date, the Borrowers agree (subject to, in the case of the Foreign Borrowers, Section 2.1.3 [Nature of Obligations]) to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.
2.4    Termination, Reduction or Increase of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its discretion), to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments in full delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
2.4.1    Increase in Revolving Credit Commitments. The Revolving Credit commitments may be increased as set forth in Section 3.1 [Incremental Commitments].
2.5    Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1    Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Revolving Credit Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans in Dollars; (ii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of conversion to or renewal of the Euro-Rate Option for any Optional Currency Loan, and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) the minimum amount of $500,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche, (B) which Interest Rate Option shall apply to the proposed Dollar denominated Loans comprising the applicable Borrowing Tranche, (C) the currency in which such Revolving Credit Loans shall be funded if the Foreign Borrowers elect an Optional Currency and the applicable Interest Rate Option, and (D) which Borrower is borrowing such Revolving Credit Loans.
2.5.2    Swing Loan Requests. Except as otherwise provided herein, the Domestic Borrowers may from time to time prior to the Revolving Credit Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers, including (i) the amount and type of currency of each such Revolving Credit Loan and the Interest Period (if any), (ii) the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans] and (iii) which Borrower or Borrowers are borrowing such Loans. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested currency to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the applicable Borrower(s) in U.S. Dollars or the requested Optional Currency (as applicable) in immediately available funds at the Principal Office (or with respect to Loans in an Optional Currency such other lending office as the Administrative Agent shall, from time to time, notify such Lender) prior to 2:00 p.m. (or with respect to Loans in an Optional Currency, such other time as the Administrative Agent shall notify such Lender), on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
2.6.2    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Base Rate Loan, or, for Loans other than Base Rate Loans, prior to the close of business the day before the Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the applicable Borrower(s) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and (subject to Section 2.1.3 [Nature of Obligations]) the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower(s) to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate), and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the

Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.6.3    Making Swing Loans. PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Domestic Borrowers in U.S. Dollars only and in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
2.6.4    Repayment of Revolving Credit Loans. The relevant Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Revolving Credit Expiration Date.
2.6.5    Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
2.6.6    Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Domestic Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Domestic Borrowers in accordance with the provisions of the agreements between one or more Domestic Borrowers and the Swing Loan Lender relating to deposit, sweep and other accounts of one or more of the Domestic Borrowers at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the cash assets of one or more of the Domestic Borrowers as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the accounts of one or more of the Domestic Borrowers which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the

Domestic Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Revolving Credit Expiration Date), (iv) not be made at any time after the Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Domestic Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.6.6.
2.7    Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to them by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to such Lender or its registered assigns in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
2.8    Use of Proceeds – Revolving Credit Facility. The proceeds of the Revolving Credit Loans (including Incremental Revolving Credit Loans) shall be used (i) to refinance existing Indebtedness of the Loan Parties on the Closing Date and (ii) for general corporate purposes, including working capital, Letters of Credit, Capital Expenditures and Permitted Acquisitions of the Borrowers and their Subsidiaries and fees and expenses associated with the Revolving Credit Loans.
2.9    Letter of Credit Subfacility.
2.9.1    Issuance of Letters of Credit. Any Borrower or any other Loan Party may at any time prior to the Revolving Credit Expiration Date request the issuance of a standby or trade letter of credit (together with the Existing Letters of Credit, each a “Letter of Credit”), which may be denominated in either Dollars or an Available LC Foreign Currency, for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance. The Borrowers or any other Loan Party shall authorize and direct the applicable Issuing Lender to name any Borrower or any other Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the applicable Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.
2.9.1.1    Unless the applicable Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Revolving Credit Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, the Dollar Equivalent of $20,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by a Borrower or other Loan Party and the applicable Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of such Issuing Lender, in its discretion, to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided that unless otherwise directed by such Issuing Lender, neither any Borrower nor any other Loan Party shall be required to make a specific request to such Issuing Lender for any such renewal. Each request by a Borrower or another Loan Party for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrowing Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
2.9.1.2    Notwithstanding Section 2.9.1.1, no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (iii) the proposed beneficiary thereof is a Sanctioned Person.
2.9.2    Letter of Credit Fees. Subject to Section 2.1.3 [Nature of Obligations], the Borrowers shall pay in Dollars (or, at the Administrative Agent’s option, the Available LC Foreign Currency in which a Letter of Credit is issued) (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Administrative Agent for the ratable account of the Issuing Lenders (or, if requested by the Administrative Agent, directly to each Issuing Lender) a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay (in Dollars) to each Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit issued by such Issuing Lender as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.9.3    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the currency in which each Letter of Credit is issued.
2.9.3.1    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrowing Agent and the Administrative Agent thereof. Provided that the Borrowing Agent shall have received such notice prior to 10:00 a.m. on any Business Day, subject to Section 2.1.3, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lenders shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuing Lender prior to 12:00 noon on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) (otherwise on the next Business Day) by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or such Issuing Lender. In the event the Borrowers fail to reimburse the applicable Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the applicable Borrower(s) shall be deemed to have requested that Revolving Credit Loans in U.S. Dollars (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the applicable Issuing Lender in such other currency on the Drawing Date thereof) be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or an Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2    Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the applicable Issuing Lender in such other currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the applicable Borrowers in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.
2.9.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the applicable Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the applicable Borrowers shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the applicable Issuing Lender in such other currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of an Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4    Repayment of Participation Advances.
2.9.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.
2.9.4.2    If the Administrative Agent (or an Issuing Lender) is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender (or any payment made to such Issuing Lender directly) pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent (or such Issuing Lender, as the case may be) plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Available LC Foreign Currency, the Overnight Rate) in effect from time to time.
2.9.5    Documentation. Each Loan Party agrees to be bound by the terms of each Issuing Lender’s application and agreement for letters of credit and each Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.9.6    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.9.7    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit and the Obligations of the applicable Borrowers to reimburse the applicable Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender or any of its Affiliates, any Loan Party or any other Person for any reason whatsoever, or which any Loan Party may have against any Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if an Issuing Lender or any of its Affiliates has been notified thereof;
(vi)    payment by any Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by any Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or any Subsidiary of any Loan Party;
(x)    any breach of this Agreement or any other Loan Document by any party thereto;
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)    the fact that the Revolving Credit Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.9.8    Indemnity. In the case of the Foreign Borrowers, subject to Section 2.1.3 [Nature of Obligations], the Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of such applicable Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.
2.9.9    Liability for Acts and Omissions. As between any Loan Party and any Issuing Lender, or any Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if an Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of an Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to any Loan Party or any Lender.

2.9.10    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrowing Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit issued by it, the account party, the original face amount (if any), and the expiration date of any Letter of Credit issued by it outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
2.10    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];
(ii)    the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that, except as expressly provided in such Section 11.1, this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby;
(iii)    if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:
(a)    all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares of the Revolving Credit Commitments (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
(b)    if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lenders the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;
(d)    if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and
(e)    if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lenders pro rata (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and
(f)    so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless PNC as Swing Loan Lender or such Issuing Lender, as applicable, is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations and Ratable Share of Swing Loans will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or such Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to PNC or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrowing Agent, PNC and the Issuing Lenders agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.
2.11    Utilization of Commitments in Optional Currencies.
2.11.1    Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Available LC Foreign Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Available LC Foreign Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Borrowers, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan was made or Letter of Credit was issued.
2.11.2    European Monetary Union.
(i)    Payments In Euros Under Certain Circumstances. If (i) any Optional Currency or Available LC Foreign Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency or Available LC Foreign Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by any party hereto in such Optional Currency or Available LC Foreign Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency or Available LC Foreign Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency or Available LC Foreign Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency or Available LC Foreign Currency, as applicable). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency or Available LC Foreign Currency will, except as otherwise provided herein, continue to be payable only in that currency.
(ii)    Additional Compensation Under Certain Circumstances. Subject to Section 2.1.3 [Nature of Obligations] in the case of the Foreign Borrowers, the Borrowers agree, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency or Available LC Foreign

Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. Subject to Section 2.1.3 [Nature of Obligations] in the case of the Foreign Borrowers, the Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(iii)    Requests for Additional Optional Currencies or Additional Available LC Foreign Currency. The Borrowing Agent may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made, or Letters of Credit hereunder issued, in any other lawful currency (other than Dollars), in addition to the currencies specified in the definitions of “Optional Currency” or “Available LC Foreign Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders (or, with respect to a request for an additional Available LC Foreign Currency, the Issuing Lenders) in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders (or, with respect to a request for an additional Available LC Foreign Currency, the Issuing Lenders) of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowing Agent of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowers’ request. The requested currency shall be approved as an Optional Currency or Available LC Foreign Currency hereunder only if the Administrative Agent and all of the Lenders (or with respect to a request for an additional Available LC Foreign Currency, all of the Issuing Lenders) approve of the Borrowers’ request.
2.12    Funding by Branch, Subsidiary or Affiliate. Each Lender may make any Loan hereunder through an Affiliate or domestic or foreign branch of such Lender or Affiliate.
2.13    Borrowing Agency Provisions; Co-Borrowers.
(i)    Each of the Borrowers hereby appoints the Borrowing Agent as its non-exclusive representative, and grants to the Borrowing Agent an irrevocable power of attorney to act as its attorney-in-fact, with regard to all matters relating to this Agreement and each of the other Loan Documents, including, without limitation, execution and delivery of any Loan Request, Swing Loan Request, and amendments, supplements, waivers or other modifications hereto or thereto, giving or receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest payment dates. The Administrative Agent and the Lenders shall be entitled to rely exclusively on the Borrowing Agent’s authority so to act in each instance without inquiry or investigation, and each of the Borrowers hereby agrees to indemnify and hold harmless the Administrative Agent, the Lenders, the Issuing Lenders and the Swing Loan Lender for any losses, costs, delays, errors, claims, penalties or charges arising from or out of the Borrowing Agent’s actions pursuant to this Section 2.13 and the Administrative Agent’s, the Lenders’, the Issuing Lenders’ and the Swing Loan Lender’s reliance thereon and hereon, subject to any applicable exception expressly set forth in Section 11.3.2 [Indemnification by the Borrowers]. Notice from the Borrowing Agent shall be deemed to be notice from all of the Borrowers and notice to the Borrowing Agent shall be deemed to be notice to all of the Borrowers.
(ii)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. The obligations of the Borrowers hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, or any Borrower or any other obligor on any of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Borrower or would otherwise operate as a discharge of any Borrower as a matter of law or equity. Each of the Borrowers agrees that the Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, but, in each case, subject to Section 2.1.3, each Borrower hereby agrees that the joint and several obligations of each Borrower hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:
(A)    Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or the Lenders or any other Person with respect thereto;
(B)    Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of, the Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Obligations;
(C)    Any failure to assert any breach of or default under any Loan Document or any of the Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Borrower or any other Person under or in connection with any Loan Document or any of the Obligations; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Obligations entitled to the benefits of this Agreement, or if any collections are applied to Obligations, any application to particular Obligations;

(D)    Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any Lender, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or any Lender, or any of them, or any other Person in respect of, any direct or indirect security for any of the Obligations. As used in this Agreement, “direct or indirect security” for the Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Obligations, made by or on behalf of any Person;
(E)    Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower or any other Person; or any action taken or election made by the Administrative Agent or the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Borrower or any other Person in connection with any such proceeding;
(F)    Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other Person with respect to any Loan Document or any of the Obligations; or any discharge by operation of law or release of any Borrower or any other Person from the performance or observance of any Loan Document or any of the Obligations; or
(G)    Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Borrower, as a guarantor or a surety of the Obligations, excepting only Payment in Full of the Obligations.
(iii)    Each of the Borrowers hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in this Section 2.13. Without limitation and to the fullest extent permitted by applicable law, each Borrower waives each of the following:
(A)    Except as otherwise required under this Agreement or the other Loan Documents, all notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Borrower, including the following: any notice of any event or circumstance described in this Section 2.13; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Obligations; any notice of the incurrence of any Obligation; any notice of any default or any failure on the part of any Borrower or any other Person to comply with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of any Borrower or any other Person;
(B)    Any right to any marshalling of assets; any right to the filing of any claim against any other Borrower in the event of any bankruptcy, insolvency, reorganization or similar proceeding in respect of the Obligations (other than to preserve such claim), or to the exercise against any other Borrower any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; any requirement of promptness or diligence on the part of the Administrative Agent, the Issuing Lenders or the Lenders, or any of them, or any other Person, in each case, until Payment in Full of the Obligations; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Borrower or any other Person receive notice of any such acceptance;
(C)    Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent, the Issuing Lenders or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Obligations), which results in denial or impairment of the right of the Administrative Agent, the Issuing Lenders or the Lenders, or any of them, to seek a deficiency against any Borrower or any other Person or which otherwise discharges or impairs any of the Obligations; and
(D)    Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of Collateral or the like.
(iv)    Except as expressly set forth in Section 2.1.3 [Nature of Obligations], all Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of any Obligation by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearances granted by the Administrative Agent, any Issuing Lender or any Lender to any Borrower, failure of the Administrative Agent, any Issuing Lender or any Lender to give any Borrower notice of borrowing or any other notice, any failure of the Administrative Agent, any Issuing Lender or any Lender to pursue or preserve its rights against any Borrower or any other Person, the release by the Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Borrower or any other Person, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Administrative Agent, any Issuing Lender or any Lender to the other Borrowers or any other Person or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

2.14    Waiver of Subrogation. Each Borrower expressly agrees that it will not exercise any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrower’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until Payment in Full of the Obligations. Until Payment in Full, each Borrower agrees not to file of any claim against any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding in respect of the Obligations (other than to preserve such claim), or to the exercise against any Borrower or any other Person any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations.
2.15    Extension Amendments. (i) So long as no Event of Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date of the relevant conversion), the Borrowers may at any time and from time to time request that all or a portion of any Class of Revolving Credit Commitments then in existence selected by the Borrowers (the “Reference Revolving Credit Commitments”) be converted to extend the maturity date thereof and maturity date of the Revolving Credit Loans made thereunder (the “Reference Revolving Credit Loans”) and to provide for other terms permitted by this Section 2.15 (any portion thereof that have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans” and the remainder not so extended, “Non-Extended Revolving Credit Commitments” and “Non-Extended Revolving Credit Loans,” respectively). Prior to entering into any Extension Agreement with respect to any Reference Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each Lender who has Reference Revolving Credit Commitments) in such form as approved from time to time by the Borrowing Agent and the Administrative Agent (each, an “Extension Request”) setting forth the terms of the proposed Extended Revolving Credit Commitments, which terms shall be identical to those applicable to the Reference Revolving Credit Commitments, except for “Section 2.15 Additional Agreements” (as hereinafter defined) or as otherwise permitted by this Section 2.15 and except (a) the final maturity date of such Extended Revolving Credit Commitments and the maturity date of Extended Revolving Credit Loans may be delayed to a later date than the final maturity date of the applicable Reference Revolving Credit Commitment from which they were converted, (b) the interest rate and upfront or other fees of the Extended Revolving Credit Loans may be higher or lower than the Reference Revolving Credit Loans and (c) the commitment fee rate and/or Letter of Credit fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Reference Revolving Credit Commitments, in each case to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, until the occurrence of the Revolving Credit Expiration Date for the Reference Revolving Credit Commitments, the borrowing of Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings of Non-Extended Revolving Credit Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Revolving Credit Loans as determined by the Administrative Agent in the reasonable exercise of its discretion). No Lender shall have any obligation to agree to have any of its Reference Revolving Credit Commitments or Reference Revolving Credit Loans converted into Extended Revolving Credit Commitments or Extended Revolving Credit Loans, as applicable, pursuant to any Extension Request.
(i)    The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which the applicable Lenders are requested to respond (or such later date as the Administrative Agent may agree). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Reference Revolving Credit Commitments converted into Extended Loans/Commitments shall notify the Administrative Agent (such notice to be in such form as approved from time to time by the Borrowers and the Administrative Agent) (each, an “Extension Election”) on or prior to the date specified in such Extension Request (which shall in any event be no less than three Business Days prior to the effectiveness of the applicable Extension Agreement) of the amount of its Reference Revolving Credit Commitments that it has elected to convert into Extended Loans/Commitments. In the event that the aggregate amount of the applicable Reference Revolving Credit Commitments subject to Extension Elections exceeds the amount of the applicable Extended Loans/Commitments requested pursuant to the Extension Request, the applicable Reference Revolving Credit Commitments subject to such Extension Elections shall be converted to Extended Loans/Commitments on a pro rata basis based on the amount of the applicable Reference Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Reference Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all Reference Revolving Credit Commitments for purposes of the obligations of a Lender with a Revolving Credit Commitment in respect of Letters of Credit under Section 2.9 [Letter of Credit Subfacility], except that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued so long as the applicable Issuing Lender has consented to such extensions.
(ii)    So long as no Event of Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date that such Extended Loans/Commitments are established), Extended Loans/Commitments may be established pursuant to a supplement (which shall set forth the effective date of such extension) to this Agreement (which, except to the extent expressly contemplated below, shall require the consent only of the Lenders who elect to make the Extended Loans/Commitments established thereby) in such form as approved from time to time by the Borrowers and the Administrative Agent in the reasonable exercise of their discretion (each, an “Extension Agreement”) executed by the Borrowers, the Administrative Agent and the Extending Lenders. Any Extension Agreement may provide for additional terms (other than those referred to or contemplated in this Section 2.15 or in the form of the Extension Request or Extension Agreement (each, an “Section 2.15 Additional Agreement”)) to this Agreement and the other Loan Documents; provided that no such Section 2.15 Additional Agreement shall become effective prior to the time that such Section 2.15 Additional Agreement has been consented to by such of the Lenders,

Borrowers and other parties (if any) as would be required (including, without limitation, under the requirements of Section 11.1[Modifications, Amendments or Waivers]) if such Section 2.15 Additional Agreement were a separate and independent amendment of this Agreement.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, if any Extension Agreement relating to Revolving Credit Commitments or Revolving Credit Loans is entered into, the following provisions of this Section 2.15(iv) shall apply to Revolving Credit Commitments and Revolving Credit Loans while any Non-Extended Revolving Credit Commitments remain outstanding. Any voluntary reduction of Revolving Credit Commitments (whether or not accompanied by a prepayment of Revolving Credit Loans) shall be applied among the outstanding Revolving Credit Commitments of all Classes pro rata to the amounts of Revolving Credit Commitments thereof; provided that, the Borrowers may elect to reduce Non-Extended Revolving Credit Commitments (on a pro rata basis among Non-Extended Revolving Credit Commitments) prior to reducing any Extended Revolving Credit Commitments (a “Specified Commitment Reduction”). In connection with any Specified Commitment Reduction, the Borrowers shall prepay Non-Extended Revolving Credit Loans to the extent required by Section 2.4 [Termination, Reduction or Increase of Revolving Credit Commitments]). If the conditions precedent to borrowing set forth in Section 7.2 [Each Loan or Letter of Credit] are satisfied at the time, such prepayment may be made with the proceeds of Extended Revolving Credit Loans to be made concurrently therewith.
(iv)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrowers as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.15 and/or to appropriately reflect the different Classes, including (if applicable) any different economic terms thereof. All such amendments entered into with the applicable Borrowers by the Administrative Agent hereunder shall be binding and conclusive on all Lenders.
(v)    Notwithstanding anything to the contrary herein, no extension of the maturity date of any Loan shall be effective unless approved by the Required Lenders in their sole discretion.
SECTION 3.
INCREMENTAL FACILITIES
3.1     Incremental Commitments. (i) The Borrowers may by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) request, from time to time (a) the extension of one or more new term loan commitments or one or more increases in any existing term loan commitments (any such new or increased term loan commitment, an “Incremental Term Commitment”) and (b) the extension of one or more new Revolving Credit Commitments or one or more increases in the existing Revolving Credit Commitments (any such new or increased Revolving Credit Commitment, an “Incremental Revolving Credit Commitment”), in an aggregate amount (with respect to both Incremental Term Commitments and Incremental Revolving Credit Commitments) not to exceed $100,000,000. Each Incremental Commitment shall be in an aggregate amount not less than

$5,000,000 and integral multiples thereof (or such lesser amount and/or multiples as may be agreed by the Borrowing Agent and the Administrative Agent). Each notice delivered pursuant to this Section 3.1 shall specify (I) the date (the “Increase Effective Date”) on which the Borrowers propose that the proposed Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date in which such notice is delivered to the Administrative Agent (unless otherwise consented to by the Administrative Agent in its discretion), (II) the total of the Incremental Commitments requested by the Borrowers and (III) the identity of the banks, financial institutions and other entities to whom the Borrowers propose that any portion of such Incremental Commitments be allocated and the amounts of such allocations, which banks, financial institutions or other entities may or may not be existing Lenders but who shall be Eligible Assignees. Any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any proposed new Lender shall enter into a joinder or other agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (such additional Eligible Assignees becoming Lenders and any existing Lenders providing an Incremental Commitment, collectively, the “Incremental Lenders”).
(i)    Conditions. An Incremental Commitment shall become effective, as of the Increase Effective Date specified therefor; provided, that:
(a)    each of the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] shall be satisfied;
(b)    no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom or from the borrowings to be made on such Increase Effective Date and the use of proceeds thereof;
(c)    with respect to any Incremental Term Commitment only, the Borrowers shall be in compliance with the covenant set forth in Section 8.2.15 [Maximum Leverage Ratio] on a pro forma basis after giving effect to the establishment of such Incremental Term Commitment, the incurrence of Indebtedness thereunder and any substantially concurrent use of the proceeds thereof, as if incurred on the last day of the last fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements];
(d)    the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Incremental Commitment, including a certificate dated the Increase Effective Date and executed by an Authorized Officer of the Borrowing Agent certifying that all the requirements set forth in this clause (ii) have been satisfied and including (if applicable) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (c) immediately above; and
(e)    the Administrative Agent and, with respect to any Incremental Revolving Credit Commitment, the Issuing Lenders and the Swing Loan Lender

shall have consented to any Lenders providing such Incremental Commitments (such consents not to be unreasonably withheld).
(ii)    Terms of New Loans and Commitments. The terms and conditions of Loans made pursuant to any Incremental Commitment shall be identical to the terms and conditions of (a) with respect to an Incremental Revolving Credit Commitment, the existing Revolving Credit Loans, and (b) with respect to an Incremental Term Commitment, if applicable, any existing term loans (including in each case as to pricing and maturity, other than any upfront fees including upfront commitment, underwriting, syndication or other fees), and, with respect to Incremental Term Loans, other than amortization and (x) with respect to Incremental Revolving Credit Loans, shall be part of the same class of Loans and borrowings as the existing Revolving Credit Loans and (y) with respect to any Incremental Term Loans, unless otherwise determined by the Administrative Agent, shall be part of the same Class of Loans and borrowings as the existing term loans (if any). Subject to the foregoing, the terms and conditions of Loans made pursuant to any Incremental Term Commitment shall be as agreed upon by the Borrowers, the Incremental Lenders making such Incremental Term Commitments, and the Administrative Agent.
(iii)    Adjustment of Revolving Credit Loans. In the case of any Incremental Revolving Credit Commitments, on the Increase Effective Date, the Borrowers shall repay all Revolving Credit Loans (together with any amounts due under Section 5.10 [Indemnity] as a result of such payment) of each of the Lenders having a Revolving Credit Commitment prior to the Increase Effective Date (the “Pre-Increase Revolving Credit Lenders”) and reborrow a like amount of Revolving Credit Loans from the Lenders (including any new Lender providing an Incremental Revolving Credit Commitment), according to their new Ratable Shares after giving effect to such Incremental Revolving Credit Commitments. The Administrative Agent may, to the extent the Administrative Agent considers it practicable, net payments to and borrowings from the same Lender. In addition, on the Increase Effective Date for any Incremental Revolving Credit Commitment, each of the Pre-Increase Revolving Credit Lenders shall automatically and without any further action by any party be deemed to have assigned to the Lenders which are acquiring Incremental Revolving Credit Commitments on the Increase Effective Date (the “Post-Increase Revolving Credit Lenders”), and the Post-Increase Revolving Credit Lenders will automatically and without any further action by any party be deemed to have assumed and purchased from the Pre-Increase Revolving Credit Lenders, such participation interests in the Letter of Credit Obligations outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such deemed assignments and assumptions, the Letter of Credit Obligations shall be held by each Pre-Increase Revolving Credit Lender and each Post-Increase Revolving Credit Lender ratably in accordance with its Ratable Share after giving effect to the Incremental Revolving Credit Commitments.
(iv)    Making of New Term Loans. On any Increase Effective Date on which Incremental Term Commitments become effective, subject to the satisfaction of the foregoing terms and conditions, each Lender providing an Incremental Term Commitment shall make an Incremental Term Loan to the Borrowers (or a subset thereof, as determined by the

Administrative Agent and the Borrowing Agent) in an amount equal to its Incremental Term Commitment.
(v)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably in right of payment from the guarantees and security interests created under the Loan Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests granted under the Loan Documents continue to be perfected after giving effect to the establishment of any such Incremental Loans and Incremental Commitments.
(vi)    Amendment to Loan Documents - Incremental Facilities. The Borrowers and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to any Loan Document (an “Incremental Facility Amendment”) to appropriately include any credit commitments or extensions contemplated by this Section 3.1, including to provide that any Incremental Loans shall share in the optional and mandatory prepayments and commitment reductions on the same basis as the then outstanding Loans of an applicable Class and for the amortization of any Incremental Term Loans. Each Incremental Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrowing Agent (an “Accession Agreement”)and Schedule 1.1(B) shall be deemed to have been amended to reflect the Incremental Commitments of such Incremental Lender as provided in such Accession Agreement.
SECTION 4.
INTEREST RATES
4.1    Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the Euro-Rate Option for any Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrowers in such Optional Currency.

4.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)    Revolving Credit Euro-Rate Option: A rate per annum equal to the Euro-Rate as determined for each applicable Interest Period plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], interest on each Swing Loan shall be payable at a rate per annum equal to the Daily LIBOR Rate plus the Applicable Margin for Euro-Rate Loans.
4.1.2    Rate Calculations; Rate Quotations. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Daily LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Except as expressly provided in Section 2.3 [Commitment Fees] or this Section 4.1, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2    Interest Periods. At any time when the Borrowers shall select, convert to or renew a Euro-Rate Option, the Borrowing Agent shall notify the Administrative Agent thereof by delivering a Loan Request to the Administrative Agent (i) at least three (3) Business Days prior to the effective date of such Euro-Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4) Business Days prior to the effective date of such Euro-Rate Option with respect to an Optional Currency Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:
4.2.1    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Euro-Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and
4.2.2    Renewals. In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.2.3    No Conversion of Optional Currency Loans. No Optional Currency Loan may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Optional Currency.

4.3    Interest After Default.
4.3.1    Interest Rate. To the extent permitted by Law, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be. In addition, at any time that an Event of Default shall have occurred and be continuing, at the discretion of the Administrative Agent or at the written request of the Required Lenders and whether or not any principal or interest of any Loan has not been paid when due, all Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loans as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be (after as well as before judgment). For the sake of clarity, during the existence of an Event of Default specified under Section 9.1.12 [Relief Proceedings], any principal of or interest on any Loan shall automatically bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or Section 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be.
4.3.2    Letter of Credit Fees and Other Obligations. To the extent permitted by Law, at any time that an Event of Default shall have occurred and be continuing, at the discretion of the Administrative Agent or at the written request of the Required Lenders to the Administrative Agent, (i) the Letter of Credit Fees otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] shall be increased by 2.0% per annum and (ii) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid in Full (after as well as before judgment). For the sake of clarity, during the existence of an Event of Default specified under Section 9.1.12 [Relief Proceedings], the Letter of Credit Fees otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] and each other Obligation hereunder if not paid when due shall automatically bear interest at the rate per annum specified in clause (i) or (ii) (as applicable) in the immediately preceding sentence.
4.3.3    Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrowers upon demand by Administrative Agent.
4.4    Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available; Optional Currency Not Available.
4.4.1    Unascertainable. If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)    adequate and reasonable means do not exist for ascertaining such Euro-Rate, or
(ii)    a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the Euro-Rate, then the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].
4.4.2    Illegality; Increased Costs. If at any time:
(i)    any Lender shall have determined that the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any Official Body (whether or not having the force of Law), or
(ii)    the Required Lenders shall have determined that the making, maintenance or funding of any Loan to which a Euro-Rate applies has been made impracticable by compliance by such Lenders in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any Official Body (whether or not having the force of Law), or
(iii)    any Lender shall have determined that such Euro-Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
(iv)    any Lender shall have determined that after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan to which a Euro-Rate applies, are not available to such Lender, or to banks generally, in the interbank eurodollar market, or
(v)    the Administrative Agent, any Issuing Lender or any Lender shall have determined that any Law has made it unlawful, or that any Official Body has asserted that is unlawful, for it to (A) perform any of its obligations hereunder or under any other Loan Document with respect to a Foreign Borrower, (B) fund or maintain its participation in any Loan to a Foreign Borrower or (C) issue, make, maintain, fund or charge interest or fees with respect to any Loan to or Letter of Credit for the account of a Foreign Borrower, then the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].
4.4.3    Optional Currency Not Available. If at any time the Administrative Agent shall have determined, or the Required Lenders shall have notified the Administrative Agent in writing that they have determined, that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Optional Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then (i) the Administrative Agent shall notify the Borrowing Agent of any such determination, and (ii) the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].
4.4.4    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] or 4.4.3 [Optional Currency Not Available] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowing Agent thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], such Lender or Lenders shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowing Agent. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender or Lenders, in the case of such notice given by such Lender or Lenders, to allow the Borrowers to select, convert to or renew a Euro-Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowing Agent, or such Lender or Lenders shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s or Lenders’, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender or Lenders notify the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of such Lender or Lenders to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or (to the extent available to such Borrower or Borrowers) select a different Optional Currency or Dollars; provided that, any Optional Currency Loan converted to the Base Rate Option shall be converted to Dollars in an amount equal to the Dollar Equivalent amount of such Loan, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date. If the Administrative Agent makes a determination under Section 4.4.3 [Optional Currency Not Available] then, until the Administrative Agent notifies the Borrowing Agent that the circumstances giving rise to such determination no longer exist, (i) the availability of Loans in the affected Optional Currency shall be suspended, (ii) the outstanding Loans in such affected Optional Currency shall be converted into Dollar Loans (in an amount equal to the Dollar Equivalent of such outstanding Optional Currency Loans) (x) on the last day of the then current Interest Period if the Lenders may lawfully continue to maintain Loans in such Optional Currency to such day, or (y) immediately if the Lenders may not lawfully continue to maintain Loans in such Optional Currency, and interest thereon shall thereafter accrue at the Base Rate Option.
4.5    Selection of Interest Rate Options. If the Domestic Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Domestic Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period. If the applicable Foreign Borrower(s) fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], such Foreign Borrower(s) shall be deemed to have converted such Borrowing Tranche to the Base Rate Option in U.S. Dollars commencing upon the last day of the existing Interest Period, and such currency conversion to U.S. Dollars shall be determined by the Administrative Agent at the time of such conversion.
4.6    Successor Euro-Rate Index.
(i)    Notwithstanding anything herein to the contrary, if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (I) the circumstances set forth in Section 4.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (II) the circumstances set forth in Section 4.4.1 [Unascertainable] have not arisen but the applicable supervisor or administrator (if any) of a Euro-Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the Euro-Rate shall no longer be used for determining interest rates for loans in Dollars or an Optional Currency (either such date, a “Euro-Rate Termination Date”), or (b) a rate other than the Euro-Rate has become a widely recognized benchmark rate for newly originated loans in U.S. Dollars or an Optional Currency in the U.S. market, then the Administrative Agent may (in consultation with the Borrowing Agent) choose a replacement index for the Euro-Rate in respect of Loans in Dollars or the applicable Optional Currency, as the case may be, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Euro-Rate-based interest rate in effect prior to its replacement.
(ii)    The Administrative Agent and the Borrowing Agent shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1 [Modification, Amendments or Waivers]), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5th)

Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.
(iii)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (a) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a Euro-Rate-based rate to a replacement index-based rate, and (b) may also reflect adjustments to account for (x) the effects of the transition from the Euro-Rate to the replacement index and (y) yield- or risk-based differences between the Euro-Rate Rate and the replacement index.
(iv)    Until an amendment reflecting a new replacement index in accordance with this Section 4.6 is effective, each advance, conversion and renewal of a Loan under a Euro-Rate Option will continue to bear interest with reference to the Euro-Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a Euro-Rate Termination Date has occurred, then following the Euro-Rate Termination Date, all Loans as to which the Euro-Rate Option would otherwise apply shall automatically be converted to (a) if such Loan is in Dollars, the Base Rate Option and (b) if such Loan is in an Optional Currency to which such Euro-Rate Termination Date applies, a Loan in Dollars under the Base Rate Option, in each case, until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
(v)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
SECTION 5.
PAYMENTS
5.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars (or, with respect to Optional Currency Loans, at the Principal Office or, if directed by the Administrative Agent, at such other office of the Administrative Agent as the Administrative Agent shall so direct) and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the

Overnight Rate in the case of Loans or other amounts due in an Optional Currency or Available LC Foreign Currency (as the case may be), with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Reimbursement Obligations with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Available LC Foreign Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account with the Administrative Agent of any respective Borrower obligated on such amount.
5.2    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lenders’ fronting fees) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4.4 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender], 5.8 [Increased Costs] or 5.9 [Taxes]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
5.3    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)    the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.4    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency or Available Foreign LC Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Currency Fluctuation] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Revolving Credit Expiration Date, upon acceleration or otherwise).
5.6    Voluntary Prepayments.

5.6.1    Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, the Borrowing Agent shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars, and at least four (4) Business Days prior to the date of prepayment of any Optional Currency Loans, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans and Optional Currencies to which the Euro-Rate Option applies and the Borrower(s) of the applicable Loans; and
(z)    the total principal amount of such prepayment, which shall not be less than the lesser of (i) the outstanding principal amount of the Revolving Credit Loans and Swing Loans outstanding and (ii) $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan.
All prepayment notices shall be irrevocable; provided that a notice of prepayment delivered by the Borrowers in conjunction with a notice of termination of the Revolving Credit Commitments in full delivered pursuant to Section 2.4 [Termination, Reduction or Increase of Revolving Credit Commitments] and payment of all of the Loans then outstanding may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.4 [Administrative Agent’s and Lender’s Rights], (a) if the Borrowers prepay a Loan but fail to specify which Borrower(s) borrowed such Loan, the Administrative Agent may, to the extent such Loans are in Dollars, assume that the applicable Borrower(s) are the Domestic Borrower(s) and (b) if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied, to the extent consistent with which Borrowers’ Loans are being prepaid, first to the Revolving Credit Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are not Optional Currency Loans, then to Optional Currency Loans, then to Swing Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

5.6.2    Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [Rate Unascertainable, Etc.] or Section 8.1.12(iii) [Additional Collateral; Joinder of Subsidiaries], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In connection with any such assignment, each party hereto agrees that any such assignment required pursuant to this Section 5.6.2 may be effected pursuant to an Assignment and Assumption Agreement executed by the Borrowing Agent, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
5.6.3    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment
5.7    Currency Fluctuations. (i) If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies or Available LC Foreign Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same.  The Borrowers shall pay or prepay the Loans (subject to Borrowers’ indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments. If on any Computation Date the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made to and Letters of Credit issued for the account of the Foreign Borrowers is equal to or greater than the Foreign Borrower Sublimit as a result of a change in exchange rates between one (1) or more Optional Currencies or Available LC Foreign Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same. The Foreign Borrowers shall pay or prepay the Loans (subject to Borrowers’ indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within one (1) Business Day after receiving such notice such that the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made to and Letters of Credit issued for the account of the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit after giving effect to such payments or prepayments;
(i)    All prepayments required pursuant to this Section 5.7 shall, to the extent consistent with which Borrower(s) are prepaying such Loans, first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans denominated in Dollars and subject to a Euro-Rate Option, then to the Optional Currency Loans, with payment on Euro-Rate Loans being applied in the direct order of maturity. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, excluding loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.
5.8    Increased Costs.
5.8.1    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement, which is addressed separately in this Section 5.8) or any Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, any Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrowers will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
5.8.2    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
5.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowing Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

5.8.4    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
5.8.5    Additional Reserve Requirements. The Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan under the Euro-Rate Option equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans under the Euro-Rate Option, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that in each case the Borrowing Agent shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice thirty (30) days prior to the relevant Payment Date, such additional interest or costs shall be due and payable thirty (30) days from receipt of such notice.

5.9    Taxes.
5.9.1    Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lenders and the term “applicable Law” includes FATCA.
5.9.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
5.9.3    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
5.9.4    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body; provided that, (x) a Foreign Borrower shall only be responsible for Indemnified Taxes attributable to Loans to such Foreign Borrower (or, in the case of General Physics UK and GP Holdings UK, also any of the other Foreign Borrowers) and (y) the Loan Parties shall not indemnify any Recipient under this Section 5.9.4 to the extent such Recipient has otherwise been compensated for such Indemnified Tax under this Section 5.9. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.9.5    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].
5.9.6    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.9.7    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowing Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than (x) such documentation required under Sections 5.9.9 through 5.9.13 to be provided by a Lender to the Borrowing Agent and the Administrative Agent to enable a payment under any Loan Document to be made without any deduction or withholding, or at a reduced rate of withholding, for or on account of Taxes imposed by the United Kingdom and (y) such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowing Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowing Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.
5.9.8    Treatment of Certain Refunds. If a Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds], in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.9.9    Treaty Lenders. A Lender and each Loan Party shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain and maintain authorization to make that payment without a deduction or withholding for or on account of Tax imposed by the United Kingdom, which shall include (without limitation) where the Lender is a Treaty Lender, the completion by the Treaty Lender of any necessary procedural formalities for the applicable Borrower to obtain such authorization under the terms of an applicable Treaty, and where the Lender is a Treaty Lender which holds a passport under the H.M. Revenue & Customs Treaty Passport Scheme, the provision by the Treaty Lender to the Borrowing Agent and the Administrative Agent of such Lender’s scheme reference number and jurisdiction of tax residence.
5.9.10    Provision of Information. A Borrower and Lender shall each provide all reasonable information and assistance to the relevant Official Body on a timely basis in order to efficiently process the relevant treaty claim, and shall keep each other (through the

Administrative Agent) informed of any matters relating to such claim, including such Borrower providing a copy of any direction (or other authority) issued by H.M. Revenue & Customs authorizing such Borrower to pay free and clear of any withholding on account of Tax imposed by the United Kingdom.
5.9.11    Qualifying Lender Notice. A Lender which is a Qualifying Lender under paragraph (ii) of the definition of "Qualifying Lender" shall promptly notify the Borrowing Agent and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
5.9.12    Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the relevant documentation which it executes on becoming a party as a Lender, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in (i) not a Qualifying Lender, (ii) a Qualifying Lender (other than a Treaty Lender); or (iii) a Treaty Lender.
5.9.13    Failure to Indicate Status. If a Lender fails to indicate its status in accordance with Section 5.9.12 [Lender Status Confirmation], then such Lender shall be treated for the purposes of this Agreement (including by the Loan Parties) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowing Agent). For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement shall not be invalidated by any failure of a Lender to comply with Section 5.9.12 [Lender Status Confirmation].
5.9.14    VAT. All amounts expressed to be payable under any Loan Document by any Loan Party to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by any Recipient to any Loan Party under a Loan Document and such Recipient is required to account to the relevant Official Body for the VAT, such Loan Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT upon the receipt of an appropriate VAT invoice from the relevant Recipient. Where a Loan Document requires any Loan Party to reimburse or indemnify a Recipient for any cost or expense, such Loan Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Official Body. Any reference in this Section 5.9.14 [VAT] to a Loan Party or a Recipient shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).
5.9.15    Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (excluding loss of margin, but including any foreign exchange losses and any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(i)    payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice,
(ii)    attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or
(iii)    assignment of such Lender’s Loans to which a Euro-Rate Option applies pursuant to Section 5.6.2 [Replacement of a Lender] on a day other than the last day of the Interest Period therefor.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowing Agent of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent may also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment].
5.12    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
5.13    Indemnity in Certain Events. The obligation of the Borrowers in respect of any sum due from the Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.
SECTION 6.
REPRESENTATIONS AND WARRANTIES
6.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company (or foreign equivalent) duly organized, validly existing and in good standing (or foreign equivalent) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except, with respect to this clause (iii), where the failure to do so would not reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change, and (vi)  has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and except with respect to such properties, assets or rights Disposed of as permitted pursuant to the terms of this Agreement. Each state and jurisdiction in which any Loan Party is as of the Closing Date organized or qualified to conduct business under applicable law is listed on Schedule 6.1.1. No Event of Default or Potential Default exists or is continuing.
6.1.2    Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states, as of the Closing Date the name of each of the Parent’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”). The Parent and each Subsidiary of the Parent has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Liens in favor of the Administrative Agent under the Loan Documents) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
6.1.3    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (including laws or judicial decisions limiting the right to specific performance).
6.1.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, charter or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under any such material agreement (referred to above), except to the extent that any such default would not reasonably be expected to result in a Material Adverse Change, and none of the Loan

Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those which have been obtained.
6.1.5    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.
6.1.6    Financial Statements.
(i)    Historical Statements. The Loan Parties have delivered to the Administrative Agent copies of the Parent’s audited consolidated year-end financial statements for and as of the end of the two (2) fiscal years ended December 31, 2016 and December 31, 2017. In addition, the Loan Parties have delivered to the Administrative Agent copies of the unaudited consolidated interim financial statements of the Parent for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2018 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Parent’s management, fairly represent, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.
(ii)    Accuracy of Financial Statements. As of the respective dates of the Statements, no Loan Party nor any Subsidiary of any Loan Party has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto to the extent required to be disclosed in accordance with GAAP, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary of any Loan Party which would reasonably be expected to cause a Material Adverse Change. Since December 31, 2017, no Material Adverse Change has occurred.
6.1.7    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System or other applicable Law. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.8    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any information furnished in writing by any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, in light of the circumstances under which they were made, not misleading as of the date given (it being recognized by the Administrative Agent and the Lenders that any budgets and projections provided by the Loan Parties are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable budgets or projections and that such budgets and projections are subject to uncertainties and contingencies which may be beyond the control of the Loan Parties and that actual results during the period or periods covered by any such budgets and projections may materially differ from projected results). As of the Closing Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties and/or the Loan Parties and their Subsidiaries, in each case taken as a whole, which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
6.1.9    Taxes. All United States federal and United Kingdom tax returns and all material state, local, other foreign and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.10    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others which would reasonably be expected to result in a material liability to any Loan Party or Subsidiary thereof or result in a Material Adverse Change.
6.1.11    Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests securing the Obligations. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.
6.1.12    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.13    ERISA/Pensions Compliance.
(i)    Each Pension Plan is in compliance in all respects with the applicable provisions of its Pension Plan document, ERISA, the Code and other United States federal or state Laws except for any noncompliance which would not, individually or in the aggregate, be reasonably expected to result in a liability to the Parent and its Subsidiaries in excess of $5,000,000 in the aggregate. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto (or the Loan Parties may rely upon a favorable IRS ruling issued with respect to the document upon which the Plan is drafted) and, to the knowledge of any Responsible Officer of the Borrowers, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each of the Borrowers and each ERISA Affiliate have made all material required contributions to each Pension Plan subject to Sections 412 and 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
(ii)    (a) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate would reasonably be expected to result in a liability to the Parent and its Subsidiaries in excess of $5,000,000 in the aggregate; (b) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year) in an amount in excess of $5,000,000 in the aggregate; (c) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) in an amount in excess of $5,000,000 in the aggregate; (d) neither any Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability in excess of $5,000,000 in the aggregate (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (e) neither any Borrower nor any member of the ERISA Group has received written notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (f) neither any Borrower nor any member of the ERISA Group has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(iii)    The Parent nor any of its Subsidiaries is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme in the UK which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer in the United Kingdom.
6.1.14    Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws, except (i) as disclosed on Schedule 6.1.14, provided that such matters so disclosed would not in the aggregate result in a Material Adverse Change and (ii) for such non-scheduled noncompliance that would not reasonably be expected to result in a Material Adverse Change.
6.1.15    Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, the Parent and its Subsidiaries (on a consolidated basis and taken as a whole) are Solvent.
6.1.16    Anti-Terrorism Laws. (i) No Covered Entity, nor to the knowledge of any Loan Party, any director, officer, agent, employee, or other person acting on behalf of any Loan Party or any other Covered Person, is a Sanctioned Person, and (ii) no Covered Entity (other than a Covered Person) or, to the knowledge of the Parent or any other Loan Party, Covered Person or any director, officer, agent, employee or other person acting on behalf of any Loan Party or any of their Subsidiaries, either in its own right or through any third party, (a)  has any of its assets in, a Sanctioned Country or has any of its assets in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
6.1.17    Anti-Corruption. Without limiting the provisions of Section 6.1.16 [Anti-Terrorism Laws], the Loan Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance with the FCPA and any other applicable Anti-Terrorism Laws.
6.1.18    Certificate of Beneficial Ownership. Each Certificate of Beneficial Ownership (if any) executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered.
SECTION 7.
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of each Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1    First Loans and Letters of Credit.
7.1.1    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (or in all respects with regard to representations and warranties qualified by materiality), (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Parent delivered to the Administrative Agent;
(ii)    A certificate dated the Closing Date and signed by an Authorized Officer, the Secretary or an Assistant Secretary of each of the Domestic Loan Parties and a director of each of the Foreign Borrowers, certifying on behalf of each respective Loan Party as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its certificate or articles of incorporation (or equivalent) as in effect on the Closing Date certified by the appropriate official where such documents are filed with an Official Body (domestic or foreign) together with certificates from the appropriate officials as to the continued existence and, to the extent available, good standing of each Loan Party in each location where organized to do business (to the extent applicable in the relevant jurisdiction) and (d) copies of its by-laws, operating agreement or partnership agreement (or equivalent), as applicable;
(iii)    This Agreement and each of the other Loan Documents signed by an Authorized Officer of each Loan Party party thereto and all appropriate financing statements and other documents for filing, including appropriate stock powers and certificates evidencing any pledged Collateral;
(iv)    Written opinions of counsel for the Domestic Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
(v)    Written opinions of counsel relating to the UK Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
(vi)    Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the

Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;
(vii)    A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Parent most recently ended prior to the Closing Date for which financial statements are available, signed by an Authorized Officer of the Parent, demonstrating on a pro forma basis (including giving pro forma effect to the TTI Acquisition) compliance with the financial covenants herein;
(viii)    Quarterly financial statements for the most recently completed fiscal quarter of the Parent for which such statements are available (and if the financial statements for the fiscal quarter ending September 30, 2018 are not available, financial statements for the month ending August 31, 2018), all in reasonable detail and certified by an Authorized Officer of the Parent;
(ix)    Receipt of and satisfaction by the Lenders with the financial projections (including, pro forma statements of operations and cash flow) for the Parent and its Subsidiaries for fiscal years 2018 through 2023 (including on a quarterly basis through 2019);
(x)    All material consents, regulatory approvals and licenses required to effectuate, and confirmation of an absence of any legal or regulatory prohibition with respect to, the financing the transactions contemplated hereby;
(xi)    Evidence that the Fifth Amended and Restated Financing and Security Agreement dated December 15, 2016, as amended, among one or more of the Borrowers and Wells Fargo Bank, National Association, as lender, has been terminated, and all outstanding obligations thereunder have been paid (or otherwise satisfied) and all Liens securing such obligations have been released;
(xii)    Lien, tax and judgment searches in acceptable scope and with results reasonably acceptable to the Administrative Agent;
(xiii)    To the extent required under applicable law, an executed Certificate of Beneficial Ownership for each Borrower, in form and substance reasonably acceptable to the Agent and each Lender, and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(xiv)    Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
7.1.2    Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties shall then be true and correct (a) in the case of representations and warranties qualified by materiality, in all respects and (b) otherwise, in all material respects, in each case on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender (with a copy to the Administrative Agent) an application for a Letter of Credit, as the case may be, and (v) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency or Available LC Foreign Currency, as the case may be, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the applicable Issuing Lender (in the case of any Letter of Credit to be denominated in an Available LC Foreign Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency or Available LC Foreign Currency, as the case may be.
SECTION 8.
COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
8.1    Affirmative Covenants.
8.1.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company (or foreign equivalent) and its license or qualification and good standing (or foreign equivalent, to the extent applicable) (i) in its jurisdiction of incorporation or organization and (ii) in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (a) as otherwise expressly permitted in Section 8.2.6 [Liquidations, Consolidations, Acquisitions] or (b) in the case of clause (ii) only, where failure to maintain any such license, qualification or good standing in any jurisdiction would not reasonably be expected to result in a Material Adverse Change.
8.1.2    Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
8.1.3    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Parent in good faith. The Loan Parties shall comply with the covenants and provide the endorsements set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral (or the foreign equivalents, to the extent reasonably available, unless otherwise agreed by the Administrative Agent in its discretion).
8.1.4    Maintenance of Properties and Leases. Except as otherwise permitted pursuant to the terms of this Agreement, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Change.
8.1.5    Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent (and any Lenders that accompany the officer or authorized employee or representative of the Administrative Agent ) to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Administrative Agent may reasonably request, provided that the Administrative Agent shall provide the Borrowing Agent with at least three (3) Business Days’ prior written notice of any visit or inspection; provided further that notwithstanding the foregoing, if no Event of Default exists, the Administrative Agent shall not conduct more than one (1) inspection during any calendar year. In addition, and without limiting the foregoing, the Loan Parties specifically agree that the Administrative Agent or its designees may conduct field audits of the Loan Parties’ assets, operations, financial condition, books and records (including accounts receivable and inventory and the books and records related thereto), the cost of which shall be reimbursed to the Administrative Agent or such designees, as the case may be, by the Loan Parties; provided, however, that, so long as no Event of Default exists, (i) the Administrative Agent and its designees shall not conduct more than one (1) field audit in any calendar year and (ii) the Loan Parties shall not be required to reimburse the Administrative Agent and its designees for more than one (1) field audit in any calendar year. Notwithstanding the foregoing, none of the Parent or any of its Subsidiaries will be required to permit examinations or copies or abstracts of any records in respect to which the disclosure of such records is prohibited by applicable Law or binding agreement or would result in a waiver of any attorney-client privilege or attorney work product protection inuring to the Parent or its Subsidiaries, provided that the Borrowing Agent shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld.
8.1.6    Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable each Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties or any Subsidiary of a Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.1.7    Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds – Revolving Credit Facility] and as permitted by applicable Law.
8.1.8    Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral, whether now owned or hereafter acquired, as a continuing first fixed and/or floating charge (as applicable) and/or first priority perfected Lien, as applicable, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents.
8.1.9    Anti-Terrorism Laws; International Trade Law Compliance. (i) No Covered Entity will become a Sanctioned Person, (ii) no Covered Entity (other than a Covered Person), either in its own right or through any third party, will (a)  have any of its assets in a Sanctioned Country or have any of its assets in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the Loans, directly or indirectly, (1) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (2) in any other manner that would result in a violation of any Anti-Terrorism Law by any Covered Entity (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects, and

(v) the Borrowers shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
8.1.10    Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (i) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (ii) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.10 shall remain in full force and effect until Payment in Full. Each Qualified ECP Loan Party intends that this Section 8.1.10 constitute, and this Section 8.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
8.1.11    Deposit Accounts; Landlord Waivers; Control Agreements.
(i)    Establish and thereafter maintain each Loan Party’s and their Subsidiaries’ principal United States deposit accounts with PNC or any other Lender.
(ii)    Use commercially reasonable efforts to deliver, within sixty (60) days following the Closing Date (or such longer period agreed to by the Administrative Agent in its sole discretion), executed landlord waivers for (a) any leased locations that are any Domestic Loan Party’s chief executive office and (b) its leased location in Troy, Michigan.
(iii)    Promptly after a request therefor, account control agreements as shall be requested by the Administrative Agent, provided that the Loan Parties shall not be required to deliver account control agreements with respect to any Excluded Deposit Accounts or Excluded Securities Accounts.
8.1.12    Additional Collateral; Joinder of Subsidiaries. (i) With respect to any Collateral acquired after the Closing Date by any Loan Party (other than Excluded Collateral) as to which the Administrative Agent, for the benefit of the Lenders, does not have a Prior Security Interest under the Collateral Documents, the Borrowers shall and shall cause such Loan Party to do the following within twenty (20) Business Days or such longer period as the Administrative Agent may permit after the date of acquisition: (a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent reasonably requests in order to grant a continuing Prior Security Interest to the Administrative Agent for the benefit of the Lenders in such personal property, (b) take all actions reasonably requested by the Administrative Agent and required by the Collateral Documents to grant to the Administrative

Agent, for the benefit of the Lenders, a Prior Security Interest in such personal property, including the filing of Uniform Commercial Code financing statements and Forms C1 in such jurisdictions as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (c) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents; provided, however, notwithstanding any of the foregoing, in no event shall the Parent or any Subsidiary be required to take any Excluded Perfection Action.
(i)    With respect to any Subsidiary acquired or formed after the Closing Date, the Loan Parties agree to do the following within twenty (20) Business Days or such longer period as the Administrative Agent may permit after such Person becomes a Subsidiary: (a) execute and deliver to the Administrative Agent such amendments or joinders to this Agreement and the Collateral Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Prior Security Interest in the Equity Interests in such Subsidiary that is owned by any Loan Party, provided that the Domestic Loan Parties shall not be required to grant a Prior Security Interest in any Excluded Equity (but for the sake of clarity, the Domestic Loan Parties shall grant a Prior Security Interest in100% of the issued and outstanding non-voting Equity Interest in any first-tier Foreign Subsidiary or Foreign Subsidiary Holdco), (b) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party, (c) cause such Subsidiary (other than a Foreign Subsidiary or Foreign Subsidiary Holdco) (I) to become a party to this Agreement and any applicable Collateral Documents as a grantor and Borrower or Guarantor (as reasonably determined by the Administrative Agent in consultation with the Borrowing Agent) and (II) to take such actions reasonably necessary and required by the Collateral Documents or reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders, a Prior Security Interest in the Collateral as described in the Collateral Documents with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements and Forms C1 in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent and (d) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents, including such items as are consistent with Section 7 [Conditions of Lending and Issuance of Letters of Credit]; provided, however notwithstanding any of the foregoing, in no event shall the Parent or any Subsidiary be required to take any Excluded Perfection Action.
(ii)    Notwithstanding anything to the contrary contained herein (a) no Foreign Subsidiary (other than a UK Subsidiary) shall become a Loan Party hereunder without the written consent of the Administrative Agent and all of the Lenders in their sole discretion, (b) no UK Subsidiary shall become a Loan Party hereunder without the written consent of the Administrative Agent in its sole discretion, other than the UK Subsidiaries which are Loan Parties on the Closing Date and (c) no Lender shall be obligated to make a Loan to a Foreign Borrower (other than, unless as a result of Change in Law occurring after the Closing Date, a

Loan Party formed under the laws of England and Wales) if any Lender shall be prohibited under applicable Law or shall not be licensed to make Loans or extend credit to such Foreign Borrower; provided that if any such Lender is so prohibited to extend credit to a Foreign Borrower, the Borrowers shall have the right to replace such Lender under Section 5.6.2 [Replacement of a Lender] hereof. Each Lender agrees to notify the Administrative Agent and the Borrowing Agent in writing promptly upon obtaining knowledge that it is so prohibited from making Loans or extending credit to any Foreign Borrower.
(iii)    Notwithstanding anything contained herein to the contrary, no Foreign Subsidiary shall become a “Borrower” hereunder after the Closing Date without the written consent of the Administrative Agent and all of the Lenders. In addition to the foregoing, prior to any Subsidiary becoming a Loan Party, (a) the Administrative Agent shall have received on behalf of the Lenders such supporting resolutions, incumbency certificates, legal opinions (if requested by the Administrative Agent in its discretion) and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent as may be required by the Administrative Agent or the Lenders in their reasonable discretion, (b) the Lenders shall have received reasonably satisfactory documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act and (to the extent applicable) Certificates of Beneficial Ownership, (c) in the case of a Foreign Loan Party, each Lender shall have met all necessary regulatory and licensing requirements and internal policy requirements and shall be legally permitted to make loans or accept Guaranties in the jurisdiction in which such Foreign Loan Party is organized and (d) in the case of a Foreign Borrower, lending to such Foreign Borrower will not cause any administrative or operational issues for any Lender.
(iv)    The Borrowers and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to any Loan Document to make any necessary changes as the result of the joinder to this Agreement of any Subsidiary that is a Foreign Subsidiary.
This Section shall not require (a) the execution and delivery of a Foreign-law governed pledge or similar agreement covering Equity Interests in any Foreign Subsidiary other than under the laws of England and Wales, (b) the provision of account control agreements with respect to any Excluded Deposit Account or Excluded Securities Account, (c) the filing against any intellectual property in a jurisdiction other than, with respect to registered patents, trademarks, copyrights, patent applications, trademark applications and copyright applications, with the United Stated Patent and Trademark Office and United States Copyright Office, (d) compliance with or giving notice under the Federal Assignment of Claims Act or other similar state law with respect to (i) any Government Contract that is not a Material Government Contract or (ii) any Government Contract that is a Material Government Contract unless the Administrative Agent has requested that the Parent or a Subsidiary thereof take such action, and (e) the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as, the Administrative Agent, in consultation with the Borrowing Agent, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrowers and their Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom (collectively, the “Excluded Perfection Actions”). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guaranty by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.
8.1.13    Pensions.
(i)    The Parent shall ensure that no action or omission is taken by any member of the Group in relation to any pension scheme operated by or maintained for the benefit of members of the Group and/or any of their employees which has or is reasonably likely to have a Material Adverse Effect (including without limitation, the commencement of winding up proceedings of any such pension scheme).
(ii)    The Parent shall ensure that, from the date of execution of this Agreement, no member of the Group will become an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme in the United Kingdom which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) or be “connected” to or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.
(iii)    The Parent shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in (i) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
8.1.14    People with Significant Control Regime. Each Loan Party shall (and the Parent shall ensure that each other member of the Group will): (i) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of any security interest under the Loan Documents and (ii) promptly provide the Administrative Agent with a copy of that notice.
8.1.15    Subordination of Intercompany Loans. Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any Domestic Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.
8.1.16    Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Lenders: (i) such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith, (ii) (A) promptly after the Parent constitutes a “legal entity customer” (as defined in the Beneficial Ownership Regulation), a Certificate of Beneficial Ownership for each Borrower and (B) a new Certificate of Beneficial Ownership, in form and substance reasonably acceptable to the Administrative Agent and each Lender, at such time as when the individual(s) to be identified as a Beneficial Owner have changed.
8.1.17    Post-Closing Matters. Within the time periods set forth in Schedule 8.1.17 (as such periods may be extended by the Administrative Agent in its discretion), the Loan Parties shall have duly executed and delivered each of the documents, agreements, and instruments and taken all other actions as set forth on such schedule.
8.2    Negative Covenants.
8.2.1    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness under the Loan Documents;
(ii)    Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions, refinancings, refundings, renewals or replacements thereof, but excluding any increase thereto (other than by the amount of any original issue discount, any premiums and accrued and unpaid interest with respect to the Indebtedness being extended, renewed, refinanced or replaced and reasonable fees and expenses relating to such extension, renewal or replacement financing); provided that (1) the stated final maturity of such refinancing or other Indebtedness shall not be earlier than that of such original Indebtedness; (1) the weighted average life to maturity of such refinancing or other Indebtedness shall not be shorter than the remaining weighted average life to maturity of such original Indebtedness (and, for purposes of determining the weighted average life to maturity of such original Indebtedness, the effects of any prepayments made prior to the date of the determination shall be disregarded); (1) such refinancing or other Indebtedness shall not constitute an obligation (including pursuant to a Guaranty) of any Loan Party that shall not have been an obligor in respect of such original Indebtedness; and (1) such refinancing or other Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such original Indebtedness.
(iii)    Indebtedness incurred with respect to Purchase Money Security Interest (including Capital Leases) in an aggregate principal amount at any time outstanding not to exceed $10,000,000 (excluding for purposes of such cap, any such Indebtedness with respect to Purchase Money Security Interests listed on Schedule 8.2.1);
(iv)    Indebtedness of a Loan Party to another Loan Party;

(v)    Indebtedness of any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, including any Indebtedness permitted under Section 8.2.4 (vii);
(vi)    Indebtedness in respect of Guarantees permitted under Section 8.2.3 [Guaranties];
(vii)    Any (a) Lender Provided Interest Rate Hedge, (b) Lender Provided Foreign Currency Hedge, or (c) other Interest Rate Hedge or Foreign Currency Hedge provided however, the Loan Parties and their Subsidiaries shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;
(viii)    Indebtedness arising from (a) Indebtedness under any Other Lender Provided Financial Services Product and (b) cash management services, including treasury, depository, overdraft, credit and debit card, electronic services and other cash management services of any Foreign Subsidiary with any Person not a Lender in the ordinary course of business in an aggregate amount outstanding under this clause (b) not to exceed $500,000;
(ix)    unsecured Indebtedness in the form of seller financing incurred in connection with any Permitted Acquisitions (including seller notes and Contingent Consideration);
(x)    Indebtedness in respect of earnouts, milestones and other contingent payment obligations incurred in connection with (i) any Permitted Acquisition or (ii) other Acquisition to which the Required Lenders have consented;
(xi)    unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, their respective Affiliates, estates, spouses or former spouses or immediate family member to finance the purchase or redemption of Equity Interests of the Parent or any Subsidiary permitted by Section 8.2.5(xi);
(xii)    Indebtedness owing to any depository bank in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;
(xiii)    Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;
(xiv)    unsecured Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted hereunder;
(xv)    obligations of the Parent or any Subsidiary under letters of credit, banker’s acceptances or bank guarantees denominated in a currency other than Dollars issued for the account of the Parent or any of its Subsidiaries, provided that the aggregate amount of all such obligations (including the maximum amount to be drawn under all such letters of credit) shall not exceed $5,000,000 in the aggregate at any time outstanding;
(xvi)    Indebtedness with respect to surety bonds, performance bonds, appeal bonds, bid bonds, completion guarantees and other obligations of a like nature incurred by the Parent or any Subsidiary in the ordinary course of business;
(xvii)    Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification on customary terms, in each case, entered into in connection with a Permitted Acquisition, other Investments permitted hereunder or the Disposition of any business, assets or Equity Interests permitted hereunder;
(xviii)    Indebtedness of any Subsidiary that is not a Loan Party to a Loan Party in connection with a Permitted Acquisition; and
(xix)    unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding, the proceeds of which are to be used for a Loan Party’s and its Subsidiaries’ general corporate purposes.
8.2.2    Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3    Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted under this Agreement (other than, in respect of Indebtedness under clause (ii) of Section 8.2.1 [Indebtedness], if such Indebtedness was not guaranteed on the Closing Date), (ii) Guaranties guaranteeing the performance by a member of the Group under any contract entered into in the ordinary course of business, (iii) Guaranties of Indebtedness of any member of the Group that is not a Loan Party permitted under this Agreement by another member of the Group that is not a Loan Party and (iv) any Guaranties permitted under Section 8.2.1(vii), (viii), (x), (xv), (xvi) or (xvii).
8.2.4    Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)    trade credit extended on usual and customary terms in the ordinary course of business;
(ii)    advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(iii)    Permitted Investments and Permitted Acquisitions (including any related loans or investments to or in members of the Group in connection with a Permitted Acquisition);
(iv)    loans and advances to and investments in other Loan Parties (provided that if a loan or advance is made from a member of the Group (which is not a Loan Party) to a Loan Party, then such member of the Group shall enter into such subordination arrangements as the Administrative Agent shall require in its reasonable judgment);
(v)    investments existing on the Closing Date listed on Schedule 8.2.4. hereto (but not any additions thereto, including any capital contributions, made after the Closing Date);
(vi)    investments in the Equity Interest of Subsidiaries existing as of the Closing Date;
(vii)    loans and advances to and investments in members of the Group that are not Loan Parties in an aggregate amount after the Closing Date not to exceed at any time outstanding $10,000,000 (after giving effect to any repayment of any loans or advances, or any return of capital or payment of dividends or other distributions on investments);
(viii)    loans, advances and investments by any members of the Group that are not Loan Parties to or in any other members of the Group that are not Loan Parties;
(ix)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(x)    endorsements of negotiable instruments for deposit or collection in the ordinary course of business;
(xi)    loans or advances to officers and employees of the Loan Parties or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $200,000; and
(xii)    Guaranties permitted by Section 8.2.3 [Guaranties];
(xiii)    Investments consisting of Interest Rate Hedges or Foreign Currency Hedges permitted under Section 8.2.1(vii) or Indebtedness under any Other Lender Provided Financial Service Product;

(xiv)    Investments in the Equity Interest of the Parent which is held by the Parent as treasury stock;
(xv)    Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 8.2.7 [Dispositions];
(xvi)    to the extent constituting an Investment, transactions otherwise permitted under Section 8.2.1 [Indebtedness], Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and Section 8.2.5 [Distributions];
(xvii)    Investments in Joint Ventures in an aggregate amount not to exceed $1,000,000 outstanding at any time (after giving effect to any repayment of any loans or advances, or any return of capital or payment of dividends or other distributions on investments); and
(xviii)    other loans, advances and investments not otherwise provided in clauses (i) through (xvii) above in an aggregate amount not to exceed $1,000,000 outstanding at any time (after giving effect to any repayment of a loan or advance, or any return of capital or payment of dividends or other distributions on investments).
8.2.5    Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Distribution except:
(i)    Distributions payable to the Parent or any of its Wholly-Owned Subsidiaries;
(ii)    Distributions made by the Parent to its shareholders in an aggregate amount not to exceed (a) $2,000,000 during the period from the Closing Date to December 31, 2018 and (b) thereafter, $5,000,000 in any fiscal year of the Parent, provided that, with respect to this clause (ii) no Event of Default or Potential Default exists at the time of declaration of such Distribution; provided that the Parent may carry-forward any unused amounts during any of the periods specified in clause (a) or clause (b) of this Section 8.2.5(ii) to the next succeeding fiscal year (but not any subsequent fiscal year) of the Parent;
(iii)    the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Qualified Equity Interests of such Person (including in connection with any stock split, combination or reclassification of common stock or other Qualified Equity Interests of such Person);
(iv)    so long as no Potential Default or Event of Default shall occurred and be continuing or would result therefrom, the Parent may purchase, redeem or otherwise acquire its common Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(v)    for the avoidance of doubt, the Parent may issue and sell its common Equity Interests or any warrants or options with respect thereto pursuant to any executive compensation or stock option plan;
(vi)    to the extent a Distribution, the Parent may permit any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent or any of its Subsidiaries to pay the exercise price of any stock options issued by the Parent by applying a portion of the shares representing profit to pay the exercise price;
(vii)    to the extent a Distribution, the Parent may permit any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent or any of its Subsidiaries to use the value of vested shares of the Parent to pay the federal and state withholding taxes on stock units as they vest into shares of stock of the Parent;
(viii)    the Parent may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent or any of its Subsidiaries in connection with any repurchases of Equity Interests or the exercise of stock options;
(ix)    for the avoidance of doubt, the Parent may issue and sell its Equity Interests to the extent constituting Qualified Equity Interests;
(x)    to the extent constituting a Distribution, the Parent may make cash payments in lieu of delivering fractional shares of stock of the Parent in connection with (i) any dividend, split or combination of its stock or stock equivalents or any Permitted Acquisition (or similar permitted Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for the stock of the Parent;
(xi)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent may repurchase its stock or stock equivalents held by any present or former officer, director or employee (or their respective Affiliates, estates, spouses or former spouses or immediate family members) of the Parent and its Subsidiaries, so long as such repurchase is (a) pursuant to, and in accordance with the terms of, an executive management, employee stock plan, compensation plan, stock option plan, incentive plan, employee benefit plan or similar arrangements, upon the death, disability, retirement or termination of such Person, or (ii) pursuant to a contractual arrangement approved by the board of directors of the Parent, in each case, to the extent not exceeding $1,000,000 in the aggregate in any fiscal year of the Parent; provided that the Parent may carry-forward any unused amounts in any fiscal year of the Parent to the next succeeding fiscal year (but not any subsequent fiscal year);
(xii)    a Subsidiary of the Parent may make Distributions to the Parent or a Subsidiary of the Parent and any other Person that owns an Equity Interest in such Subsidiary,

ratably according to their respective holdings of such Equity Interest in respect of which such Distribution is being made; and
(xiii)    other Distributions made by the Parent to its shareholders, provided that, with respect to this clause (xiii) (A) no Event of Default or Potential Default exists at the time of declaration and payment of such Distribution, and (B) after giving pro forma effect to such Distribution (and any loans borrowed to make such Distribution) as if made (or incurred) as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Statements], the Leverage Ratio shall not be greater than 2.50 to 1.0.
8.2.6    Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or make any Acquisition; provided:
(i)    that any Loan Party or Subsidiary may (a) consolidate, amalgamate or merge into a Loan Party or another Subsidiary that is a Wholly-Owned Subsidiary, provided that if any such consolidation, amalgamation or merger involves (w) a Loan Party, a Loan Party shall survive such consolidation, amalgamation or merger, (x) if any such consolidation, amalgamation or merger involves a Borrower, a Borrower shall survive such merger or consolidation or (y) if any such consolidation or merger involves a Domestic Loan Party, a Domestic Loan Party shall survive such merger or consolidation and (z) if any such consolidation, amalgamation or merger involves the Parent, the Parent shall survive such merger, amalgamation or consolidation or (b) so long as no Event of Default or Potential Default shall exist, dissolve, liquidate or wind-up the affairs of any Subsidiary of the Parent that is not a Loan Party if (I) the Loan Parties determine in good faith that such dissolution, liquidation or winding-up is in the best interest of the Loan Parties and not materially disadvantageous to the Lenders and (II) all of its assets are distributed to one or more Group Members that are the shareholders in such entity or it owns no material assets;
(ii)    any Loan Party or Subsidiary may make an Acquisition (each a “Permitted Acquisition”), provided that each of the following requirements is met:
(A)    in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will either (x) be merged or consolidated into a Group Member with such Group Member being the surviving entity or (y) be a Wholly-Owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or in the case of any purchase or other acquisition of other assets, such assets will be owned by a Group Member;
(B)    the Loan Parties shall, and shall cause each Subsidiary to, comply with Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] on or before the date of such Permitted Acquisition (or, if the Administrative Agent consents, such later period as shall be agreed by the Administrative Agent);

(C)    the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and such Permitted Acquisition was not preceded by or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent or any Subsidiary;
(D)    the business acquired, or the business conducted by the Person whose Equity Interests are being acquired, as applicable, shall be substantially the same as or similar or reasonably related to one or more line or lines of business conducted by the Loan Parties and their Subsidiaries and there shall not be a breach of Section 8.2.10 [Continuation of or Change in Business] after giving effect to such Acquisition;
(E)    no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;
(F)    the Parent shall demonstrate that the Loan Parties shall have, after giving effect to such Permitted Acquisition and any Indebtedness associated therewith (I)  a pro forma Leverage Ratio that is not greater than 3.00 to 1.00 in the case of a Step-Up Acquisition for which the Borrowers have notified the Administrative Agent in writing that they are exercising their rights under the last paragraph of Section 8.2.15 [Maximum Leverage Ratio] to “step-up” the maximum Leverage Ratio, and not greater than 2.75 to 1.00 in the case of any other Permitted Acquisition, in each case after giving effect to such Permitted Acquisition (including in such computation the Consolidated EBITDA of such Person, to the extent provided in the definition of Consolidated EBITDA, and the consolidated Indebtedness or other liabilities of any Subsidiary acquired in such Permitted Acquisition or assumed or incurred in connection with such Permitted Acquisition), calculated on the financial statements most recently delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of an Authorized Officer of the Borrowing Agent delivered to the Administrative Agent demonstrating such compliance; and
(G)    the Parent shall deliver to the Administrative Agent at least five (5) Business Days before the consummation of such Permitted Acquisition (or such later date as the Administrative Agent may agree in its discretion) (I) all relevant financial information with respect to the Person or assets being acquired provided to the Loan Party or Subsidiary thereof by the Person being acquired or the Person selling such assets, (II) copies of any material agreements entered into or proposed to be entered into by the Loan Parties or their Subsidiaries in connection with such Permitted Acquisition, including any purchase or merger agreement, and (III) all other information related to such Permitted Acquisition as reasonably requested by the Administrative Agent.
(iii)    Notwithstanding the requirements of clause (ii) above, the TTI Acquisition shall be deemed a Permitted Acquisition, provided that (A) the TTI Acquisition shall be consummated no later than December 31, 2018, (B) the Parent shall deliver to the Administrative Agent at least three (3) Business Days before the consummation of the TTI Acquisition (or such later date as the Administrative Agent may agree in its discretion) all information required under Section 8.2.6(ii)(G) and (C) such other information relating to the TTI Acquisition as the Administration Agent may reasonably request.
8.2.7    Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, Dispose, voluntarily or involuntarily, of any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Equity Interests of a Subsidiary of such Loan Party), except the following (which in each case, except in the case of paragraph (ii) below, is on arm’s-length terms):
(i)    transactions involving the sale of inventory and Investments in the ordinary course of business;
(ii)    any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
(iii)    any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased; provided such substitute assets are subject to the Lenders’ Prior Security Interest if the assets being sold, transferred or leased were assets of a Loan Party;
(iv)    leases and subleases of real property not necessary for the operation of any Loan Party’s business;
(v)    non-exclusive licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business and in the reasonable business judgment of such Loan Party or Subsidiary;
(vi)    any Investment constituting a Disposition permitted under Section 8.2.4 [Loans and Investments];
(vii)    any Dispositions permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations and Acquisitions];
(viii)    Dispositions of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:
(a)    the Disposing Company is (x) a Loan Party, the Acquiring Company must also be a Loan Party and (y) a Domestic Loan Party, the Acquiring Company must be a Domestic Loan Party;
(b)    the Disposing Company has granted a Lien over the asset, the Acquiring Company must give an equivalent Lien over that asset; and
(c)    the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor or Domestic Borrower;

(ix)    Dispositions of Permitted Investments disposed of by any member of the Group for cash or other Permitted Investments;
(x)    Dispositions arising from (a) a casualty or (b) a condemnation or other taking by a governmental authority;
(xi)    the issuance or sale of any Equity Interests of a Subsidiary of the Borrower to qualified directors if required by applicable Law;
(xii)    the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the Parent, no longer economically practical to maintain and not material to the conduct of the business of the Parent or its Subsidiaries, taken as a whole;
(xiii)    Dispositions of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
(xiv)    the unwinding of any Interest Rate Hedge or Foreign Currency Hedge;
(xv)    any Disposition constituting a Distribution permitted under Section 8.2.5 [Dividends and Distributions]; and
(xvi)    any Disposition, other than those specifically excepted pursuant to clauses (i) through (xv) above, which results in after-tax net proceeds in an amount of less than $1,000,000 in the aggregate with all other sales, transfers, licenses or leases permitted under this clause (xvi) occurring from and after the Closing Date.
8.2.8    Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person), except (i) any transaction that is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law, provided, that the foregoing restriction shall not apply to (a) transactions between or among Domestic Loan Parties not involving any Affiliate of any Loan Party that is not a Domestic Loan Party, (b) transactions between or among UK Loan Parties not involving any Affiliate of any Loan Party that is not a UK Subsidiary, (c) transactions among the non-Loan Parties not involving a Loan Party, (d) transactions between Domestic Loan Parties and UK Loan Parties to the extent permitted under this Agreement, and (e) dividends, distributions or other payments permitted under Section 8.2.5 [Dividends and Related Distributions]; and (ii) the payment of compensation, benefits, indemnification arrangements and other amounts payable to officers and employees who are Affiliates in connection with their employment in the ordinary course of business and to directors who are Affiliates in connection with their services as directors in the ordinary course of business, (iii) other employment and severance arrangements between the Parent or any Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to any executive management and/or employee stock plans, compensation plan, stock option plan or any other executive management or employee benefit plans or agreements, (iv) to the extent consistent with past practices, any transactions permitted under clause (iv), (v), (vi), (xvi) or (xvii) of Section 8.2.1 [Indebtedness], (v) to the extent consistent with past practices, any transactions permitted under clause (i), (ii), (iii) or (iv) of Section 8.2.3 [Guaranties], (vi) to the extent consistent with past practices, any transaction permitted under clause (ii), (iii), (iv), (v), (vi), (vii), (viii) or (xi) of Section 8.2.4 [Loans and Investments] and (vii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired in connection with a Permitted Acquisition; provided such agreement was not entered into in connection with or in contemplation of such Permitted Acquisition.
8.2.9    Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which is a party to this Agreement as a Borrower or Guarantor or is a Foreign Subsidiary or Foreign Subsidiary HoldCo as of the Closing Date; (ii) any Domestic Subsidiary (other than a Foreign Subsidiary HoldCo) formed or acquired after the Closing Date which joins this Agreement as a Borrower or Guarantor pursuant to Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries]; and (iii) any Foreign Subsidiary formed or acquired after the Closing Date so long as the Equity Interests of such Foreign Subsidiaries are pledged to the Administrative Agent to the extent required pursuant to Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries] and the Collateral Documents. No Loan Party shall, and shall not permit any of its Subsidiaries to, make any investment, loan or advance in a Joint Venture, except for investments existing on the Closing Date listed on Schedule 8.2.4 hereto (but not any additions thereto, including any capital contributions, made after the Closing Date) or as permitted under Section 8.2.4 [Loans and Investments].
8.2.10    Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than such businesses which are substantially as conducted and operated by the Loan Parties and their Subsidiaries during the present fiscal year or are similar or reasonably related or incidental thereto; provided, however, if the TTI Acquisition shall be consummated, TTI may engage in the business described on Schedule 8.2.10 and businesses similar or reasonably related or incidental thereto.
8.2.11    Fiscal Year. The Parent shall not, and shall not permit any Borrower or any Subsidiary to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
8.2.12    Issuance of Stock. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue additional Equity Interests if, as a result of any such issuance, a Change of Control would occur, provided that in connection with the issuance of additional Equity Interests permitted hereunder, the Loan Parties shall comply with any applicable requirements of the Collateral Documents.

8.2.13    Changes in Organizational Documents. Each of the Loan Parties shall not, (a) amend its certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner materially adverse to the Lenders, without obtaining the prior written consent of the Required Lenders or (b) change its official name or its jurisdiction of incorporation or organization, in each case without providing at least fifteen (15) calendar days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree in its sole discretion).
8.2.14    Minimum Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than 3.00 to 1.00.
8.2.15    Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed the ratio set forth below for the periods specified below:

Fiscal Quarter End	Ratio
December 31, 2018 through June 30, 2019	3.25 to 1.00
September 30, 2019 and thereafter	3.00 to 1.00

The Loan Parties shall have the right, exercisable not more than two times during the term of this Agreement, by giving written notice to the Administrative Agent, to increase the maximum permitted Leverage Ratio, calculated as of the end of each of the four fiscal quarters ending during the twelve month period commencing on the date of a Step-Up Acquisition, to 3.50 to 1.00.
8.2.16    Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (i) this Agreement and the other Loan Documents, (ii) pursuant to an agreement in connection with a sale of assets (including Equity Interests in Subsidiaries) permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property subject to such sale (and, in the case of a sale of the Equity Interests in a Subsidiary, the property of such Subsidiary), (iii) pursuant to a contract, license or lease entered into pursuant to the reasonable business requirements of such Loan Party or Subsidiary which includes customary provisions prohibiting or restricting assignment or the granting of Liens on the rights contained therein, (iv) any agreements governing any Purchase Money Security Interests (including Capital Leases) otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (v) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business,

(vi) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries, (vii) customary provisions in any joint venture agreement or similar agreements applicable to joint ventures to the extent permitted under this Agreement, (ix) restrictions on cash and other deposits imposed by customers under contracts entered into in the ordinary course of business or (x) such limitations imposed by applicable Law.
8.2.17    Limitation on Restrictions on Subsidiary Distributions. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Loan Party to (i) pay dividends or make any other distributions in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party or any Subsidiary of any Loan Party, (ii) make loans or advances to any Loan Party or any Subsidiary of any Loan Party or (iii) transfer any of its assets to any Loan Party or any Subsidiary of any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to any Loan Party or any Subsidiary thereof imposed pursuant to an agreement which has been entered into in connection with a Lien permitted by clause (viii) of the definition of Permitted Liens or a sale of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property encumbered by such Lien or subject to such sale, (c) restrictions with respect to any Subsidiary contained in any agreement for the sale of such Subsidiary or its assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and (d) customary provisions contained in a contract, license or lease prohibiting or restricting the assignment, subleasing or sublicensing thereof or the granting of Liens on the rights contained therein and, with respect to clause (iii) of this Section 8.2.17, other prohibitions on assignment expressly permitted by Section 8.2.16 [Limitation or Negative Pledge].
8.2.18    Anti-Corruption. Each of the Loan Parties shall not permit any part of the proceeds of the Loans to be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or applicable Anti-Terrorism Laws. The Parent and its Subsidiaries will maintain in effect policies and procedures designed to promote compliance by the Parent, its Subsidiaries, and their respective directors, officers, employees and agents with the FCPA and any other applicable anti-corruption laws or applicable Anti-Terrorism Laws.
8.3    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent (and the Administrative Agent shall promptly distribute to the Lenders):
8.3.1    Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Parent, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Borrowing Agent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
8.3.2    Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, audited financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants (being KPMG LLP at the Closing Date or any other firm of accountants appointed by the Parent to act as its auditors). The certificate or report of accountants shall be free of any ongoing concern, qualification or any other material qualification (including being free as to any qualification or exception as to the scope of the audit) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.
8.3.3    Certificate of the Borrowers. Concurrently with the financial statements of the Parent furnished to the Administrative Agent pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrowers signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrowing Agent, substantially in the form of Exhibit 8.3.3.
8.3.4    Notices.
8.3.4.1    Default. Promptly after any Responsible Officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.4.2    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $5,000,000 or which would reasonably be expected to result in a Material Adverse Change.
8.3.4.3    Reserved.
8.3.4.4    Erroneous Financial Information. Immediately in the event that the Parent or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.

8.3.4.5    ERISA Event. Promptly, after the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.
8.3.4.6    Reports to SEC and to Stockholders. Promptly after the filing or making thereof, all other financial statements, annual reports, other material reports, material notices and proxy statements sent by the Parent to its stockholders, and all regular, periodic and special reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent)) filed by Parent with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934.
8.3.4.7    Other Reports. Promptly upon their becoming available to any Loan Party:
(i)    Annual Budget. The annual budget and any forecasts or projections of the Parent and its Subsidiaries for each fiscal year, to be supplied not later the commencement of the fiscal year.
(ii)    Management Letters. Any reports including management letters submitted to the Parent or any Subsidiary thereof by independent accountants in connection with any annual, interim or special audit,
(iii)    Other Information. Such other reports and information as any of the Administrative Agent may from time to time reasonably request.
8.3.5    Delivery of Certain Documents. Financial statements, reports, proxy statements, documents and other information required to be delivered pursuant to Section 8.3.1, Section 8.3.2 or Section 8.3.4.6 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address www.gpstrategies.com; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything to the contrary herein, any financial statements, annual reports, proxy statements, documents or other information required to be delivered pursuant to Section 8.3.1, Section 8.3.2 and Section 8.3.4.6 shall be satisfied if such financial statements, annual reports, proxy statements, documents or other information are made publicly available on the SEC’s EDGAR website and shall be deemed to have been delivered on the date of filing on the SEC’s EDGAR website. The Administrative Agent shall have no obligation to request the delivery or, except for such Compliance Certificates, to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.
DEFAULT
9.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1    Payments Under Loan Documents. The Borrower shall fail to pay any principal of any Loan (including mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation on the date such principal or other amount becomes due in accordance with the terms hereof or thereof,  any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation owing hereunder within three (3) Business Days after any such interest becomes due in accordance with the terms hereof or any other amount owing hereunder or under the other Loan Documents within seven (7) Business Days after any such other amount becomes due in accordance with the terms hereof or thereof;
9.1.2    Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (or, in the case of any such representation or warranty qualified as to the materiality, in any respect) as of the time it was made or furnished;
9.1.3    Reserved.
9.1.4    Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.9(i) [Anti-Terrorism Laws; International Trade Law Compliance] or Section 8.2 [Negative Covenants];
9.1.5    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of (i) any covenant contained in Section 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements], or 8.3.3 [Certificate of the Borrowers] and such default shall continue unremedied for a period of five (5) Business Days after the date when due or (ii) any covenant, condition or provision hereof or of any other Loan Document (other than those specified in Section 9.1.1, 9.1.2, 9.1.4 and 9.1.5(i)) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (a) notice to the Borrowing Agent from the Administrative Agent or the Required Lenders and (b) the date any Responsible Officer of any Loan Party obtains knowledge of such default;
9.1.6    Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving any Indebtedness (other than any Indebtedness hereunder, including the Loans) under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, in each case beyond the applicable grace period with respect thereto and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if the effect of such default or event of default permits or causes the acceleration of any such Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; provided that this Section 9.1.6 shall not apply to any secured Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness if the amount that becomes due is promptly paid;
9.1.7    Final Judgments or Orders. One or more final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate (exclusive of (i) any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by such insurer, and (ii) any customary deductible payable in connection therewith), shall be rendered against any Loan Party or any Material Subsidiary thereof or any combination thereof by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
9.1.8    Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) or shall in any way be terminated (except in accordance with its terms or the terms hereof) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or Subsidiary thereof or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (except as expressly provided in this Agreement or any other Loan Document);
9.1.9    Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $5,000,000 or the Collateral or any other of the Loan Parties’ or any of their Material Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant and such attachment, seizure, levy writ or distress warrant is not discharged or stayed within thirty (30) days thereafter; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;
9.1.10    Events Relating to Pension Plans and Multiemployer Plans; Pensions Regulations. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or would reasonably be expected to result in liability of the Parent or any member of the ERISA Group under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $5,000,000, or the Parent or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in an amount in excess of $5,000,000;
9.1.11    Change of Control. A Change of Control shall occur; or

9.1.12    Relief Proceedings. A Relief Proceeding shall have been instituted against any Loan Party or Material Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or any Subsidiary of a Loan Party institutes a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
9.1.13    Contingent Payments. After giving effect to the payment of any Contingent Consideration, the Loan Parties have Liquidity of less than $10,000,000.
9.2    Consequences of Event of Default.
9.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.11, clause (iii) of Section 9.1.12, or Section 9.1.13 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and no Issuing Lender shall be under any obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowing Agent, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for their Obligations under the Loan Documents, an amount in Dollars equal to the Dollar Equivalent maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
9.2.2    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under clause (i) or clause (ii) of Section 9.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and no Issuing Lenders shall be under any obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
9.2.3    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
9.2.4    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows subject, in the case of the Foreign Borrowers and the Collateral of the Foreign Borrowers, to the provision of Section 2.1.3 [Nature of Obligations]:
(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacities as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(ii)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(iii)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
(iv)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lenders, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial

Service Products, in proportion to the respective amounts described in this clause Fourth held by them;
(v)    Fifth, to the Administrative Agent for the account of the Issuing Lenders, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and
(vi)    Last, the balance, if any, to the Loan Parties or as required by Law.
Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under the Collateral Documents (including sums received as a result of the exercise of remedies with respect to any Collateral Document) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.
SECTION 10.
THE ADMINISTRATIVE AGENT
10.1    Appointment and Authority. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowing Agent, a Lender or an Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 [The Administrative Agent] shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowing Agent (so long as no Event of Default has occurred and is continuing), to appoint a successor, which successor shall, so long as no Potential Default or Event of Default exists at the time of appointment, be required to be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications above (to the extent applicable); provided that if the Administrative Agent shall notify the Borrowing Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 [The Administrative Agent] and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Upon the appointment of a successor Administrative Agent hereunder, such successor shall succeed to all of the rights, powers, privileges and duties of PNC as a retiring Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as the Administrative Agent under the Loan Documents.
10.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, the Sole Bookrunner or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
10.9    Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Parent (or an Affiliate thereof) and the Administrative Agent, as amended from time to time.
10.10    Authorization to Release Collateral and Guarantors. The Lenders and the Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], (ii) any Guarantor from its obligations under the Collateral Documents and any other Loan Document if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to Persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]

and (iii) all Collateral upon Payment in Full and, in each case, the Administrative Agent shall promptly take such action and execute any such documents (in each case at the sole cost and expense of the Borrower) as may be reasonably requested by the Borrowing Agent in connection with any such release, provided, that, to the extent expressly requested by the Administrative Agent, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowing Agent containing such certifications as the Administrative Agent shall reasonably request.
10.11    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
SECTION 11.
MISCELLANEOUS
11.1    Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowing Agent, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
11.1.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
11.1.2    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Revolving Credit Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in the interest rate) or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3    Release of Collateral or Guarantor. Except for Dispositions permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral without the consent of all Lenders (other than Defaulting Lenders) or release all or substantially all of the Guarantors from their respective obligations under the Collateral Documents without the consent of all Lenders (other than Defaulting Lenders); or
11.1.4    Miscellaneous. Amend the definition of “Optional Currency”, “Available LC Foreign Currency” or Section 2.11.2(iii) [Requests for Additional Optional Currencies], Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders; provided, nothing in this Section 11.1. shall prevent an amendment in accordance with Section 2.15 [Extension Amendments], 3.1(vii) [Amendment to Loan Documents - Incremental Facilities], Section 4.6 [Successor Euro-Rate Index] or Section 8.1.12(iii) [Additional Collateral; Joinder of Subsidiaries];
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, any Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, such Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
11.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3    Expenses; Indemnity; Damage Waiver.
11.3.1    Costs and Expenses. The Borrowers shall (subject, in the case of the Foreign Borrowers, to Section 2.1.3 [Nature of Obligations]) pay (i) all reasonable, out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that in the case of clause (i) and this clause (iii), legal fees and legal expenses shall be limited to the fees and expenses of one legal counsel for the Administrative Agent plus, if necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction; provided, further, that in the event of any actual or potential conflict of interest, the Borrowers shall be liable for the fees and expenses of one additional counsel for each Person or group of Persons subject to such conflict and (iv) subject to any express limitations in Section 8.1.5 [Visitation Rights], all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.
11.3.2    Indemnification by the Borrowers. The Borrowers shall (subject, in the case of the Foreign Borrowers, to Section 2.1.3 [Nature of Obligations]), indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, the Sole Bookrunner and the Syndication Agent listed on the cover page hereof, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Borrower or any other Loan Party under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) resulted from a proceeding not arising from or involving any act or omission by any Loan Party or any Affiliate thereof that is brought by an Indemnified Person against any other Indemnified Person (other than any claim or proceeding against the Administrative Agent, any other Agent listed on the cover page hereof (including the Joint Lead Arrangers, the Syndication Agent and the Sole Bookrunner), an Issuing Lender or the Swing Loan Lender in its capacity as such, for which indemnification hereunder shall not be limited by this clause (z)). This Section 11.3.2 [Indemnification by the Borrowers] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.3.3    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrowers] to be paid by the Borrowers to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Lender in connection with such capacity.
11.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither any Borrower nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
11.3.5    Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.
11.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Credit Expiration Date if such date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
11.5    Notices; Effectiveness; Electronic Communication.
11.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.
11.5.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it or them hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
11.5.3    Change of Address, Etc. Any party hereto may change its address, e‑mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
11.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
11.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder until Payment In Full. All covenants and agreements of the Borrowers contained herein relating to any Cash Collateralized Letters of Credit, payment of additional compensation or expenses and indemnification, including those set forth in Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
11.8    Successors and Assigns.
11.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2    Assignments by Lenders. Any Lender (“Existing Lender”) may at any time assign to one or more assignees (“Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(H)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(I)    in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(A)    the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of each Issuing Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)    No Assignment to a Loan Party. No such assignment shall be made to a Loan Party or any Loan Party’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
11.8.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.8.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowing Agent’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
1.1.2    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.9    Confidentiality.
11.9.1    General. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrowing Agent to the extent practicable and otherwise permitted by applicable Law), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (vii) with the consent of the Borrowing Agent or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or the other Loan Parties. In addition, the Administrative Agent may disclose to Gold Sheets usual and customary information necessary to ensure league table credit in connection with this Agreement, it being understood that tombstones referencing the syndication and arrangement of the Loans or inclusion of this Agreement on lists or in other formats, in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.9.2    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such

Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].
11.10    Counterparts; Integration; Effectiveness.
11.10.1    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ADDITIONAL WAIVERS.
11.11.1    Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York in accordance with the provisions of 5-1401 of the New York General Obligations Law without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the applicable Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.
11.11.2    SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK

STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
11.11.3    WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
11.11.4    SERVICE OF PROCESS. (i) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(i)    Without prejudice to any other mode of service allowed under any relevant law, each Loan Party:
(A)    Irrevocably appoints the Borrowing Agent as its agent for service of process in relation to any proceedings before any courts in the United States in connection with any Loan Documents; and
(B)    Agrees that failure by an agent for service of process to notify the relevant Loan Party of the process will not invalidate the proceedings concerned.
(ii)    If any Person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowing Agent (on behalf of all the Loan Parties) must immediately (and in any event within 10 Business Days of such event taking place or such longer period of time as agreed by the Administrative Agent in writing) appoint another agent on terms reasonably acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another agent for this purpose.

11.11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.12    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
11.13    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.14    Financial Assistance
. This Agreement and the other Loan Documents do not apply to any liability to the extent that it would result in this Agreement and any other applicable Loan Documents constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 and, with respect to any and each other Person which joins this Agreement and any other applicable Loan Documents as a Guarantor after the Closing Date, is subject to any limitations (if any) set out in this Agreement and any other Loan Documents applicable to such Guarantor.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
BORROWERS:

GP STRATEGIES CORPORATION

By:

Name:

Title:

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)…………………………………… in the presence of:	) ) ) ) )	(signed)…………………………………… Director
Witness

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)…………………………………… in the presence of:	) ) ) ) )	(signed)…………………………………… Director
Witness

DMEAST #35615495    Credit Agreement S-1

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)…………………………………… in the presence of:	) ) ) ) )	(signed)…………………………………… Director
Witness

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…………………………………… in the presence of:	) ) ) ) )	(signed)…………………………………… Director
Witness

GUARANTORS:

GP CANADA HOLDINGS CORPORATION

By:

Name:

Title:

DMEAST #35615495    Credit Agreement S-2

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:

Name:

Title:

DMEAST #35615495    Credit Agreement S-3

WELLS FARGO BANK, N.A.

By:

Name:

Title:

DMEAST #35615495    Credit Agreement S-4

BANK OF MONTREAL

By:

Name:

Title:

BANK OF MONTREAL

By:

Name:

Title:

DMEAST #35615495    Credit Agreement S-5

HSBC BANK USA, N.A.

By:

Name:

Title:

DMEAST #35615495    Credit Agreement S-6

SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Euro-Rate Spread
I	Less than or equal to 1.00 to 1.0	0.15%	1.25%	0.25%	1.25%
II	Greater than 1.00 to 1.0 but less than or equal to 1.50 to 1.0	0.175%	1.50%	0.50%	1.50%
III	Greater than 1.50 to 1.0 but less than or equal to 2.00 to 1.0	0.20%	1.75%	0.75%	1.75%
IV	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	0.225%	2.00%	1.00%	2.00%
V	Greater than 2.50 to 1.0	0.25%	2.25%	1.25%	2.25%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate in Level V shall apply from Closing Date until the annual financial statements for fiscal year ending December 31, 2018 required by Section 8.3.2 [Annual Financial Statements] have been received by the Administrative Agent (together with the related Compliance Certificate) whereupon paragraph (b) shall become applicable.
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

DMEAST #35615495 v14    1
Schedule 1.1(A)

(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowing Agent or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

DMEAST #35615495 v14    2
Schedule 1.1(A)

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Total Commitment	Ratable Share
Name: PNC Bank, National Association Address: 1 East Pratt Street, 5th floor Baltimore, MD 21201 Attention: John Hehir Telephone: (410) 237-4573 Telecopy: (410) 237-5703	$70,000,000	70,000,00	35.00%
Name: Wells Fargo Bank, N.A. Address: 7711 Plantation Road Roanoke, VA 24019 Attention: Leigh Kurtz Telephone: (540) 985-5829 Telecopy: (844) 879-0845	$60,000,000	$60,000,000	30.00%
Name: Bank of Montreal Address: 3 Times Square, 25th Floor New York, NY 10036 Attention: Christina Boyle Telephone: (212) 702-1279 Telecopy:	$35,000,000	$35,000,000	17.50%
Name: HSBC Bank USA, N.A. Address: 1401 1 Street, NW, Suite 500 Washington, DC 20005 Attention: Jacob Streit Telephone: (202) 496-8790 Telecopy:	$35,000,000	$35,000,000	17.50%
Total	$200,000,000	$200,000,000	100%

DMEAST #35615495 v14    1
Schedule 1.1(B)

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name:    PNC Bank, National Association
Address:    1 East Pratt Street, 5th floor
    Baltimore, MD 21201
Attention:    John Hehir

Telephone:    410-237-4573
Telecopy:    410 237-5703

With a Copy To:

Agency Services, PNC Bank, National Association
Mail Stop:    P7-PFSC-04-I
Address:     500 First Avenue
    Pittsburgh, PA 15219
Attention:    Agency Services
Telephone:    412-762-6442
Telecopy:    412-762-8672

BORROWERS:
Name:    GP Strategies Corporation
Address:    11000 Broken Land Parkway, Suite 200
Columbia, MD 21044

Attention:    Michael Dugan, Executive VP & Chief Financial Officer

Telephone:    443-367-9627
Telecopy:    443-393-2907

With a copy to:

Name:    GP Strategies Corporation
Address:    11000 Broken Land Parkway, Suite 200
Columbia, MD 21044

DMEAST #35615495 v14    2
Schedule 1.1(B)

Attention:    Kenneth L. Crawford, Esquire, Executive Vice President & General     Counsel

Telephone:    443-367-9627
Telecopy:    443-393-2907

GUARANTORS:

Name:    GP Canada Holdings Corporation
Address:    11000 Broken Land Parkway, Suite 200
Columbia, MD 21044

Attention:    Michael Dugan, Executive VP & Chief Financial Officer

Telephone:    443-367-9627
Telecopy:    443-393-2907

With a copy to:

Name:    GP Strategies Corporation
Address:    11000 Broken Land Parkway, Suite 200
Columbia, MD 21044

Attention:    Kenneth L. Crawford, Esquire, Executive Vice President & General     Counsel

Telephone:    443-367-9627
Telecopy:    443-393-2907

DMEAST #35615495 v14    3
Schedule 1.1(B)

SCHEDULE 1.1(C)
TTI COST SAVINGS

Acquisition on 12/1/18	Total
TTM Proforma after all cost savings realized

Total
TTM Ebitda	481
Monthly Cost Savings

Initial Reductions TTI - Day 1	2,418
Phase 2 (month 5)	1,706
Phase 3 (month 9)	518
4,642

Staff Aug Profit	200

Initial IT Costs	(820)
Sarbanes Oxley Ongoing	(325)
G+A	(750)

Proforma Ebitda tor TTI RoW	3,428

DMEAST #35615495 v14    1
Schedule 1.1(C)

SCHEDULE 1.1(D)

EXISTING LETTERS OF CREDIT

Beneficiary	Issuing Bank	LC #	Currency	Face Value	US Dollar Value (Approx.)	Date of LC	Expiration Date
Mt. Vernon Energy Partners	Wells Fargo	IS0351873U	USD	13,250.00	13,250.00	11/16/2015	10/31/19
Aramco Services	Wells Fargo	IS0396894U	USD	975,000.00	975,000.00	03/10/2016	12/31/2018
National Bank of Kuwait (for KNPC Clean Fuel Project)	Wells Fargo	IS0441145U	KWD	1,089,497.00	3,596,887.19	07/13/2016	12/15/2021
Al Thurya General Trading & Contg Co. (for Public Authority for Manpower Kuwait)	Wells Fargo	IS0470427U	KWD	25,000.00	82,535.50	11/23/2016	07/15/2022
Commerzebank – Netherlands lease deposit	Wells Fargo	IS0470012U	EUR	11,298.38	13,057.54	11/23/2016	01/15/2022
EGAT (Electricity Generating Authority of Thailand)	Wells Fargo	IS000028727U	USD	17,719.00	17,719.00	01/18/2018	01/31/2019

DMEAST #35615495 v14
Schedule 1.1(D)    1

SCHEDULE 8.1.3
INSURANCE REQUIREMENTS RELATING TO THE COLLATERAL
COVENANTS:
The Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents. Such policies of insurance shall, with respect to the Collateral, contain special endorsements which include the provisions set forth below or are otherwise in form reasonably acceptable to the Administrative Agent.
ENDORSEMENT:
(i) specify the Administrative Agent as an additional insured and lender loss payee as its interests may appear with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured;
(ii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise; and
(iii) provide that no cancellation of such policies for any reason (including non-payment of premium) therein shall be effective until at least thirty (30) days (ten (10) days in the case of cancellation for non-payment of premiums) after receipt by the Administrative Agent of written notice of such cancellation.

DMEAST #35615495 v14
Exhibit 8.1.3    1

EXHIBIT 1.1(A)
Form of
ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interests identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees and swingline loans included in such facilities) and (b) to the extent permitted to be assigned by applicable law, all suits, claims, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or with respect to the Credit Agreement, any other Loan Document, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or otherwise based on or related to any of the foregoing, including, but not limited to, contract claims, statutory claims, tort claims, malpractice claims and all other claims at law or in equity with respect to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above, collectively, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

3.	[and is an Affiliate/Approved Fund of [identify Lender] Select as applicable.]

4.	Borrowers: GP Strategies Corporation, General Physics (UK) Limited, GP Strategies Holdings Limited, GP Strategies Limited, and GP Strategies Training Limited

5.	Administrative Agent: PNC Bank, National Association, as the administrative agent under the Credit Agreement

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6.
Credit Agreement:    The Credit Agreement dated as of November 30, 2018 among the Borrowers, each Person joined thereto from time to time as a Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and the Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.	CUSIP Number
Revolving Credit Commitment	$	$	%
Swing Loan Commitment	$	$	%

8.	[Trade Date: ______________][3] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

9.
Effective Date:    ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.][4] Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption, except as otherwise provided in the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION AGREEMENT]
The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to5
Name of Relevant Party]]

By:
Name:
Title:

4

5    To be added where the consent of the Borrowers and/or other parties (e.g. the Swing Loan Lender and issuers of Letters of Credit) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the Loan Documents), or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

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1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements, if any, of an eligible assignee under Section 11.8 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive, copies of the most recent financial statements delivered pursuant to Section 6.1.6 or 8.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) and if the Assignee is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

DMEAST #35739974 v5    - 4 -
DMEAST #35739974 v5

EXHIBIT 1.1(B)

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FORM OF
BORROWER JOINDER AND ASSUMPTION AGREEMENT
THIS BORROWER JOINDER AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of ____, 20__, by ____________________________________, a _____________________ [corporation/partnership/limited liability company] (the “New Borrower”).
Background
Reference is made to (i) the Credit Agreement, dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK, GP Strategies Limited and each other Borrower joined thereto from time to time, collectively, the “Borrowers”), each of the Guarantors now or hereafter party thereto, the lenders now or hereafter party thereto (the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), (ii) those certain Revolving Credit Notes (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Revolving Credit Notes”) made by the Borrowers party thereto from time to time in favor of the Lenders, (iii) that certain Swing Loan Note (as the same may be amended, restated, supplemented or modified from time to time, the “Swing Loan Note” and together with the Revolving Credit Notes, collectively, the “Notes”) made by the Borrowers party thereto in favor of the Swing Loan Lender, (iv)  the Security Agreement, dated as of November __, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Security Agreement”), among the Parent and certain subsidiaries of the Parent and the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (v) the Pledge Agreement, dated as of November__, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Pledge Agreement”), among the Parent and certain subsidiaries of the Parent in favor of the Administrative Agent, (vi) the Debenture, dated as of November __, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Debenture”) made by certain of the Borrowers in favor of the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (vii) the Mortgage and Charge of Shares, dated as of November __, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Mortgage and Charge of Shares”), made by one or more of the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (viii) the Patent, Trademark and Copyright

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Security Agreement, dated as of November __, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Patent, Trademark and Copyright Security Agreement”), among one or more of Loan Parties and the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (ix) the Intercompany Subordination Agreement, dated as of November __, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Intercompany Subordination Agreement”), among the Loan Parties and the Administrative Agent for the benefit of the Lenders and the other Secured Parties, and (x) the other Loan Documents referred to in the Credit Agreement (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Documents”).
Agreement
Capitalized terms defined in the Credit Agreement are used herein as defined therein. In addition, the term “Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders and the other holders of the Obligations.
New Borrower hereby becomes a Borrower under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Borrower as a result of being or becoming affiliated with the Borrowers and the Guarantors, New Borrower hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Borrower” and a “Loan Party”, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Credit Agreement, a “Borrower,” jointly and severally with the existing Borrowers (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Notes, a “Company” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Intercompany Subordination Agreement [select applicable ones and delete the others: , a “Debtor” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Security Agreement/ a “Pledgor” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Pledge Agreement/ a “Chargor” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Debenture and the Mortgage and Charge of Shares/ a “Pledgor” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Patent, Trademark and Copyright Security Agreement], and a Borrower or Loan Party, as the case may be, under each of the other Loan Documents to which the Borrowers or Loan Parties are a party jointly and severally with the existing parties thereto (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement).
Without limiting the generality of the foregoing, New Borrower hereby represents and warrants that (i) after giving effect to the schedules attached hereto and made a party hereof, each of the representations and warranties set forth in Section 6 of the Credit Agreement applicable to a Borrower is true and correct as to New Borrower on and as of the date hereof (a) in the case of representations and warranties qualified by materiality, in all respects and (b) otherwise, in all material respects (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date) and (ii) New Borrower has

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heretofore received a true and correct copy of the Credit Agreement, Notes select applicable ones and delete the others:, Security Agreement/Pledge Agreement/Debenture/Mortgage and Charge of Shares/Patent, Trademark and Copyright Security Agreement], Intercompany Subordination Agreement, and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE NEW BORROWER SPECIFICALLY ACKNOWLEDGES AND AGREES TO THE CONSENT TO JURISDICTION, SERVICE OF PROCESS AND WAIVER OF JURY TRIAL PROVISIONS SET FORTH IN THE LOAN DOCUMENTS.
New Borrower hereby makes, affirms, and ratifies in favor of the Administrative Agent, the Lenders and the other Secured Parties, the Credit Agreement, Notes, [select applicable ones and delete the others: , Security Agreement/Pledge Agreement/Debenture/Mortgage and Charge of Shares/Patent, Trademark and Copyright Security Agreement], Intercompany Subordination Agreement, and each of the other Loan Documents given by the Borrowers to the Administrative Agent and/or any of the Lenders or other Secured Parties. [Select applicable ones and delete the others: New Borrower hereby confirms New Borrower’s grant of, and New Borrower hereby grants, a lien on and security interest in (i) the Collateral (as defined in the Security Agreement), (ii) the Pledged Collateral (as defined in the Pledge Agreement) and (iii) the Patents, Trademarks and Copyrights (as defined in the Patent, Trademark and Copyright Security Agreement) in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties as security for the due and punctual performance of the Secured Obligations (as defined therein), which lien on and security interest is a Prior Security Interest/New Borrower is simultaneously delivering to the Administrative Agent a Deed of Accession in accordance with the Debenture/New Borrower hereby confirms New Borrower’s mortgage and charge of (and by New Borrower’s execution hereof, New Borrower mortgages and charges) the Securities (as defined in the Mortgage and Change of Shares) in favor of the Administrative Agent as security trustee for the Secured Parties by way of first fixed mortgage and charge for the payment and discharge of the Secured Obligations (as defined therein), which mortgage and charge is a Prior Security Interest].
To the extent applicable, New Borrower is simultaneously delivering to the Administrative Agent the documents, together with this Borrower Joinder and Assumption Agreement, required under clauses (a) and (b) of sub-paragraph (iv) of 8.1.12 [Additional Collateral; Joinder of Subsidiaries].
In furtherance of the foregoing, New Borrower shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Borrower Joinder and Assumption Agreement and the other Loan Documents, including, without limitation, executing and delivering (and causing the other Borrowers to execute and deliver) to each of the Lenders a Revolving Credit Note and to the Swing Loan Lender a Swing Loan Note.
New Borrower acknowledges and agrees that delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail to the Administrative Agent or any Lender

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purporting to be signed on behalf of New Borrower shall be effective as delivery of a manually executed counterpart of this Agreement by New Borrower.

Notwithstanding any provision in this Agreement to the contrary, this Agreement, the Credit Agreement and the other Loan Documents do not apply to any liability to the extent that it would result in this Agreement, the Credit Agreement or any other Loan Documents constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

[SIGNATURE PAGE TO FOLLOW]

Borrower Joinder
DMEAST #35739974
IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Borrower has duly executed this Borrower Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders and the other Secured Parties, as of the date and year first above written.

ATTEST:

By:

Name:	Name:

Title:	Title:

Acknowledged and accepted:
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

10

EXHIBIT 1.1(G)(1)
FORM OF
GUARANTOR JOINDER AND ASSUMPTION AGREEMENT This form is for use with United States entities only that become guarantors after the Closing Date.

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of ____, 20__, by ____________________________________, a _____________________ [corporation/partnership/limited liability company] (the “New Guarantor”).
Background
Reference is made to (i) the Credit Agreement, dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK, GP Strategies Limited and each other Borrower joined thereto from time to time, collectively, the “Borrowers”), the Guarantors now or hereafter party thereto (the “Guarantors” and together with the Borrowers, the “Loan Parties”), the Lenders now or hereafter party thereto (the “Lenders”) and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), (ii) the Continuing Agreement of Guaranty and Suretyship, dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Guaranty”) made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders and the other Secured Parties (as defined below), (iii) the Security Agreement dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Security Agreement”) among certain of the Loan Parties and the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (iv) the Pledge Agreement, dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Pledge Agreement”) made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (v) the Intercompany Subordination Agreement, dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Intercompany Subordination Agreement”) among the Loan Parties and the Administrative Agent for the benefit of the Lenders and the other Secured Parties, (vi) the Patent, Trademark and Copyright Security Agreement, dated as of November 30, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Patent, Trademark and Copyright Security Agreement”) among certain of the Loan Parties and the Administrative Agent for the benefit of the Lenders and the other Secured Parties, and (vii) the other Loan Documents referred to in the Credit Agreement.

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Agreement
Capitalized terms defined in the Credit Agreement are used herein as defined therein. In addition, the term “Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders and the other holders of the Obligations.
New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrowers and the Guarantors, New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor”, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Credit Agreement, a “Guarantor,” jointly and severally with the existing Guarantors (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Guaranty, a “Company” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Intercompany Subordination Agreement, a “Debtor” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Security Agreement, a “Pledgor” jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement) under the Pledge Agreement and the Patent, Trademark and Copyright Security Agreement, and a Loan Party, Grantor or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are a party; and, New Guarantor hereby agrees that from the date hereof and until Payment in Full (or otherwise released as a Guarantor pursuant to the terms of the Credit Agreement), New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Patent, Trademark and Copyright Security Agreement, Intercompany Subordination Agreement, and each of the other Loan Documents jointly and severally with the existing parties thereto (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement). Without limiting the generality of the foregoing, New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Credit Agreement applicable to a Loan Party is true and correct as to New Guarantor on and as of the date hereof (except such representations and warranties which relate solely to an earlier time) and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.
New Guarantor hereby makes, affirms, and ratifies in favor of the Administrative Agent, the Lenders and the other Secured Parties, the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents given by the Guarantors to the Administrative Agent and/or any of the Lenders or other Secured Parties and New Guarantor hereby confirms New Guarantor’s grant of (and by New Guarantor’s execution hereof, New Guarantor grants) a lien on and security interest in the Collateral (as defined in the Security Agreement), the Pledged Collateral (as defined in the Pledge Agreement), and the Patents, Trademarks and Copyrights (as defined in the Patent, Trademark and Copyright Security Agreement), in each case

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in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties as security for the due and punctual performance of the Secured Obligations (as defined therein), which lien on and security interest is a Prior Security Interest.
New Guarantor is simultaneously delivering to the Administrative Agent the documents, together with this Guarantor Joinder and Assumption Agreement, required under clauses (a) and (b) of sub-paragraph (iv) of Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries].
In furtherance of the foregoing, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Guarantor Joinder and Assumption Agreement and the other Loan Documents.
New Guarantor acknowledges and agrees that a telecopy or other electronic transmission to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor.

Notwithstanding any provision in this Guarantor Joinder and Assumption Agreement to the contrary, this Guarantor Joinder and Assumption Agreement and the other Loan Documents do not apply to any liability to the extent that it would result in any Loan Document constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

[SIGNATURE PAGE FOLLOWS]
Guarantor Joinder
DMEAST #35724874 v6DMEAST #35724874
DMEAST #25022619    [Signature Page to Guarantor Joinder]
IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders and the other Secured Parties, as of the date and year first above written.

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ATTEST/WITNESS:

By:

Name:	Name:

Title:	Title:

Acknowledged and accepted:
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

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EXHIBIT 1.1(I)

FORM OF
INTERCOMPANY SUBORDINATION AGREEMENT
THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of November 30, 2018, and is made by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, each a “Borrower” and collectively, the “Borrowers”), EACH OF THE OTHER LOAN PARTIES LISTED ON THE SIGNATURE PAGES HERETO, AND EACH OF THE OTHER LOAN PARTIES WHICH BECOME PARTIES HEREUNDER FROM TIME TO TIME (the Borrowers and each such other Loan Party being individually referred to herein as a “Company” and collectively the “Companies”), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”), for the Lenders (defined below).
WITNESSETH THAT:
WHEREAS, each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in that certain Credit Agreement, dated as of even date herewith (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, each Person joined thereto as a borrower from time to time, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”) and the Administrative Agent; and
WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, the Lenders intend to make Loans to, and issue or participate in Letters of Credit for the account of, the Borrowers; and
WHEREAS, the Companies have or in the future may have liabilities, obligations or indebtedness owed to each other (the liabilities, obligations and indebtedness of each of the Companies to the Domestic Loan Parties, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof, and all other obligations and other amounts payable by any Company to any other Company, are hereinafter collectively referred to as the “Intercompany Indebtedness”); and

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WHEREAS, the obligations of the Lenders to maintain the Commitments and make Loans to or issue or participate in Letters of Credit for the account of the Borrowers from time to time are subject to the condition, among others, that the Companies subordinate the Intercompany Indebtedness to the Obligations of the Borrowers or any other Company to the Administrative Agent, the Lenders and the other holders of the Obligations (collectively, together with the Administrative Agent and the Lenders, the “Secured Parties”) pursuant to the Credit Agreement, the other Loan Documents, and any agreement, document or instrument evidencing or entered into in connection with any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge or any Other Lender Provided Financial Service Product (collectively, the “Senior Debt”) in the manner set forth herein.
NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1.Intercompany Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior Payment in Full of all Senior Debt pursuant to the provisions contained herein.
2.Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, examinership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company (other than any liquidation, dissolution or other winding up of any Company permitted under the Credit Agreement), whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event, the Administrative Agent shall be entitled to receive, for the benefit of the Administrative Agent and the other Secured Parties as their respective interests may appear, Payment in Full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents, or any other documents or instruments evidencing the Senior Debt or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.
3.No Commencement of Any Proceeding. Each Company agrees that, until Payment in Full, it will not commence, or join with any creditor other than the Administrative Agent, the Lenders and the other Secured Parties in commencing, any proceeding referred to in Section 2 against any other Company that owes it any Intercompany Indebtedness (other than to preserve its claim).

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4.Prior Payment of Senior Debt Upon Acceleration of Intercompany Indebtedness. If any portion of the Intercompany Indebtedness that has a stated maturity date owed by any Company becomes or is declared due and payable before its stated maturity, then and in such event the Administrative Agent, the Lenders and the other Secured Parties shall be entitled to receive Payment in Full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Loan Documents, or any other documents or instruments evidencing the Senior Debt or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Intercompany Indebtedness is entitled to receive any payment thereon.
5.No Payment When Senior Debt in Default. If any Event of Default shall have occurred and be continuing, or an Event of Default or Potential Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Administrative Agent, with the consent of the Required Lenders, shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness.
6.Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making payments at any time of principal of or interest on any portion of or other payments with respect to the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness or other payments due with respect to the Intercompany Indebtedness.
7.Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2, 4, 5 and 6, a Company that is owed Intercompany Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character not permitted hereunder, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.
8.Rights of Subrogation. Each Company agrees that no payment or distribution to the Administrative Agent, the Lenders or the other Secured Parties pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been Paid in Full.
9.Instruments Evidencing Intercompany Indebtedness. Each Company shall cause each instrument which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:
“This instrument is subject to the terms of an Intercompany Subordination Agreement dated as of November 30, 2018 in favor of PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders referred to therein, which Intercompany

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Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement.”
Each Company will further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement.
10.Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Administrative Agent, the Lenders and the other Secured Parties, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Administrative Agent, the Lenders and the other Secured Parties, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Administrative Agent, the Lenders and the other Secured Parties, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent, the Lenders and the other Secured Parties to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.
11.No Implied Waivers of Subordination. No right of the Administrative Agent, any Lender or any other Secured Party to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Administrative Agent, any Lender or any other Secured Party, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof with which the Administrative Agent, any Lender or any other Secured Party may have or be otherwise charged. Each Company by its acceptance hereof shall agree that, until Payment in Full, such Company shall not agree to sell, assign, pledge or encumber the obligations of the other Companies with respect to their Intercompany Indebtedness, other than pursuant to the Loan Documents or as otherwise permitted under the Credit Agreement.
Without in any way limiting the generality of the foregoing paragraph, none of the following shall impair or release the subordination provided in this Agreement: (i) any change to the manner, place or terms of payment, or the extension of the time of payment, renewal or alteration of the Senior Debt or other amendment or supplement to the Senior Debt, the Loan Documents or any other documents or instruments evidencing any Senior Debt; (ii) any sale, exchange or release of any of the property pledged, mortgaged or otherwise securing the Senior Debt; (iii) any release of any person liable in any manner for the payment or collection of the Senior Debt; and (iv) the Administrative Agent, the Lenders or any of the other Secured Parties exercising or refraining from exercising any rights against any of the Companies and any other Person.

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12.Additional Subsidiaries. The Companies covenant and agree that they shall cause each Subsidiary that is a Loan Party or is required to become a Loan Party pursuant to Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries], to execute a Borrower Joinder or Guarantor Joinder, as applicable, whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any such Subsidiary by any of the Companies, including any other Joining Subsidiaries, to the Senior Debt.
13.Continuing Force and Effect. This Agreement shall continue in force until Payment in Full, it being contemplated that this Agreement be of a continuing nature.
14.Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent, the Lenders or the other Secured Parties hereunder, and any and all waivers of a Potential Default or Event of Default or any consents or other departures from the due performance of the Companies hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders and the other Secured Parties.
15.Expenses. Subject to any applicable limitation set forth in Section 11.3 of the Credit Agreement [Expenses; Indemnity; Damages Waiver] and subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement, the Companies unconditionally and jointly and severally agree upon demand to pay to the Administrative Agent, the Lenders and the other Secured Parties the amount of any and all out-of-pocket costs, expenses and disbursements, including reasonable fees and expenses of counsel, which the Administrative Agent, any of the Lenders or any of the other Secured Parties may incur in connection with the enforcement of any of the rights of the Administrative Agent, the Lenders and/or the other Secured Parties hereunder.
16.Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
17.Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York in accordance with Section 5-1401 of the New York General Obligation Law without regard to its conflict of laws principles.
18.Successors and Assigns. This Agreement shall inure to the benefit of the Administrative Agent, the Lenders and the other Secured Parties and their respective successors and permitted assigns, and the obligations of the Companies shall be binding upon their respective successors and permitted assigns as permitted under the Credit Agreement, provided, that no Company may assign or transfer its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Lenders and any such delegation or transfer without such consent shall be null and void.
19.Joint and Several Obligations. Subject to Section 2.1.3 [Nature of Obligations] in the Credit Agreement, each of the obligations of each and every Company under this Agreement is joint and several. The Administrative Agent may, in its sole discretion, elect to enforce this Agreement against any Company without any duty or responsibility to pursue any other Company and such an election by the Administrative Agent shall not be a defense to any action the

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Administrative Agent may elect to take against any Company. Each of the Administrative Agent, the Lenders and the other Secured Parties hereby reserves all rights against each Company.
20.Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
21.Attorneys-in-Fact. Each of the Companies agrees to execute, deliver and file any proofs of claim in respect to Intercompany Indebtedness owed to such Company in the event of a bankruptcy or similar proceeding with respect to the Company owing such Intercompany Indebtedness as may be requested by the Administration Agent and hereby authorizes and empowers the Administrative Agent, at its election and in the name of either itself, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents if such Company shall fail to do so 10 days before the expiration of time to file such proof of claim or documents and take any other action the Administrative Agent may deem advisable to completely protect the Administrative Agent’s, the Lenders’ and the other Secured Parties’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Administrative Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent, its officers, employees or agents pursuant to the foregoing power of attorney. Notwithstanding the foregoing, the power of attorney set forth in this Section 21 may only be exercised during the existence of an Event of Default.
22.Application of Payments. In the event any payments are received by the Administrative Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.
23.Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, at law may not fully compensate the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, for the damages they may suffer in the event of a breach hereof.
24.SUBMISSION TO JURISDICTION. EACH COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT

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COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH COMPANY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
25.WAIVER OF VENUE
. EACH COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 25. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

26.SERVICE OF PROCESS
.
1.EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
2.Without prejudice to any other mode of service allowed under any relevant law, each Loan Party:
(a)Irrevocably appoints the Borrowing Agent as its agent for service of process in relation to any proceedings before any courts in the United States in connection with any Loan Documents; and
(b)Agrees that failure by an agent for service of process to notify the relevant Loan Party of the process will not invalidate the proceedings concerned.

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3.If any Person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowing Agent (on behalf of all the Loan Parties) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another agent for this purpose.
27.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
28.Notices. All notices, statements, requests and demands and other communications given to or made upon the Companies, the Administrative Agent or the other Secured Parties in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.
29.Rules of Construction. The rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement.
30.Termination. Upon Payment in Full, this Agreement shall terminate and be of no further force and effect.

[SIGNATURE PAGEs FOLLOW]

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

DMEAST #35743047

DMEAST #35743047
[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]
WITNESS the due execution hereof as of the day and year first above written with the intention that this Agreement shall constitute a sealed instrument.
BORROWERS

GP STRATEGIES CORPORATION

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By:

Name:

Title:

GIVEN under the common seal
of GENERAL PHYSICS (UK) LTD.
and delivered as a deed

Director

Director/Secretary

GIVEN under the common seal
of GP STRATEGIES HOLDINGS LIMITED
and delivered as a deed

Director

Director/Secretary

GIVEN under the common seal
of GP STRATEGIES LIMITED
and delivered as a deed

Director

Director/Secretary

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GIVEN under the common seal
of GP STRATEGIES TRAINING LIMITED
and delivered as a deed

Director

Director/Secretary

GUARANTORS

GP CANADA HOLDINGS COPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

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EXHIBIT 1.1(N)(1)
FORM OF
REVOLVING CREDIT NOTE
Philadelphia, Pennsylvania
November 30, 2018
FOR VALUE RECEIVED, each of the undersigned, GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, collectively, the “Borrowers”), hereby unconditionally, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement (as defined below)), promises to pay to _________________________________ or its registered assigns (the “Lender”), in immediately available funds, (i) in Dollars, the aggregate unpaid principal amount of all Revolving Credit Loans made in Dollars, and (ii) in the applicable optional Currency, the aggregate unpaid principal amount of all Revolving Credit Loans made in such Optional Currency, in each case made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of November 30, 2018, among the Borrowers, each other Person joined thereto from time to time as a borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (including the Lender), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Revolving Credit Expiration Date.
The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Subject to the requirement of Section 4.3 [Interest After Default] of the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan

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Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 (or, with respect to any Optional Currency Loans, at the location indicated pursuant to the Credit Agreement), unless otherwise directed in writing by the Administrative Agent, in immediately available funds and in the currency specified in the Credit Agreement.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without giving effect to its conflicts of law principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[SIGNATURE PAGE FOLLOWS]

DMEAST #35726284 v5

DMEAST #35726284 v5

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IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
GP STRATEGIES CORPORATION

By:
Name:
Title:

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXHIBIT 2.5.1
FORM OF
LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue
Pittsburgh, PA 15219
Telephone No.: (412) 762-6442
Telecopier No.: (412) 762-8672

Attention: Agency Services

FROM:	GP STRATEGIES CORPORATION, GENERAL PHYSICS (UK) LTD., GP STRATEGIES HOLDINGS LIMITED, GP STRATEGIES LIMITED and GP STRATEGIES TRAINING LIMITED (collectively, the “Borrowers”)

RE:
Credit Agreement dated as November 30, 2018, among the Borrowers, the Guarantors now or hereafter party thereto, the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”)

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Credit Agreement.

A.	Pursuant to Section [2.5.1] of the Credit Agreement, the Borrowers irrevocably request [check one line under 1(a) below and fill in blank space next to the line as appropriate]:
1.(a)          A new Revolving Credit Loan OR
     Renewal of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on __________ __, ____ OR
     Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on _____________ to a Loan to which the Euro-Rate Option applies, OR
     Conversion of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on __________ __, ____ to a Loan to which the Base Rate Option applies.
SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:
[Check one line under 1(b) below and fill in blank spaces in line next to line]:

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  1. (b)(i)  Under the Base Rate Option. Such Loan shall have a Borrowing Date of __________, ___ (which date shall be (i) the same Business Day (or later) as the Business Day of receipt by the Administrative Agent by 10:00 a.m. Eastern Time of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies).
              OR
   (ii)           Under the Euro-Rate Option for a Loan in Dollars. Such Loan shall have a Borrowing Date of _____________ (which date shall be (i) three (3) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 10:00 a.m. Eastern time of this Loan Request for making a new Revolving Credit Loan in Dollars to which the Euro-Rate Option applies, renewing a Loan in Dollars to which the Euro-Rate Option applies, or converting a Loan in Dollars to which the Base Rate Option applies to a Loan to which the Euro-Rate Option applies, (ii) the same Business Day as the last day of the preceding Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies, or (iii) four (4) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 10:00 a.m. Eastern time of this Loan Request for making a new Optional Currency Loan to which the Euro-Rate Option applies or renewing an Optional Currency Loan to which the Euro-Rate Option applies).
2.    Currency applicable to the new or converted Loans:
__     U.S. Dollars
__     Optional Currency: _______________

3.	Such Loan is in the principal amount of U.S. $_____________ or the principal amount to be renewed or converted is U.S. $_____________
[for Revolving Credit Loans under Section 2.5.1 not to be less than $500,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of (i) $500,000 and (ii) the maximum amount available for each Borrowing Tranche to which the Base Rate Option applies].

3.
[Select one of the following options if the Borrowers are selecting the Euro-Rate Option]: Such Loan shall have an Interest Period of [one Month][[two] [three] [six] Months]. Optional Currency Loans may only have an Interest Period of one month.

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4.	Name of Borrower:

B.
As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto): all of the representations and warranties contained in Section 6 of the Credit Agreement and the other Loan Documents are true and correct (i) in the case of representations and warranties qualified by materiality, in all respects and (ii) otherwise, in all material respects (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date); no Event of Default or Potential Default has occurred and is continuing or shall exist; the making of such Loan shall not contravene any Law applicable to any Loan Party or any Subsidiary of any Loan Party; and the Revolving Facility Usage does not exceed the aggregate Revolving Credit Commitments [and the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency shall not exceed the Optional Currency Sublimit].

C.	The undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:
(i)___    Funds to be deposited into a PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $_______________.

(ii)___    Funds to be wired per the following wire instructions:
U.S. $_________________ Amount of Wire Transfer
Bank Name: _____________________
ABA: __________________________
Account Number: _________________
Account Name: ___________________
Reference: _______________________

(iii)    Funds to be wired per the attached Funds Flow (multiple wire transfers).
[SIGNATURE PAGE FOLLOWS]
Loan Request
DMEAST #35726281

DMEAST #25020794    [Loan Request]
[SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]
The Borrowers, through the Borrowing Agent, certify to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on ________.

33

GP STRATEGIES CORPORATION
as Borrowing Agent

By:
Name:
Title:

34

EXHIBIT 2.5.2
FORM OF
SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue
Pittsburgh, PA 15219
Telephone No.: (412) 762-6442
Telecopier No.: (412) 762-8672
Attn: Agency Services

FROM:	GP STRATEGIES CORPORATION (the “Borrower”)

RE:
Credit Agreement dated as of November 30, 2018, among the Borrower, its subsidiaries the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and the Administrative Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”)

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Credit Agreement.
Pursuant to Section 2.5.2 of the Credit Agreement, the Borrower hereby makes, irrevocably, the following Swing Loan Request:

35

Aggregate principal amount of such Swing Loan (may not be less than $100,000)	U.S. $

Proposed Borrowing Date
(which date shall be on or after the date on which the Administrative Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 12:00 noon Eastern time on the Borrowing Date)
____________, 20__

The undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

a. ___Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $_______________.

b. ___Funds to be wired per the following wire instructions:
U.S. $_________________ Amount of Wire Transfer
Bank Name: _____________________
ABA: __________________________
Account Number: _________________
Account Name: ___________________
Reference: _______________________

c. ___Funds to be wired per the attached Funds Flow (multiple wire transfers).

As of the date hereof and the date of making the above-requested Swing Loan (and after giving effect thereto): all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct (i) in the case of representations and warranties qualified by materiality, in all respects and (ii) otherwise, in all material respects (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date); and no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Swing Loan shall not contravene any Law applicable to any Loan Party or any Subsidiary of any Loan Party; and the Revolving Facility Usage does not exceed the aggregate Revolving Credit Commitments.

[SIGNATURE PAGE FOLLOWS]

36

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN REQUEST]

The Borrowers, through the Borrowing Agent, certify to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on ________.

GP STRATEGIES CORPORATION
as Borrowing Agent

By:
Name:
Title:

37

EXHIBIT 5.9.7(A)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 30, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GP Strategies Corporation, its Subsidiaries party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowing Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowing Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowing Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

DMEAST #35615495 v14    1
Schedule 1.1(B)

EXHIBIT 5.9.7(B)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 30, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GP Strategies Corporation, its Subsidiaries party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

DMEAST #35615495 v14
Exhibit 5.9.7(B)    1

EXHIBIT 5.9.7(C)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 30, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GP Strategies Corporation, its Subsidiaries party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

DMEAST #35615495 v14
Exhibit 5.9.7(C)    1

EXHIBIT 5.9.7(D)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 30, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GP Strategies Corporation, its Subsidiaries party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowing Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowing Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowing Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: Name: Title:
Date: ________ __, 20[ ]

DMEAST #35615495 v14
Exhibit 5.9.7(D)    1

EXHIBIT 8.3.3
FORM OF
Quarterly COMPLIANCE CERTIFICATE
This certificate is delivered pursuant to Section 8.3.3 [Certificate of the Borrowers] of that certain Credit Agreement dated as of November 30, 2018 (the “Credit Agreement”) by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Company”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Training UK”; together with the Company, General Physics UK, GP Holdings UK, GP Strategies Limited and each other Borrower joined thereto from time to time, collectively, the “Borrowers”), each Person joined thereto from time to time as a borrower, each of the GUARANTORS from time to time party thereto, the LENDERS from time to time party thereto and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
The undersigned officer, ______________________, the ___________ [President/Chief Executive Officer/Chief Financial Officer] of the Parent, on behalf of the Borrowers, does hereby certify as of the quarter/year ended _________________, 20___ (the “Report Date”), as follows:

(1)	Financial Covenants (Section 8.2.14 through 8.2.15)

(A)	As of the Report Date, the Interest Coverage Ratio is _____ to 1.00, which is not less than 3.00 to 1.00, as required by Section 8.2.14 of the Credit Agreement.

(B)	As of the Report Date, the Leverage Ratio is ____ to 1.00, which is less than ____ to 1.00, as required by Section 8.2.15 of the Credit Agreement.
Attached hereto as Exhibit “A” are true and correct calculations demonstrating compliance as of the date hereof with all financial covenants contained in Sections 8.2.14 through 8.2.15 of the Credit Agreement.

(2)	Indebtedness [(Section 8.2.1)].

(A)
As of the Report Date, the aggregate amount of Indebtedness secured by Purchase Money Security Interests incurred by each of the Loan Parties and each of their respective Subsidiaries is $_________, which amount does not exceed $10,000,000, as required by Section 8.2.1(iii) of the Credit Agreement.

(B)
As of the Report Date, each of the Loan Parties and each of their respective Subsidiaries has entered into the following Interest Rate Hedge[s] and/or Foreign Currency Hedge[s] and, if not a Lender Provided Interest Rate Hedge or a Lender

2

Provided Foreign Currency Hedge, as applicable, each of the following has been approved by the Administrative Agent:
________________________________
________________________________
________________________________

(3)	Event of Default or Potential Default. No Event of Default or Potential Default has occurred and is continuing.
[SIGNATURE PAGE FOLLOWs]

3

IN WITNESS WHEREOF, the Parent has executed this Certificate as of __________________________.

GP STRATEGIES CORPORATION
By:
Name:
Title:

Exhibit A
Covenant Compliance Calculations

4

CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP
THIS CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP (as amended, restated, modified, or supplemented from time to time, this “Guaranty”), dated as of this 30th day of November, 2018, is jointly and severally given by EACH OF THE UNDERSIGNED AND EACH OF THE OTHER PERSONS WHICH BECOME GUARANTORS HEREUNDER FROM TIME TO TIME (each, a “Guarantor” and, collectively, the “Guarantors”) in favor of PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), in connection with that Credit Agreement, dated as of the date hereof, by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK, GP Strategies Limited and each other borrower joined thereto from time to time, collectively, the “Borrowers” and each a “Borrower”), the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”) and the Administrative Agent (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty. In addition (i) the term “Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders and other holders of the Obligations and (ii) the term “Other Documents” shall mean any agreements, documents or instruments, other than the Loan Documents, evidencing or entered into in connection with any of the Obligations including any agreements, documents or instruments evidencing or entered into in connection with any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, or any Other Lender Provided Financial Service Product.
1.Guarantied Obligations. To induce the Administrative Agent, the Lenders and the other Secured Parties to make loans and grant other financial accommodations to the Borrowers under the Credit Agreement, the other Loan Documents and the Other Documents, each Guarantor hereby jointly and severally unconditionally, and irrevocably, guaranties to the Administrative Agent, each Lender and each other Secured Party, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of any Borrower or any Guarantor to the Administrative Agent, the Lenders or any other Secured Party under or in connection with the Credit Agreement, any other Loan Document, any Lender Provided

5

Interest Rate Hedge (or any documents or instruments executed in connection therewith), any Lender Provided Foreign Currency Hedge (or any documents or instruments executed in connection therewith), any Other Lender Provided Financial Service Product (or any documents or instruments executed in connection therewith) or any Other Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all renewals, extensions, amendments, refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with any Loan Document or Other Document from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or Other Documents or are made in circumstances in which any condition to any extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Notwithstanding anything to the contrary contained in the foregoing, the Guarantied Obligations shall not include any Excluded Hedge Liabilities. Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Administrative Agent, any Lender or any other Secured Party (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents or the Other Documents, or any other Guarantied Obligations, to any other Person.
2.Guaranty. Each Guarantor hereby promises to pay in full and perform all such Guarantied Obligations when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar Laws of any country or jurisdiction), immediately upon demand of the Administrative Agent, the Lenders and the other Secured Parties or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in United States Dollars or in the Optional Currency or Available Foreign Currency, where applicable, and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.
3.Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, any other Secured Party or any Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity other than Payment in Full. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, each Guarantor hereby agrees that the joint and

6

several obligations of each Guarantor hereunder shall not be diminished, terminated or otherwise similarly affected by, any of the following:
(i)Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document, any Other Document or any of the Guarantied Obligations and regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents or any Other Documents, or any rights of the Administrative Agent, the Lenders, any other Secured Parties or any other Person with respect thereto;
(ii)Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Loan Documents or any Other Document as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents or Other Documents; or any amendment, modification or supplement to, or renewals, extensions, refinancing or refunding of, any Loan Document, any Other Document or any of the Guarantied Obligations;
(iii)Any failure to assert any breach of or default under any Loan Document, any Other Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents or any Other Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Borrower or any other Person under or in connection with any Loan Document, any Other Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;
(iv)Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent, the Lenders or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Administrative Agent, the Lenders or the other Secured Parties, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option,

7

subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;
(v)Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower or any other Person; or any action taken or election made by the Administrative Agent, the Lenders or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Borrower, or any other Person in connection with any such proceeding;
(vi)Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other Person with respect to any Loan Document, Other Document or any of the Guarantied Obligations; or any discharge by operation of law or release of any Borrower or any other Person from the performance or observance of any Loan Document, Other Document or any of the Guarantied Obligations; or
(vii)Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, or a guarantor or a surety, excepting only Payment in Full and performance of the Guarantied Obligations in full.
Each Guarantor acknowledges, consents and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] of the Credit Agreement and each Guarantor affirms that is obligations shall continue hereunder undiminished].
4.Waivers, etc. Each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof, excepting only Payment in Full and performance of the Guarantied Obligations in full. Without limitation and to the fullest extent permitted by applicable Law, each Guarantor waives each of the following:
(i)All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document, any Other Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of any Borrower or any other Person to comply with any Loan Document, any Other Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of any Borrower or any other Person;
(ii)Any right to any marshalling of assets, to the filing of any claim against any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against any Borrower or any other Person of any other

8

right or remedy under or in connection with any Loan Document, any Other Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations (other than to preserve such claim); any requirement of promptness or diligence on the part of the Administrative Agent, the Lenders or the other Secured Parties, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document, any Other Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document or Other Document, and any requirement that any Guarantor receive notice of any such acceptance;
(iii)Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent, the Lenders or the other Secured Parties, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Administrative Agent, the Lenders or the other Secured Parties, or any of them, to seek a deficiency against any Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and
(iv)Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.
5.Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon Payment in Full of all Guarantied Obligations, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender, the Administrative Agent or any other Secured Party upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, any Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.
6.Subrogation. Each Guarantor agrees it will not exercise any rights against any Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until Payment in Full of the Guarantied Obligations. If any amount shall be paid to any Guarantor by or on behalf of any Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Administrative Agent, the Lenders and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.
7.No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for

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any reason (including but not limited to stay or injunction resulting from the pendency against any Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.
8.Reserved.
9.Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Schedule to, or in a Guarantor Joinder and Assumption Agreement given under, the Credit Agreement and in the manner provided in Section 11.5 [Notices, Effectiveness, Electronic Communication] of the Credit Agreement. The Administrative Agent, the Lenders and the other Secured Parties may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Administrative Agent, the Lenders and the other Secured Parties shall have no duty to verify the identity or authority of the Person giving such notice.
10.Counterparts; Telecopy Signatures. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Each Guarantor acknowledges and agrees that delivery of an executed counterpart of a signature page of this Guaranty by telecopy or e‑mail to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of any Guarantor shall be effective as delivery of a manually executed counterpart of this Guaranty by such Guarantor.
11.Setoff, Default Payments by Borrowers.
(i)In the event that at any time any obligation of the Guarantors now or hereafter existing under this Guaranty shall have become due and payable, the Administrative Agent, the Lenders and the other Secured Parties, or any of them, shall have the right from time to time, without notice to any Guarantor (except as set forth below), to set off against and apply to such due and payable amount any obligation of any nature of any Lender, the Administrative Agent or any other Secured Party, or any subsidiary or affiliate of any Lender, the Administrative Agent or any other Secured Party, to any Guarantor, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, however evidenced) now or hereafter maintained by any Guarantor with the Administrative Agent, any Lender or any other Secured Party. Subject to the terms hereof, such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Administrative Agent, the Lenders or the other Secured Parties, or any of them, shall have given any notice or made any demand under this Guaranty or under such obligation to any Guarantor, whether such obligation to any Guarantor is absolute or contingent, matured or unmatured (it being agreed that the Administrative Agent, the Lenders and the other Secured Parties, or any of them, may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to the Administrative Agent, any Lender or any other Secured Party. The rights of the Administrative Agent, the Lenders and the other Secured Parties under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker's lien) which the Administrative Agent, the Lenders and the other

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Secured Parties, or any of them, may have, and nothing in this Guaranty or in any other Loan Document or Other Document shall be deemed a waiver of or restriction on the right of setoff or banker's lien of the Administrative Agent, the Lenders and the other Secured Parties, or any of them. Each of the Guarantors hereby agrees that, to the fullest extent permitted by Law, any affiliate or subsidiary of the Administrative Agent, any Lender or any other Secured Party and any holder of a participation in any Obligation, shall have the same rights of setoff as the Administrative Agent, the Lenders and the other Secured Parties as provided in this Section (regardless whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor). Each Lender and other Secured Party agrees to notify the applicable Guarantor and the Administrative Agent agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(ii)Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of any Borrower, such amount shall be held in trust for the benefit of each Lender, the Administrative Agent and each other Secured Party and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guarantied Obligations when due and payable.
12.Construction. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreements or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.
13.Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent, the Lenders and the other Secured Parties, or any of them, and their successors and permitted assigns; provided, however, that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. Without limitation of the foregoing, the Administrative Agent, the Lenders and the other Secured Parties, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), any Other Document or any other Guarantied Obligations, to any other person and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents and/or the Other Documents) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent, the Lenders and the other Secured Parties in this Guaranty or otherwise.
14.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)Governing Law. This Guaranty shall be deemed to be a contract under the Laws of the State of New York in accordance with Section 5-1401 of the New York General Obligation Law without regard to its conflict of laws principles.
(ii)Certain Waivers.

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(A)EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING LENDER OR ANY OTHER SEUCRED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENTAGAINST ANY GUARANTOR OR ANY OTHER LOAN PARTY OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(B)EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
(C)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(D)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE

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OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS AND OTHER DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.Severability; Modification to Conform to Law.
(i)The provisions of this Guaranty are intended to be severable. If any provision of this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
(ii)Without limitation of the preceding subsection (a), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of any Guarantor's obligations hereunder invalid, voidable, or unenforceable on account of the amount of a Guarantor's aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Administrative Agent, any Lender or any other Secured Party or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:
(A)the fair consideration actually received by such Guarantor under the terms and as a result of the Loan Documents and Other Documents and the value of the benefits described in Section 18(b) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents and the Other Documents, or
(B)the excess of (A) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (B) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state Laws governing the insolvency of debtors as in effect on the date hereof.
(iii)Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by Law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Guarantor's obligations hereunder as to each element of such assertion.
16.Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Administrative Agent, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent a Guarantor Joinder pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor. Each

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Guarantor hereby consents to the joinder of new Guarantors and affirms that its obligations shall continue hereunder undiminished.
17.Joint and Several Obligations. The obligations and additional liabilities of the Guarantors under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Guarantied Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent, the Lenders and the other Secured Parties to make the Loans and other extensions of credit, and that the Administrative Agent, the Lenders and the other Secured Parties are relying on each specific waiver and all such waivers in entering into this Guaranty, the other Loan Documents and the Other Documents. The Administrative Agent, the Lenders and the other Secured Parties, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Administrative Agent, the Lenders and the other Secured Parties, or any of them, shall not be a defense to any action the Administrative Agent, the Lenders and the other Secured Parties, or any of them, may elect to take against any Guarantor. Each of the Lenders and Administrative Agent hereby reserve all rights against each Guarantor.
18.Guaranty Limitations. Notwithstanding any provision in this Guaranty to the contrary, this Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 and, with respect to any and each other additional Persons which become party to this Guaranty, is subject to any limitations set out in the Guarantor Joinder applicable to such Guarantor.
19.Receipt of Credit Agreement, Other Loan Documents, Benefits.
(i)Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct (i) in the case of representations and warranties qualified by materiality, in all respects and (ii) otherwise, in all material respects (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date). Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement, the other Loan Documents and the Other Documents to which it is a party.
(ii)Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits and synergistic benefits by virtue of its affiliation with the Borrowers and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty.
20.Miscellaneous.
(i)Amendments, Waivers, No Implied Waiver, Cumulative Remedies. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure

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by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Administrative Agent. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Administrative Agent, the Lenders or the other Secured Parties, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by law, or otherwise.
(ii)Telecommunications. Each Lender, the Administrative Agent and the other Secured Parties shall be entitled to rely on the authority of any individual making any telecopy or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.
(iii)Expenses. Each Guarantor (i) unconditionally agrees to pay all out-of-pocket costs and expenses, including reasonable attorney's fees incurred by the Administrative Agent, any of the Lenders or any of the other Secured Parties in enforcing this Guaranty against any Guarantor and (ii) shall pay and indemnify each Lender, the Administrative Agent and each other Secured Party to the extent the Borrowers would be required to do so under Section 11.3.2 of the Credit Agreement.
(iv)Prior Understandings. This Guaranty and the Credit Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.
(v)Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Administrative Agent, the Lenders and the other Secured Parties, or any of them, any extension of credit or any other event or circumstance whatsoever (other than Payment in Full).
21.Termination; Release. (a) Upon Payment in Full, this Guaranty shall terminate and be of no further force and effect.
(b)    If the Equity Interest of any Guarantor shall be sold or otherwise Disposed of in a transaction permitted by the Credit Agreement and as a result thereof such Guarantor shall no longer be a Subsidiary of the Borrowing Agent, then such Guarantor shall be automatically released from its obligations hereunder without any action by any party hereto and, at the reasonable request of the Borrowing Agent and at the expense of the Borrowing Agent, the Administrative Agent shall, within a commercially reasonable period of time, execute and deliver to the Borrowing Agent any releases or other documents reasonably necessary or desirable to evidence such release.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE OF GUARANTY]
IN WITNESS WHEREOF, each of the undersigned intending to be legally bound hereby, has executed this Guaranty as of the date first above written with the intention that this Guaranty shall constitute a sealed instrument.
GUARANTORS:
GP CANADA HOLDINGS CORPORATION

By:_____________________________
Name:
Title:

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REVOLVING CREDIT NOTE
Philadelphia, Pennsylvania
November 30, 2018
FOR VALUE RECEIVED, each of the undersigned, GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, collectively, the “Borrowers”), hereby unconditionally, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement (as defined below)), promises to pay to PNC BANK, NATIONAL ASSOCIATION or its registered assigns (the “Lender”), in immediately available funds, (i) in Dollars, the aggregate unpaid principal amount of all Revolving Credit Loans made in Dollars, and (ii) in the applicable optional Currency, the aggregate unpaid principal amount of all Revolving Credit Loans made in such Optional Currency, in each case made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of November 30, 2018, among the Borrowers, each other Person joined thereto from time to time as a borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (including the Lender), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Revolving Credit Expiration Date.
The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Subject to the requirement of Section 4.3 [Interest After Default] of the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

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Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 (or, with respect to any Optional Currency Loans, at the location indicated pursuant to the Credit Agreement), unless otherwise directed in writing by the Administrative Agent, in immediately available funds and in the currency specified in the Credit Agreement.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without giving effect to its conflicts of law principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
GP STRATEGIES CORPORATION

By:
Name:
Title:

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

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REVOLVING CREDIT NOTE
Philadelphia, Pennsylvania
November 30, 2018
FOR VALUE RECEIVED, each of the undersigned, GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, collectively, the “Borrowers”), hereby unconditionally, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement (as defined below)), promises to pay to WELLS FARGO N.A. or its registered assigns (the “Lender”), in immediately available funds, (i) in Dollars, the aggregate unpaid principal amount of all Revolving Credit Loans made in Dollars, and (ii) in the applicable optional Currency, the aggregate unpaid principal amount of all Revolving Credit Loans made in such Optional Currency, in each case made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of November 30, 2018, among the Borrowers, each other Person joined thereto from time to time as a borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (including the Lender), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Revolving Credit Expiration Date.
The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Subject to the requirement of Section 4.3 [Interest After Default] of the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the

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Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 (or, with respect to any Optional Currency Loans, at the location indicated pursuant to the Credit Agreement), unless otherwise directed in writing by the Administrative Agent, in immediately available funds and in the currency specified in the Credit Agreement.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without giving effect to its conflicts of law principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[SIGNATURE PAGE FOLLOWS]

DMEAST #36047110

DMEAST #36047110
IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
GP STRATEGIES CORPORATION

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By:
Name:
Title:

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

25

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

26

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

27

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

28

REVOLVING CREDIT NOTE
Philadelphia, Pennsylvania
November 30, 2018
FOR VALUE RECEIVED, each of the undersigned, GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, collectively, the “Borrowers”), hereby unconditionally, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement (as defined below)), promises to pay to HSBC BANK USA, NATIONAL ASSOCIATION or its registered assigns (the “Lender”), in immediately available funds, (i) in Dollars, the aggregate unpaid principal amount of all Revolving Credit Loans made in Dollars, and (ii) in the applicable optional Currency, the aggregate unpaid principal amount of all Revolving Credit Loans made in such Optional Currency, in each case made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of November 30, 2018, among the Borrowers, each other Person joined thereto from time to time as a borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (including the Lender), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Revolving Credit Expiration Date.
The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Subject to the requirement of Section 4.3 [Interest After Default] of the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

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Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 (or, with respect to any Optional Currency Loans, at the location indicated pursuant to the Credit Agreement), unless otherwise directed in writing by the Administrative Agent, in immediately available funds and in the currency specified in the Credit Agreement.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without giving effect to its conflicts of law principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
GP STRATEGIES CORPORATION

By:
Name:
Title:

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

31

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

32

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

33

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

34

REVOLVING CREDIT NOTE
Philadelphia, Pennsylvania
November 30, 2018
FOR VALUE RECEIVED, each of the undersigned, GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, collectively, the “Borrowers”), hereby unconditionally, jointly and severally (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement (as defined below)), promises to pay to BANK OF MONTREAL or its registered assigns (the “Lender”), in immediately available funds, (i) in Dollars, the aggregate unpaid principal amount of all Revolving Credit Loans made in Dollars, and (ii) in the applicable optional Currency, the aggregate unpaid principal amount of all Revolving Credit Loans made in such Optional Currency, in each case made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of November 30, 2018, among the Borrowers, each other Person joined thereto from time to time as a borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (including the Lender), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Revolving Credit Expiration Date.
The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Subject to the requirement of Section 4.3 [Interest After Default] of the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

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Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 (or, with respect to any Optional Currency Loans, at the location indicated pursuant to the Credit Agreement), unless otherwise directed in writing by the Administrative Agent, in immediately available funds and in the currency specified in the Credit Agreement.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without giving effect to its conflicts of law principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[SIGNATURE PAGE FOLLOWS]

DMEAST #36047141

DMEAST #36047141
IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

36

GP STRATEGIES CORPORATION

By:
Name:
Title:

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

37

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

38

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

39

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)…………………………………… in the presence of:
) ) ) ) )	(signed)…………………………………… Director
Witness Signature :
Name :
Occupation :
Address :

40

SWING LOAN NOTE
Philadelphia, Pennsylvania
November 30, 2018
FOR VALUE RECEIVED, the undersigned, GP STRATEGIES CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally, promises to pay to PNC BANK, NATIONAL ASSOCIATION or its registered assigns (the “Lender”), the lesser of (i) the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00), and (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrower pursuant to that Credit Agreement, dated as of November 30, 2018, among the Borrower, the subsidiaries of the Borrower now or hereafter party thereto, as borrowers, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and PNC Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Lender and (ii) the Expiration Date.
The Borrower shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Subject to the requirement of Section 4.3 [Interest After Default] of the Credit Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Note at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America in immediately available funds.
This Note is the Swing Loan Note referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions and liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on demand or otherwise, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

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The Borrower acknowledges and agrees that the Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Note without prior notice to the Borrower.
This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower”, the “Administrative Agent” and the “Lender” shall be deemed to apply to the Borrower, the Administrative Agent and the Lender, respectively, and their respective successors and assigns permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without giving effect to its conflict of laws principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Note.

[SIGNATURE PAGE FOLLOWS]

42

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
GP STRATEGIES CORPORATION

By:
Name:
Title:

43

PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

This Patent, Trademark and Copyright Security Agreement (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of November 30, 2018, is entered into by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), AND each of the other loan parties which become pledgors hereunder from time to time (collectively with the Parent, each a “Pledgor” and collectively the “Pledgors”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other Lenders under the Credit Agreement (as defined below) and for any other Secured Party (as defined below).
WITNESSETH THAT:
WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”) of even date herewith by and among the Parent, GENERAL PHYSICS (UK) LIMITED, a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, each a “Borrower” and collectively the “Borrowers”), the Administrative Agent, the lenders now or hereafter party thereto (collectively, the “Lenders”) and the Guarantors now or hereafter party thereto (collectively, the “Guarantors”), the Lenders have agreed to make loans to the Borrowers and issue or participate in letters of credit issued for the account of the Borrowers on the terms provided therein; and
WHEREAS, the obligation of the Lenders to make loans and issue or participate in letters of credit under the Credit Agreement is subject to the condition, among others, that the Pledgors secure the Secured Obligations (as hereinafter defined) in the manner set forth herein.
NOW, THEREFORE, intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Defined Terms.
(a)Except as otherwise expressly provided herein, (i) capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement and (ii) the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in New York as amended from time to time (the “Code”).
(b)“Patents, Trademarks and Copyrights” shall mean and include all of each Pledgor’s present and future right, title and interest in and to all of the following: (i) all trade names, (ii) all

44

patent applications, patents and patent licenses, (iii) all trademark applications (other than any intent to use trademark applications until such time as such Pledgor begins to use such trademark), trademarks and trademark licenses, (iv) all copyright applications, copyrights and copyright licenses; whether now owned or hereafter acquired by each Pledgor, including, without limitation, those listed on Schedule A hereto, including all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and the goodwill of the business to which any of the patents, trademarks and copyrights relate; provided, however, that the Patents, Trademarks and Copyrights shall not include any Excluded Collateral.
(c)“Secured Obligations” means and includes all now existing and hereafter arising Obligations (and including Obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to any Borrower, any other Pledgor, any other Loan Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such Obligations is not enforceable or allowable in such proceeding), including, without limitations, all Obligations of any Borrower and each and every other Pledgor and other Loan Party to the Administrative Agent, the Lenders or any other Secured Party under the Credit Agreement, any other Loan Document, any Lender Provided Interest Rate Hedge (or any documents or instruments executed in connection therewith), any Lender Provided Foreign Currency Hedge (or any documents or instruments executed in connection therewith) or any Other Lender Provided Financial Service Product (or any documents or instruments executed in connection therewith), together with any extensions, renewals, replacements or refundings thereof, and all costs and expenses of enforcement and collection, including attorneys’ fees. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities. Notwithstanding anything to the contrary contained in the foregoing, (a) the Secured Obligations shall not include any Excluded Hedge Liabilities, (b) the “Secured Obligations” of each Pledgor that is a Foreign Borrower (other than General Physics UK and GP Holdings UK) shall exclude all “Secured Obligations” of any Loan Party other than such Pledgor, and (c) the “Secured Obligations” of General Physics UK and GP Holdings UK shall exclude all “Secured Obligations” of any Loan Party other than such Pledgor and any other Foreign Borrower.
(d)“Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders and the other holders of the Secured Obligations.
2.To secure the full payment and performance of all Secured Obligations, each Pledgor hereby grants and conveys a security interest to the Administrative Agent in the entire right, title and interest of such Pledgor in and to all of its Patents, Trademarks and Copyrights.
3.The Administrative Agent shall have, in addition to all other rights and remedies given it by this Agreement and those rights and remedies set forth in the Credit Agreement, those allowed by applicable Law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which the Patents, Trademarks and Copyrights may be located and, without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent may immediately, without demand of performance and without other notice (except as set forth below) or demand whatsoever to the Pledgors, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in a city that the Administrative Agent shall designate by notice to the Pledgors, in

45

Philadelphia, Pennsylvania or elsewhere, the whole or from time to time any part of the Patents, Trademarks and Copyrights, or any interest which any Pledgor may have therein and, after deducting from the proceeds of sale or other disposition of the Patents, Trademarks and Copyrights all expenses (including fees and expenses for brokers and attorneys), shall apply the remainder of such proceeds toward the payment of the Secured Obligations as set forth in Section 9.2.4 of the Credit Agreement [Application of Proceeds]. Notice of any sale or other disposition of the Patents, Trademarks and Copyrights shall be given to the Pledgors at least ten (10) days before the time of any intended public or private sale or other disposition of the Patents, Trademarks and Copyrights is to be made, which each Pledgor hereby agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition, the Administrative Agent or any other Secured Party or Secured Parties may, to the extent permissible under applicable Law, purchase the whole or any part of the Patents, Trademarks and Copyrights sold, free from any right of redemption on the part of the Pledgors, which right is hereby waived and released.
4.At such time as all of the Secured Obligations have been Paid in Full, this Agreement shall terminate and the Administrative Agent shall at the sole cost and expense of the Pledgors execute and deliver to the Pledgors all deeds, assignments and other instruments as may be necessary or proper to re-vest in the Pledgors full title to the Patents, Trademarks and Copyrights and such releases or other documents reasonably necessary or desirable for the release of the Liens created hereby, subject to any disposition thereof which may have been made by the Administrative Agent pursuant hereto. In addition, if any of the Patents, Trademarks and Copyrights shall be sold, transferred or otherwise disposed of by any Pledgor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole cost and expense of such Pledgor, shall execute and deliver to such Pledgor such deeds, assignments and other instruments as may be necessary or proper to re-vest in such Pledgors full title to such Patents, Trademarks or Copyrights and such releases or other documents reasonably necessary or desirable for the release of the Liens created hereby in such Patents, Trademarks and Copyrights. For the sake of clarity, nothing contained in this Agreement is intended to restrict any Pledgor’s rights to Dispose of any Patents, Trademarks and Copyrights to the extent permitted by the terms of the Credit Agreement.
5.Each Pledgor shall have the right, with the consent of the Administrative Agent, which shall not be unreasonably withheld, to bring suit, action or other proceeding in its own name, and to join the Administrative Agent, if necessary, as a party to such suit so long as the Administrative Agent is satisfied that such joinder will not subject it to any risk of liability, to enforce the Patents, Trademarks and Copyrights and any licenses thereunder. Subject to any applicable limitation set forth in Section 11.3 of the Credit Agreement [Expenses; Indemnity; Damage Waiver], each Pledgor shall, not less than thirty (30) days after demand, reimburse and indemnify the Administrative Agent for all damages, costs and expenses, including reasonable legal fees, incurred by the Administrative Agent as a result of such suit or joinder by such Pledgor.
6.No course of dealing between any Pledgor and the Administrative Agent, nor any failure to exercise nor any delay in exercising, on the part of the Administrative Agent, any right, remedy, power or privilege of the Administrative Agent hereunder or under the Credit Agreement or other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default.

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7.All of the Administrative Agent’s rights and remedies with respect to the Patents, Trademarks and Copyrights, whether established hereby or by the Credit Agreement or by any other agreements or by Law, shall be cumulative and not exclusive of any rights or remedies which it may otherwise have under the other Loan Documents, under any of the Secured Obligations (or under any documentation therefor) or by Law, and the Administrative Agent may enforce any one or more remedies hereunder successively or concurrently at its option.
8.The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
9.This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to a grant of a security interest in the Patents, Trademarks and Copyrights by any Pledgor, except as expressly set forth in the Security Agreement. This Agreement is subject to waiver, modification, supplement or amendment only by a writing signed by the parties, except as provided in Paragraph 7 and Paragraph 28 hereof with respect to additions and supplements to Schedule A hereto.
10.The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties, provided, however, that no Pledgor may assign or transfer any of its rights or obligations hereunder or any interest herein, and any such purported assignment or transfer shall be null and void.
11.This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of New York in accordance with the provisions of 5-1401 of the New York General Obligations Law, without regard to its conflict of laws principles, except to the extent the validity or perfection of the security interests or the remedies hereunder in respect of any Patents, Trademarks or Copyrights are governed by the law of a jurisdiction other than the State of New York.
12.EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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13.EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 12 HEREIN. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
14.EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Without prejudice to any other mode of service allowed under any relevant law, each Pledgor:
a)Irrevocably appoints the Borrowing Agent as its agent for service of process in relation to any proceedings before any courts in the United States in connection with any Loan Documents; and
b)Agrees that failure by an agent for service of process to notify the relevant Loan Party of the process will not invalidate the proceedings concerned.
If any Person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowing Agent (on behalf of all the Loan Parties) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another agent for this purpose.

15.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Each Pledgor acknowledges and agrees that delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail to the Administrative Agent

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purporting to be signed on behalf of any Debtor shall be effective as delivery by such Pledgor of a manually executed counterpart of this Agreement.
17.All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 [Notices; Effectiveness, Electronic Communication] of the Credit Agreement.
18.At any time after the initial execution and delivery of this Agreement to the Administrative Agent, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Pledgors hereunder by executing and delivering to the Administrative Agent a Borrower Joinder or a Guarantor Joinder pursuant to the Credit Agreement and, in addition, a new Schedule A hereto shall be provided to the Administrative Agent with respect to such new Pledgor. No notice of the addition of any Pledgor shall be required to be given to any pre-existing Pledgor and each Pledgor hereby consents thereto.
[SIGNATURES APPEAR ON FOLLOWING PAGE]
Patent, Trademark and Copyright Security Agreement
DMEAST #35730809

Patent, Trademark and Copyright Security Agreement
DMEAST #35729974
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written with the intention that this Agreement shall constitute a sealed instrument.
GP STRATEGIES CORPORATION

By:
Name:
Title:

ADMINISTRATIVE AGENT:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:__________________________________
Name:
Title:

DMEAST #35729974 v5Patent, Trademark and Copyright Security Agreement
DMEAST #35730809
EAST\162678134.2

Patent, Trademark and Copyright Security Agreement
DMEAST #35729974

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PLEDGOR ACKNOWLEDGMENT
STATE OF ___________________________    )
)    ss:
COUNTY OF _________________________    )

On this, the ______ day of November 2018, before me, a Notary Public, the undersigned officer, personally appeared _____________________________, who acknowledged himself/herself to be the ____________________________________ of GP Strategies Corporation, a Delaware corporation, and that he/she, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said GP Strategies Corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.
_____________________________
Notary Public

My commission expires:

DMEAST #35729974 v5
DMEAST #35729974 v5
SCHEDULE A
TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
LIST OF REGISTERED PATENTS, TRADEMARKS,
TRADE NAMES AND COPYRIGHTS
Pledgor Name:

1.	Registered Patents:

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Registered Owner	Patent	Registration Number	Expiration Date
GP Strategies Corporation	Utility	10,065,850	August 6, 2032
GP Strategies Corporation	Utility	9,695,983	April 1, 2034
GP Strategies Corporation	Utility	9,663,345	August 1, 2032
GP Strategies Corporation	Utility	9,316,215	June 30, 2032
GP Strategies Corporation	Utility	9,267,645	June 17, 2032
GP Strategies Corporation	Utility	9,163,785	October 14, 2033
GP Strategies Corporation	Utility	9,052,065	June 1, 2033

2.	Patent Applications:

Registered Owner	Patent	Application Number	Date Filed
GP Strategies Corporation	Non-provisional/Utility	14/250,071	4/10/2014
GP Strategies Corporation	Non-provisional/Utility	14/714,814	5/18/2015
GP Strategies Corporation	Non-provisional/Utility	16/055,329	8/6/2018
GP Strategies Corporation	Provisional	61/418,679	12/1/2010
GP Strategies Corporation	Provisional	61/669,337	7/9/2012
GP Strategies Corporation	PCT	PCT/US11/62564	11/30/2011
GP Strategies Corporation	PCT	PCT/US13/35275	4/4/2013
GP Strategies Corporation	PCT	PCT/US13/51645	7/3/2013

3.	Registered Trademarks:

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Registered Owner	Mark	Registration Number	Expiration Date
GP Strategies Corporation	ETAPRO	5379231
GP Strategies Corporation	GP STRATEGIES	4790915
GP Strategies Corporation	INFOMAESTRO	3251866
GP Strategies Corporation	MISSION ANALYSIS	2887724
GP Strategies Corporation	MISSION LEADERSHIP	2819568
GP Strategies Corporation	ASPIRE	2924047
GP Strategies Corporation	MCKINNEY ROGERS	3753760
GP Strategies Corporation	INFOMAESTRO	3597009
GP Strategies Corporation	PLANTMENTOR	2787297
GP Strategies Corporation	PERFORMTECH	2701832
GP Strategies Corporation	RWD PERFORMANCEVISION	2348922
GP Strategies Corporation	RWD	2165101
GP Strategies Corporation	RWD INFOVISION	2162473
GP Strategies Corporation	RWD PROVISION	2036889

4.	Trademark Applications:

Registered Owner	Mark	Application Number	Date Filed

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5.	Registered Copyrights:

Registered Owner	Title	Registration Number	Expiration Date
GP Strategies Corporation	EtaPRO Performance & Condition Monitoring System	TX0008406247

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PLEDGE AGREEMENT
THIS PLEDGE AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of November 30, 2018, is entered into by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GP Canada holdings corporation, a Delaware corporation (“Canada Holdings”), AND each of the other loan parties which become pledgors hereunder from time to time (together with the Parent and Canada Holdings, each a “Pledgor” and collectively the “Pledgors”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other Lenders under the Credit Agreement (as defined below).
WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”) of even date herewith by and among the Parent, GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, collectively, the “Borrowers”), each Person joined thereto from time to time as a borrower, the Administrative Agent, the Lenders now or hereafter party thereto (collectively, the “Lenders”) and the Guarantors now or hereafter party thereto (including Canada Holdings) (collectively, the “Guarantors”), the Lenders have agreed to make loans to the Borrowers and issue or participate in letters of credit issued for the account of the Borrowers on the terms provided therein; and
WHEREAS, the obligation of the Lenders to make loans and issue or participate in letters of credit is subject to the condition, among others, that the Pledgors secure the Secured Obligations (as hereafter defined) in the manner set forth herein; and
WHEREAS, each Pledgor owns the outstanding capital stock, shares, securities, member interests, partnership interests, investment property and other ownership interests of the corporations, limited liability companies, partnerships or other entities described on Schedule A hereto.
NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Defined Terms.
(a)Except as otherwise expressly provided herein, capitalized terms used in this Agreement, including in the Acknowledgement and Consent hereto, shall have the respective meanings assigned to them in the Credit Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective

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meanings assigned to them in the Uniform Commercial Code as enacted in the State of New York as amended from time to time (the “Code”).
(b)“Company” and “Companies” shall mean one or more of the entities issuing any of the Pledged Collateral which is or should be (in accordance with Section 5(g) hereto) described on Schedule A hereto.
(c)“Interests” shall have the meaning assigned to such term in the definition of Pledged Collateral.
(d)“Pledged Collateral” shall mean and include all of each Pledgor’s present and future right, title and interest in and to the following: (i) all investment property, capital stock, shares, securities, member interests, partnership interests, warrants, options, put rights, call rights, similar rights, and all other ownership or participation interests in any entity or business or in the revenue, income, or profits thereof, (ii) all other Equity Interests in any entity or business or in the revenue, income or profits thereof, including all Equity Interests (howsoever described) in the Companies and all rights and privileges pertaining or incident thereto or arising therefrom (the “Interests”), including all shares, limited liability company interests or other equity ownership interests and additional shares and limited liability company or other equity ownership interests in respect of or in exchange for any such Interests, all rights to subscribe for additional Interests or other equity ownership interests incident to or arising from ownership of any such Interests, (iii) all books and records pertaining to the foregoing and all rights to vote the Interests or otherwise control the operations or affairs of the Companies incident to or arising from the ownership of the Interests, (iv) all Interests hereafter pledged by any Pledgor to the Administrative Agent to secure the Secured Obligations, (v) together with all cash, interest, stock and other dividends or distributions paid or payable on any of the foregoing, and all books and records (whether paper, electronic or any other medium) pertaining to the foregoing, including, without limitation, all stock record and transfer books, and (vi) all cash and non-cash proceeds (including, without limitation, insurance proceeds) of any of the foregoing property, all products thereof, and all additions and accessions thereto, substitutions therefor and replacements thereof; provided, however, that Pledged Collateral shall not include any Excluded Equity (it being understood that Pledged Collateral shall include 100% of the issued and outstanding non-voting Capital Stock in such first-tier Foreign Subsidiary or such Foreign Subsidiary Holdco).
(e)“Secured Obligations” means and includes all now existing and hereafter arising Obligations (and including Obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to any Borrower, any other Loan Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such Obligations is not enforceable or allowable in such proceeding), including, without limitations, all Obligations of the Borrowers and the other Loan Parties to the Administrative Agent, the Lenders or any other Secured Party under the Credit Agreement, any other Loan Documents, any Lender Provided Interest Rate Hedge (or any documents or instruments executed in connection therewith), any Lender Provided Foreign Currency Hedge (or any documents or instruments executed in connection therewith) or any Other Lender Provided Financial Service Product (or any documents or instruments executed in connection therewith), together with any extensions, renewals, replacements or refundings thereof, and all costs and expenses of enforcement and collection, including attorneys’ fees. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include (a) any Excluded Hedge Liabilities, (b) the “Secured Obligations” of each Pledgor that is a Foreign Borrower (other

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than General Physics UK and GP Holdings UK) shall exclude all “Secured Obligations” of any Loan Party other than such Pledgor, and (c) the “Secured Obligations” of General Physics UK and GP Holdings UK shall exclude all “Secured Obligations” of any Loan Party other than such Pledgor and any other Foreign Borrower.
(f)“Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders and the other holders of the Secured Obligations.
2.Grant of Security Interests.
(a)To secure on a first priority perfected basis the payment and performance of all Secured Obligations in full (subject to Permitted Liens), each Pledgor hereby grants and assigns to the Administrative Agent a continuing first priority security interest in and lien on and hereby pledges to the Administrative Agent, in each case for the benefit of the Secured Parties, all of such Pledgor’s now existing and hereafter acquired or arising right, title and interest in, to, and under the Pledged Collateral whether now or hereafter existing and wherever located.
(b)Each Pledgor shall, upon the execution and delivery of this Agreement, deliver to and deposit with the Administrative Agent in pledge, all of such Pledgor’s certificates, instruments or other documents comprising or evidencing the Pledged Collateral, together with undated stock powers, instruments or other documents to effect such delivery and deposit with respect to such Pledged Collateral signed in blank by such Pledgor. In the event that any Pledgor should ever acquire or receive certificates, securities, instruments or other documents evidencing the Pledged Collateral, such Pledgor shall deliver to and deposit with the Administrative Agent in pledge, all such certificates, securities, instruments or other documents which evidence the Pledged Collateral.
3.Further Assurances.
Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon the reasonable request of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent all financing statements, continuation financing statements, assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, powers of attorney and all other documents (collectively, the “Security Documents”) which the Administrative Agent may reasonably request, in form reasonably satisfactory to the Administrative Agent, and take such other action that the Administrative Agent may reasonably request, to perfect and continue perfected and to create and maintain the first priority status of the Administrative Agent’s security interest in the Pledged Collateral and to fully consummate the transactions contemplated under this Agreement; provided, however, notwithstanding any of the foregoing to the contrary, in no event shall any Pledgor be required to take any Excluded Perfection Action. Each Pledgor agrees that the Administrative Agent may record any one or more financing statements under the applicable Uniform Commercial Code with respect to the pledge and security interest herein granted. Each Pledgor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and any of the Administrative Agent’s officers or employees or agents designated by the Administrative Agent) as such Pledgor’s true and lawful attorney with power to sign the name of such Pledgor on all or any of the Security Documents which the Administrative Agent determines must be executed, filed, recorded or sent in order to perfect or continue perfected the Administrative Agent’s security interest in the Pledged Collateral in any jurisdiction; provided, however, such power of attorney shall not include and in no event shall the Administrative Agent have the power or authority to take, any Excluded Perfection Action. Such power, being coupled with an interest, is irrevocable until all of the Secured Obligations have been Paid in Full.

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4.Representations and Warranties.
Each Pledgor hereby jointly and severally represents and warrants to the Administrative Agent as follows:
(a)Such Pledgor, has (or, in the case of after-acquired Pledged Collateral, at the time such Pledgor acquires rights in such Pledged Collateral, will have), title to such Pledgor’s Pledged Collateral, free and clear of all Liens other than those in favor of the Administrative Agent for the benefit of the Secured Parties and Permitted Liens;
(b)The Interests constituting the Pledged Collateral have been duly authorized and validly issued to such Pledgor (as set forth on Schedule A hereto as of the date of this Agreement), are fully paid and nonassessable and constitute all of the outstanding Interests in each Company, other than to the extent such Interests are issued by a Foreign Subsidiary or a Foreign Subsidiary Holdco, in which case they constitute sixty-five (65%) of the voting Equity Interests and all of the non-voting Equity Interests in such Foreign Subsidiary or Foreign Subsidiary Holdco;
(c)The security interests in the Pledged Collateral granted hereunder are valid, perfected and of first priority, subject to the Lien of no other Person other than Permitted Liens;
(d)Other than as set forth in the respective Company’s organizational documents (solely with respect to Companies that are Foreign Subsidiaries and that are not incorporated or organized under the Laws of England and Wales or any subset thereof) and subject to Section 8.1.17 [Post-Closing Matters] of the Credit Agreement, there are no restrictions upon the transfer of the Pledged Collateral that have not been waived, and such Pledgor has the requisite capacity or requisite power, authority and right to transfer the Pledged Collateral owned by such Pledgor free of any Liens or encumbrances and without obtaining the consent of any other Person;
(e)As of the date of this Agreement, such Pledgor’s exact legal name is as set forth on the signature page hereto;
(f)As of the date of this Agreement, the state of incorporation, formation or organization as applicable, of each Pledgor is as set forth on Schedule A hereto;
(g)As of the date of this Agreement, each Pledgor’s chief executive office is as set forth on Schedule A to the Security Agreement and each Pledgor is a “registered organization” as such term is defined in the Code;
(h)Except in each case as described on Schedule B hereto, no shareholder, voting or other similar agreements are applicable to any of the Pledged Collateral or any of any Pledgor’s rights with respect thereto, other than (to the extent applicable) any limited liability operating company agreements and limited partnership agreements, as applicable, of such Company, true and complete copies of which have been heretofore delivered to the Administrative Agent; and the organizational documents of each Company contain no restrictions on the rights of shareholders, members or partners other than those that normally would apply to a company organized under the laws of the jurisdiction of organization of each of the Companies; and
(i)The Pledged Collateral does not include Margin Stock and no Loan under the Credit Agreement shall be used for the purpose of purchasing or carrying Margin Stock in violation of applicable law. “Margin Stock” as used in this clause (i) shall have the meaning ascribed to such term by Regulation U of the Board of Governors of the Federal Reserve System of the United States.
5.General Covenants.
Each Pledgor hereby covenants and agrees as follows:

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(a)Such Pledgor shall do all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral, except as otherwise permitted under the Credit Agreement; such Pledgor shall be responsible for the risk of loss of, damage to, or destruction of the Pledged Collateral owned by such Pledgor, unless such loss is the result of the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by a final and non-appealable order.
(b)Such Pledgor shall appear in and defend any action or proceeding of which such Pledgor is aware which could reasonably be expected to affect such Pledgor’s title to, or the Administrative Agent’s interest in, the Pledged Collateral or the proceeds thereof; provided, however, that with the written consent of the Administrative Agent such Pledgor may settle such actions or proceedings with respect to the Pledged Collateral;
(c)Such Pledgor shall, and shall cause each of the Companies to, keep separate, accurate and complete records of the Pledged Collateral, disclosing the Administrative Agent’s security interest hereunder;
(d)Such Pledgor shall comply with all Laws applicable to the Pledged Collateral unless any noncompliance would not, individually or in the aggregate, materially impair the use or value of the Pledged Collateral or the Administrative Agent’s rights hereunder;
(e)Subject to Section 8.1.5 [Visitation Rights] of the Credit Agreement, such Pledgor shall permit the Administrative Agent, its officers, employees and agents at reasonable times to inspect all books and records related to the Pledged Collateral;
(f)Subject to the proviso at the end of the definition of the term “Pledged Collateral”, to the extent, following the date hereof, such Pledgor acquires capital stock, shares, securities, member interests, partnership interests, investment property and other ownership interests of any of the Companies or any of the rights, property or securities, shares, capital stock, member interests, partnership interests, investment property or any other ownership interests described in the definition of Pledged Collateral with respect to any of the Companies, such ownership interests shall be subject to the terms hereof and, upon such acquisition, shall be deemed to be hereby pledged to the Administrative Agent; and, such Pledgor thereupon, in confirmation thereof, shall provide the Administrative Agent prompt written notice thereof and shall deliver all such capital stock, shares, securities, member interests, partnership interests, investment property and other ownership interests comprising or evidencing the Pledged Collateral together with an updated Schedule A hereto, to the Administrative Agent together with all such control agreements, financing statements, and any other documents necessary to implement the provisions and purposes of this Agreement as the Administrative Agent may request;
(g)Except as permitted by the Credit Agreement, during the term of this Agreement, such Pledgor shall not sell, assign, replace, retire, transfer or otherwise dispose of its Pledged Collateral;
(h)Such Pledgor will not change its state of incorporation, formation or organization, as applicable, without providing ten (10) days prior written notice to the Administrative Agent;
(i)Such Pledgor will not change its name without providing twenty (20) days prior written notice to the Administrative Agent;
(j)Such Pledgor shall preserve its corporate, partnership or limited liability company existence, as applicable, and except as permitted by the Credit Agreement, shall not (i) in one, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not such Pledgor, or (ii) sell all or substantially all of its assets; and

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(k)During the term of this Agreement, such Pledgor shall not permit any Company that is a partnership or limited liability company to treat any ownership interest in such Company as a security that is subject to Article 8 of the Code, unless otherwise agreed in writing with the Administrative Agent and such Pledgor takes such actions as reasonably requested by the Administrative Agent, including the delivery to the Administrative Agent of any certificates representing such interests indorsed in blank or by an effective endorsement.
6.Other Rights With Respect to Pledged Collateral.
In addition to the other rights with respect to the Pledged Collateral granted to the Administrative Agent hereunder, at any time and from time to time, after and during the continuation of an Event of Default, the Administrative Agent, at its option and at the expense of the Pledgors, may (a) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, and thereafter the Administrative Agent may exercise all voting or other control rights with respect to the Pledged Collateral and receive all dividends or other distributors upon the Pledged Collateral, but no such transfer shall constitute a taking of such Collateral in satisfaction of any or all of the Secured Obligations unless the Administrative Agent expressly so indicates by written notice to the Pledgors; (b) take control of and manage all or any of the Pledged Collateral; (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of the Administrative Agent, any of its Affiliates or any other Secured Party, on deposit or otherwise, belonging to any Pledgor, as the Administrative Agent in its sole discretion shall determine; and (d) do anything which any Pledgor is required but fails to do hereunder.
7.Additional Remedies Upon Event of Default.
Upon the occurrence of any Event of Default and while such Event of Default shall be continuing, the Administrative Agent shall have and may exercise, in addition to all rights and remedies of a secured party under the Code or other applicable Law, and in addition to its rights under Section 6 above and under the other Loan Documents, the following rights and remedies:
(a)The Administrative Agent may, after ten (10) days’ advance notice to a Pledgor, sell, assign, give an option or options to purchase or otherwise dispose of such Pledgor’s Pledged Collateral or any part thereof at public or private sale, at any of the Administrative Agent’s or any Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Pledgor agrees that ten (10) days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor recognizes that the Administrative Agent may be compelled to resort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities, shares, capital stock, member interests, partnership interests, investment property or ownership interests for their own account for investment and not with a view to the distribution or resale thereof.

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(b)The proceeds of any collection, sale or other disposition of the Pledged Collateral, or any part thereof, shall, after the Administrative Agent has made all deductions of expenses, including but not limited to reasonable attorneys’ fees and other expenses incurred in connection with repossession, collection, sale or disposition of such Pledged Collateral or in connection with the enforcement of the Administrative Agent’s rights with respect to the Pledged Collateral, including in any insolvency, bankruptcy or reorganization proceedings, be applied against the Secured Obligations, whether or not all the same be then due and payable, as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Each Pledgor shall remain liable to the Secured Parties for and shall pay to the Administrative Agent for the benefit of the Secured Parties any deficiency which may remain after such sale or collection.
8.Administrative Agent’s Duties.
The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.
The Administrative Agent shall not have any liability for any obligations or liabilities in respect of the Interests or otherwise with respect to the Companies, notwithstanding the grant of the security interest to the Administrative Agent and notwithstanding any exercising of any rights or remedies by the Administrative Agent at law or in equity with respect to the Pledged Collateral.
9.Additional Pledgors.
It is anticipated that additional Persons may from time to time become Guarantors, each of whom will be required to join this Agreement. It is acknowledged and agreed that each such new Guarantor will become a Pledgor hereunder and will be bound hereby simply by executing and delivering to Administrative Agent a Guarantor Joinder. In addition, a new Schedule A hereto shall be provided to the Administrative Agent showing the pledge of the ownership interests in any such new Guarantor and (subject to the proviso at the end of the definition of the term “Pledged Collateral”) any ownership interests that such new Guarantor owns in any other Person. No notice of the addition of any Pledgor shall be required to be given to any pre-existing Pledgor, and each Pledgor hereby consents thereto.
10.No Waiver; Cumulative Remedies.
No failure to exercise, and no delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. The remedies herein provided are cumulative and not exclusive of any remedies provided under the other Loan Documents or by Law and the Administrative Agent may enforce any one or more remedies hereunder successively or concurrently at its option. Each Pledgor waives any right to require the Administrative Agent to proceed against any other Person or to exhaust any of the Pledged Collateral or other security for the Secured Obligations or to pursue any remedy in the Administrative Agent’s power.

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11.No Discharge Until Payment in Full of the Secured Obligations.
The pledge, security interests, and other Liens and the obligations of each Pledgor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Administrative Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Pledgor or which would otherwise operate as a discharge of such Pledgor as a matter of law or equity. Without limiting the generality of the foregoing, each Pledgor hereby agrees that the pledge, security interests, and other Liens given by such Pledgor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:
(a)Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document, any of the Secured Obligations (or any other documents or instruments executed in connection therewith) and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, any other documents or instruments executed in connection with the Secured Obligations, or any rights of the Administrative Agent or any other Person with respect thereto;
(b)Any increase, decrease, or change in the amount, nature, type or purpose of any of or any release, surrender, exchange, compromise or settlement of any of the Secured Obligations (whether or not contemplated by the Loan Documents or any other documents or instruments executed in connection with the Secured Obligations as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents or any other documents or instruments executed in connection with the Secured Obligations; or any amendment, modification or supplement to, or refinancing or refunding of any of the Secured Obligations, any Loan Document or any other documents or instruments executed in connection therewith;
(c)Any failure to assert any breach of or default under any Loan Document or any other documents or instruments executed in connection with any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents or any other documents or instruments executed in connection with any of the Secured Obligations, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Pledgor or any other Person under or in connection with any Loan Document or any other documents or instruments executed in connection with any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Pledgor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;
(d)Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option,

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subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;
(e)Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate, partnership or limited liability company structure or existence, as applicable, of any Borrower, any other Loan Party or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower, any other Loan Party or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by the Administrative Agent or any Borrower, any other Loan Party or by any other Person in connection with any such proceeding;
(f)Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person with respect to any Loan Document or any of the Secured Obligations (or any other documents or instruments executed in connection therewith); or any discharge by operation of law or release of any Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations (or any other documents or instruments executed in connection therewith);
(g)Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Pledgor, excepting only full, strict Payment in Full.
12.Waivers.
Each Pledgor hereby waives any and all defenses (other than Payment in Full) which such Pledgor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Pledgor hereby waives any defense to or limitation on such Pledgor’s obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Pledgor hereby further waives each of the following:
(a)All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Pledgor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any other documents or instruments executed in connection with any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Pledgor or any Borrower or any other Person to comply with any Loan Document or any of the documents or instruments executed in connection with any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of any Borrower or any other Person;
(b)Any right to any marshalling of assets, to the filing of any claim against such Pledgor or any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Pledgor or any Borrower, or any other Person of any other right or remedy under or in connection with any Loan Document or any other documents or instruments executed in connection with any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Pledgor receive notice of any such acceptance; and

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(c)Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against any Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obligations.
Each Pledgor agrees, until Payment in Full, not to file any claim against another Pledgor, any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding in respect of the Secured Obligations (other than to preserve such claim), or to exercise against another Pledgor, any Borrower or any other Person any other right or remedy under or in connection with any Loan Document or any other documents or instruments executed in connection with any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations.

13.Assignment.
This Agreement shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders, the other Secured Parties and their respective successors and assigns, and each Pledgor and each of its respective successors and assigns, except that no Pledgor may assign or transfer any of its rights and obligations hereunder or any interest herein.
14.Severability.
The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
15.Governing Law.
This Agreement shall be deemed to be a contract under the Laws of the State of New York in accordance with the provisions of Section 5-1401 of the New York General Obligations Law without regard to its conflict of laws principles, except to the extent the validity or perfection of the security interests or the remedies hereunder in respect of any Pledged Collateral are governed by the law of a jurisdiction other than the State of New York.
16.Notices.
All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be given or made as set forth in Section 11.5. [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.
17.Specific Performance.
Each Pledgor acknowledges and agrees that, in addition to the other rights of the Administrative Agent hereunder and under the other Loan Documents, because the Administrative Agent’s remedies at law for failure of such Pledgor to comply with the provisions hereof relating to the Administrative Agent’s rights, on behalf of itself, the Lenders and the other Secured Parties, (i) to inspect the books and records related to the Pledged Collateral, (ii) to receive the various

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notifications such Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Pledged Collateral, (iv) to enforce the provisions hereof pursuant to which the such Pledgor has appointed the Administrative Agent such Pledgor’s attorney-in-fact, and (v) to enforce the Administrative Agent’s remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, such Pledgor agrees that each such provision hereof may be specifically enforced without the need to post a bond or other surety.
18.Voting Rights and Dividends and Distributions in Respect of the Pledged Collateral.
So long as no Event of Default shall occur and be continuing under the Credit Agreement, each Pledgor may (a) receive all dividends and distributions upon, and all money and income pertaining to, the Pledged Collateral, and (b) exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that such Pledgor will not exercise or will refrain from exercising any such voting and other consensual right pertaining to the Pledged Collateral, as the case may be, if such action would adversely affect the Administrative Agent’s rights to enforce this Agreement or to otherwise realize, exercise and enjoy the security interests, rights and privileges granted pursuant to this Agreement, in each case, in any material respect. Without limiting the generality of the foregoing and in addition thereto, the Pledgors shall not vote to enable, or take any other action to permit, any of the Companies to issue any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature or to issue any other securities, shares, capital stock, member interests, partnership interests or other ownership interests convertible into or granting the right to purchase or exchange for any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature of any such Company or to enter into any agreement or undertaking, in each case that would restrict the right or ability of: (i) such Pledgor to sell, assign or transfer any of the Pledged Collateral, except as may be permitted under the Credit Agreement or set forth on Schedule B hereto, subject in any case to the terms and conditions thereof and hereof, or (ii) the Administrative Agent to sell, assign or transfer any of the Pledged Collateral.
19.Consent to Jurisdiction; Waiver of Venue; Service of Process.
EACH PLEDGOR AND EACH OF THE COMPANIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE PLEDGORS AND EACH OF THE COMPANIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE

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PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY PLEDGORS OR ANY OF THE OTHER COMPANIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
EACH PLEDGOR AND EACH OF THE COMPANIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION 19. EACH PLEDGOR AND EACH OF THE COMPANIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
EACH PLEDGOR AND EACH OF THE COMPANIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Without prejudice to any other mode of service allowed under any relevant law, each Pledgor and each of the Companies:
(a)Irrevocably appoints the Borrowing Agent as its agent for service of process in relation to any proceedings before any courts in the United States in connection with any Loan Documents; and
(b)Agrees that failure by an agent for service of process to notify the relevant Pledgor or Company, as applicable, of the process will not invalidate the proceedings concerned.
If any Person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowing Agent (on behalf of all the Pledgors and Companies) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another agent for this purpose.
20.Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR

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THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
21.Entire Agreement; Amendments.
This Agreement and the Mortgage and Charge of Shares constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. Except as expressly provided in Section 5(g) with respect to Schedule A and in Section 9 with respect to additional Pledgors, this Agreement may not be amended or supplemented except by a writing signed by the Administrative Agent and the Pledgors.
22.Counterparts.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Each Pledgor acknowledges and agrees that delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail or other electronic transmission to the Administrative Agent or any Lender purporting to be signed on behalf of any Pledgor shall be effective as delivery of a manually executed counterpart of this Agreement by such Pledgor.
23.Descriptive Headings.
The descriptive headings used in this Agreement are for the convenience of the parties only and shall not affect the meaning of any provision of this Agreement.
24.Construction.
The rules of construction contained in Section 1.2 of the Credit Agreement apply to this Agreement.

25.Termination; Release. (a) Upon Payment in Full, this Agreement shall terminate and be of no further force and effect, and the Administrative Agent shall thereupon promptly return to the Parent or another Pledgor such of the Collateral and such other documents delivered by any Pledgor hereunder as may then be in the Administrative Agent’s possession, subject to the rights of third parties. The pledge, security interests and other Liens hereunder shall be automatically released on any Pledged Collateral sold or otherwise Disposed of to a Person who is not a Loan Party in a sale or other Disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement, without any further action by any party.
(b)    If any of the Pledged Collateral shall be sold or otherwise Disposed of by any Pledgor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request

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and sole expense of the Parent or such Pledgor, shall, within a commercially reasonable period of time, execute and deliver to the Parent or such Pledgor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. In the event that all the Equity Interests of any Pledgor that is a Subsidiary of the Parent shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Parent and at the sole expense of the Pledgors, such Pledgor shall be released from its obligations hereunder and, at the reasonable request of the Parent and at the expense of the Pledgors, the Administrative Agent shall, within a commercially reasonable period of time, execute and deliver to the Parent any releases or other documents reasonably necessary or desirable to evidence such release.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

Pledge Agreement
DMEAST #35731023

Pledge Agreement
DMEAST #35731023

[SIGNATURE PAGE TO PLEDGE AGREEMENT]
IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date first above written with the intention that this Agreement shall constitute a sealed instrument.

GP STRATEGIES CORPORATION

By:
Name:
Title:

GP CANADA HOLDINGS CORPORATION

By:
Name:
Title:

67

ADMINISTRATIVE AGENT:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:__________________________________
Name:
Title:

Acknowledgement and Consent to Pledge Agreement
DMEAST #35731023 v7

Acknowledgement and Consent to Pledge Agreement
DMEAST #35731023 v7
ACKNOWLEDGEMENT AND CONSENT
Each of the undersigned hereby acknowledges receipt of a copy of the Pledge Agreement, dated as of November 30, 2018, by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GP Canada holdings corporation, a Delaware corporation (“Canada Holdings”), AND each of the other loan parties which become pledgors hereunder from time to time (each a “Pledgor” and collectively the “Pledgors”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other Lenders under the Credit Agreement (as defined in the Pledge Agreement) (as amended, restated, modified or supplemented from time to time, the “Pledge Agreement”). Each of the undersigned, intending to be legally bound hereby, agrees for the benefit of the Administrative Agent, the Lenders and the other Secured Parties as follows:
1.    It will be bound by the terms of the Pledge Agreement and will comply with such terms insofar as such terms are applicable to the undersigned, including without limiting the generality of the foregoing, those terms in Sections 19 and 20 of the Pledge Agreement.
2.    The terms of Section 3 of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may facilitate, in the reasonable judgment of the Administrative Agent, the carrying out of Section 3 of the Pledge Agreement.
3.    To the extent that it has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under the Pledge Agreement and any other document or agreement executed in connection therewith, and each of undersigned agrees that it will not raise or claim any such immunity at or in respect of any such action or proceeding.

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4.    During the term of this Agreement, if the undersigned is a partnership or a limited liability company, it shall not permit any ownership interest in the undersigned to be treated as a security that is subject to Article 8 of the Code, unless otherwise agreed in writing with the Administrative Agent and it takes such actions as reasonably requested by the Administrative Agent, including the delivery to the Administrative Agent of any certificates representing such interests indorsed in blank or by an effective endorsement.
[SIGNATURE PAGE TO FOLLOW]

Acknowledgement and Consent to Pledge Agreement
DMEAST #35731023

Acknowledgement and Consent to Pledge Agreement
DMEAST #35731023
GENERAL PHYSICS (UK) LTD.

By:
Name:
Title:

GP INTERNATIONAL HOLDINGS, LLC

By:
Name:
Title:

GP BAHAMAS LTD.

By:
Name:
Title:

GP STRATEGIES SINGAPORE (ASIA) PTE. LTD.

By:
Name:
Title:

GP STRATEGIES INDIA PVT. LTD.

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By:
Name:
Title:

GP CANADA HOLDINGS CORPORATION

By:
Name:
Title:

GENERAL PHYSICS CORPORATION MEXICO, S.A. DE C.V.

By:
Name:
Title:

GP INTERNATIONAL HOLDINGS 2, LLC

By:
Name:
Title:

GP STRATEGIES COLUMBIA, LTDA.

By:
Name:
Title:

GP CANADA CO.

By:
Name:
Title:

DMEAST #35731023 v7DMEAST #35731023 v3
EAST\162237597.3

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DMEAST #35731023 v7

SCHEDULE A
TO
PLEDGE AGREEMENT

Description of Pledged Collateral

Issuer	Owner / Pledgor	Certificate Number	Number of Equity Interests	Percentage of Total Ownership	Percentage of Ownership Pledged
GP Bahamas Ltd.	GP Strategies Corporation	1 2	1 1	100%	65%
GP Strategies Singapore (Asia) Pte. Ltd.	GP Strategies Corporation	6 7	1,000 169,727	100%	65%
GP Strategies India Pvt. Ltd.	GP Strategies Corporation	1 2 3	9999 1 640,000	99%	65%
GP Canada Holdings Corporation	GP Strategies Corporation	11	1,000	100%	100%
General Physics Corporation Mexico S.A. de C.V.	GP Strategies Corporation	1	49,500	99%	65%
GP International Holdings, LLC*	GP Strategies Corporation	n/a	n/a	100%	65%
GP Strategies Colombia, Ltda.*	GP Strategies Corporation	n/a	89,765	99%	65%
GP International Holdings 2, LLC*	GP Strategies Corporation	n/a	n/a	100%	65%
General Physics (UK) Limited	GP Strategies Corporation	2 - June 1998 4 - June 16, 1998 4 - May 18, 2001 5 - June 16, 1998 5 - May 18, 2001 6 - May 18, 2001 7 - May 18, 2001 8 - Sept. 2, 2003	34 750,730 4,420,000 404,240 2,380,000 5,525,000 2,975,000 66	100%	65%
GP Canada Co.	GP Canada Holdings Corporation	2	7,308,459	100%	65%

1 Indicate each limited liability company or limited partnership that has not opted into Article 8 of the UCC with an asterisk (“*”).

DMEAST #35731023 v7DMEAST #35731023 v3Acknowledgement and Consent to PLEDGE AGREEMENT
DMEAST #24667146
EAST\162237597.3

DMEAST #35731023 v7

SCHEDULE B

71

List of Shareholder Agreements

None

72

SECURITY AGREEMENT
THIS SECURITY AGREEMENT (as it may hereinafter from time to time be restated, amended, modified or supplemented, this “Agreement”), dated as of November 30, 2018, is entered into by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), each of the other Loan Parties listed on the signature pages hereto (the “Existing Debtors”), and each of the other loan parties which become debtors hereunder from time to time (together with the Parent and the Existing Debtors, each a “Debtor” and collectively the “Debtors”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other Lenders under the Credit Agreement (as defined below).
WITNESSETH THAT:
WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”) of even date herewith by and among the Parent, GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), and GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”; together with the Parent, General Physics UK, GP Holdings UK and GP Strategies Limited, each a “Borrower” and collectively the “Borrowers”), each other Person joined thereto from time to time as a borrower, the Administrative Agent, the lenders now or hereafter party thereto (collectively, the “Lenders”) and the Guarantors now or hereafter party thereto (collectively, the “Guarantors”), the Lenders have agreed to make loans to the Borrowers and issue or participate in letters of credit issued for the account of the Borrowers on the terms provided therein; and
WHEREAS, the obligation of the Lenders to make loans and issue or participate in letters of credit under the Credit Agreement is subject to the condition, among others, that the Debtors secure the Secured Obligations (as hereinafter defined) in the manner set forth herein.
NOW, THEREFORE, intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
1.Definitions. Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of construction set forth in Section 1.2 of the Credit Agreement [Construction] shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:
(a)“Code” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as amended from time to time, except to the extent that the conflict of law

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rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.
(b)“Collateral” means all of the right, title and interest of each Debtor in, to and under the following described property of such Debtor (each capitalized term used in this Section 1(b) shall have in this Agreement the meaning given to it by the Code):
(i)all now existing and hereafter acquired or arising Accounts, Goods, Receivables, Health Care Insurance Receivables, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including, without limitation, Electronic Chattel Paper and Tangible Chattel Paper), Documents, Instruments, Software, Investment Property, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letters of Credit, Letter of Credit Rights, advices of credit, money, Commercial Tort Claims as listed on Schedule B hereto (as such Schedule is amended or supplemented from time to time), Equipment, Inventory, Goods, Fixtures, as extracted collateral, agricultural liens, Securities Accounts, and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including, without limitation, all insurance policies and proceeds thereof);
(ii)all patents, patent licenses, trademarks, trademark licenses, copyrights and copyright licenses;
(iii)to the extent, if any, not included in clauses (i) and (ii) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including all insurance policies and proceeds);
(iv)all present and future business records and information, including computer tapes and other storage media containing the same and computer programs and software (including, without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information;
(v)all other tangible and intangible property that is described as being part of the Collateral pursuant to that certain Patent, Trademark and Security Agreement and any other Patent, Trademark and Security Agreement involving one or more Debtors; and
(vi)all Proceeds of, Accessions to and products of any of the foregoing (including, without limitation, all insurance policies and proceeds thereof).
Notwithstanding anything to the contrary contained in the foregoing, the Collateral shall not include, and no Debtor shall be deemed to have granted a Lien in, the Excluded Collateral (as defined in the Credit Agreement).
(c)“Receivables” means all Accounts, accounts receivable, payment intangibles, instruments, chattel paper, contracts contract rights and other obligation and personal property evidencing a monetary payment obligation of any nature whatsoever to a Debtor.
(d)“Secured Obligations” means and includes all now existing and hereafter arising Obligations (and including Obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to any Borrower, any other Debtor, any other Loan Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such Obligations is not enforceable

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or allowable in such proceeding), including, without limitations, all Obligations of any Borrower and each and every other Debtor and other Loan Party to the Administrative Agent, the Lenders or any other Secured Party under the Credit Agreement, any other Loan Document, any Lender Provided Interest Rate Hedge (or any documents or instruments executed in connection therewith), any Lender Provided Foreign Currency Hedge (or any documents or instruments executed in connection therewith) or any Other Lender Provided Financial Service Product (or any documents or instruments executed in connection therewith), together with any extensions, renewals, replacements or refundings thereof, and all costs and expenses of enforcement and collection, including attorneys’ fees. Notwithstanding anything to the contrary contained in the foregoing, (a) the Secured Obligations shall not include any Excluded Hedge Liabilities, (b) the “Secured Obligations” of each Debtor that is a Foreign Borrower (other than General Physics UK and GP Holdings UK) shall exclude all “Secured Obligations” of any Loan Party other than such Debtor, and (c) the “Secured Obligations” of General Physics UK and GP Holdings UK shall exclude all “Secured Obligations” of any Loan Party other than such Debtor and any other Foreign Borrower.
(e)“Secured Parties” means the collective reference to the Administrative Agent, the Lenders and the other holders of the Secured Obligations.
2.Grant of Security Interest. As security for the due and punctual payment and performance of the Secured Obligations in full, each Debtor hereby agrees that the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties shall have, and each Debtor hereby grants to and creates in favor of the Administrative Agent, its successors and assigns, for the benefit of itself, the Lenders and the other Secured Parties, a continuing lien on and security interest in all of the right, title and interest in or to any and all of the Collateral now owned or at any time hereafter acquired by such Debtor or in which such Debtor now has or at any time in the future may acquire any right, title or interest, which lien on and security interest is a Prior Security Interest; provided, however, that with respect to the security interest granted in Investment Property which is comprised of equity interests in any first-tier Foreign Subsidiary or any Foreign Subsidiary Holdco, such security interest shall not include more than sixty-five percent (65%) of the issued and outstanding voting Equity Interests in such first-tier Foreign Subsidiary or such Foreign Subsidiary Holdco (it being understood that such security interest shall extend to 100% of the issued and outstanding non-voting Equity Interests in such first-tier Foreign Subsidiary and such Foreign Subsidiary Holdco). Without limiting the generality of Section 4 below, each Debtor further agrees that with respect to each item of the Collateral as to which (i) the creation of a valid and enforceable security interest is not governed exclusively by the Code or (ii) the perfection of a valid and enforceable first priority security interest therein under the Code cannot be accomplished either by the Administrative Agent taking possession thereof or by the filing in appropriate locations of appropriate Code financing statements executed by such Debtor, such Debtor will at its expense execute and deliver to the Administrative Agent and hereby does authorize the Administrative Agent to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be requested by the Administrative Agent from time to time for the purpose of creating a valid and perfected Prior Security Interest on such item, enforceable against such Debtor and all third parties to secure the Secured Obligations; provided, however, notwithstanding the foregoing, no Debtor shall be required to take any Excluded Perfection Action.
3.Representations and Warranties. Each Debtor represents and warrants to the Administrative Agent and the Lenders that (a) the Debtors have good and marketable title to all material Collateral, except as otherwise permitted under the Credit Agreement, (b) except for the

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security interest granted to and created in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties hereunder and Permitted Liens, all the Collateral is free and clear of any Lien, (c) the Debtors will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than Permitted Liens, (d) except as otherwise permitted under the Credit Agreement, each Account is genuine and enforceable in accordance with its terms and the Debtors will defend the same against all claims, demands, recoupment, setoffs, and counterclaims at any time asserted, (e) at the time any Account becomes subject to this Agreement, each such Account will be a good and valid Account representing a bona fide sale of goods or services by the Debtors and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors (or for those on behalf of whom the account debtors are obligated on the Accounts), (f) as of the date of this Agreement, the exact legal name of each Debtor is as set forth on the signature page hereto, and (g) as of the date of this Agreement, the state of incorporation, formation or organization as applicable, of each Debtor is as set forth on Schedule A hereto. Further, each Debtor represents and warrants that (i) this Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, in the Collateral, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity and (ii) the security interests granted hereunder in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, will constitute a Prior Security Interest and, to the extent such security interest may be perfected by filing under the Code, will be perfected upon the proper filing of the financing statements in the jurisdiction of the state of formation of such Debtor as indicated on Schedule A hereto.
4.Preservation of Rights. Each Debtor will faithfully preserve and protect the Administrative Agent’s security interest in the Collateral as a prior perfected security interest under the Code, superior and prior to the rights of all third Persons, except for holders of Permitted Liens and as otherwise permitted under the Credit Agreement, and will do all such other acts and things and will, upon request therefor by the Administrative Agent, execute, deliver, file and record, except, in each case, in no event shall any Debtor be required to take any Excluded Perfection Action, and each Debtor hereby authorizes the Administrative Agent to so file (other than in connection with an Excluded Perfection Action), all such other documents and instruments, including, without limitation, financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); and each Debtor hereby irrevocably appoints the Administrative Agent, its officers, employees and agents, and each of them, as attorneys-in-fact for each Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor’s name, place and stead to preserve, continue, perfect and protect said security interest; provided, however, in no event shall the Administration Agent, its officers, employees and agents have any authority or power to take any Excluded Perfection Action. This power of attorney, being coupled with an interest, shall be irrevocable for the term of this Agreement.

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5.Covenants. Each Debtor jointly and severally covenants and agrees that:
(a)it will defend the Administrative Agent’s, the Lenders’ and the other Secured Parties’ right, title and lien on and security interest in and to the Collateral against the claims and demands of all Persons whomsoever, other than the holder of Permitted Liens and any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Administrative Agent;
(b)it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;
(c)it will not take or omit to take any action, the taking or the omission of which might result in a material impairment of the Collateral or of the Administrative Agent’s rights under this Agreement;
(d)it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted in Section 8.2.7 [Disposition of Assets or Subsidiaries] of the Credit Agreement;
(e)it will (i) except for such Collateral delivered to the Administrative Agent pursuant to this Section or otherwise now or hereafter under the control of the Administrative Agent pursuant to this Section, obtain and maintain sole and exclusive possession of the Collateral, except Collateral (x) in transit in the ordinary course of business, (y) out for repair, or (z) in the possession of a third party provided that the value of such Collateral in the possession of third parties permitted under this clause (z) shall not exceed a value of $100,000 in the aggregate, (ii) maintain its chief executive office and keep the Collateral and all records pertaining thereto at the locations specified on Schedule A hereto, unless it shall have given the Administrative Agent prior notice and taken any action reasonably requested by the Administrative Agent to maintain its security interest therein (except Collateral in transit in the ordinary course of business or out for repair), (iii) notify the Administrative Agent if any Account or Accounts in excess of $250,000 individually or in the aggregate become evidenced or secured by an Instrument or Chattel Paper and deliver to the Administrative Agent upon the Administrative Agent’s request therefor all such Collateral consisting of Instruments and Chattel Paper immediately upon the Debtors’ receipt of a request therefor, (iv) upon the request of the Administrative Agent, execute control agreements and cause other Persons to execute acknowledgments in form and substance reasonably satisfactory to the Administrative Agent evidencing the Administrative Agent’s control with respect to all Collateral the control or acknowledgment of which perfects the Administrative Agent’s security interest therein, including Letters of Credit, Letter of Credit Rights, Electronic Chattel Paper, Deposit Accounts, Securities Accounts and Investment Property, provided that the Debtors shall not be required to deliver account control agreements with respect to any Designated Accounts or take any other Excluded Perfection Action, (v) keep materially accurate and complete books and records concerning the Collateral and such other books and records; and (vi) at any time and from time to time take such other steps as the Administrative Agent may reasonably request as are necessary for the Administrative Agent to insure the continued perfection of the Administrative Agent’s security interest in the Collateral with the same priority required hereby and the preservation of its rights therein, provided in no event shall any Debtor be required to take any Excluded Perfection Action;
(f)it shall promptly notify the Administrative Agent if any Account arises out of contracts with the United States or any department, agency or instrumentality thereof or any one or more of the states of the United States or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Administrative Agent so that all monies due and to become due under such contract shall be assigned to the Administrative Agent and notice of the assignment given to and acknowledged by the appropriate government agency or

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authority under the Federal Assignment of Claims Act or other applicable law; provided, however, that no Debtor shall be required to notify the Administrative Agent or take such steps except with respect to a Material Government Contract upon the request of the Administrative Agent.
(g)it will not change its state of incorporation, formation or organization, as applicable without providing at least fifteen (15) calendar days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree in its sole discretion);
(h)it will not change its name, type of organization, its state of organization or its chief executive office without providing at least fifteen (15) calendar days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree in its sole discretion);
(i)if such Debtor shall at any time acquire one or more commercial tort claims, as defined in the Code with a value (as reasonably determined by the Debtors), individually or in the aggregate of $250,000 or more, such Debtor shall promptly notify the Administrative Agent in a writing signed by such Debtor of the details thereof and grant to the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, in such writing a security interest therein and in the Proceeds thereof, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent and such writing shall constitute a supplement to Schedule B hereto;
(j)it hereby authorizes the Administrative Agent to, at any time and from time to time, file in any one or more jurisdictions financing statements that describe the Collateral, including financing statements describing the Collateral as “all assets” or “all personal property” or words of like meaning, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and which contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency or filing office acceptance of any financing statements, continuation statements, or amendments. Each Debtor agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statements, continuation statements, or amendments may be signed by the Administrative Agent on behalf of such Debtor if the Administrative Agent so elects and may be filed at any time in any jurisdiction; and
(k)such Debtor shall at any time and from time to time take such steps as the Administrative Agent may reasonably request as are necessary for the Administrative Agent to insure the continued perfection of the Administrative Agent’s, the Lenders’ and the other Secured Parties’ security interest in the Collateral with the same priority required hereby and the preservation of its rights therein; provided, however, in no event shall any Debtor be required to take any Excluded Perfection Action.
6.Intellectual Property Collateral.
(a)Each Debtor jointly and severally represents and warrants and covenants as of the date hereof that:
(i)each issued and registered Patent, Trademark and Copyright listed on Schedule A of that certain Patent, Trademark and Copyright Security Agreement of even date herewith by and among the Parent, each other Person joined thereto from time to time as a pledgor, and the Administrative Agent (the “Patent, Trademark and Copyright Security Agreement”) is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;
(ii)to the best of such Debtor’s knowledge, each issued and registered Patent, Trademark and Copyright is valid and enforceable;

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(iii)such Debtor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the issued and registered Patents, Trademarks and Copyrights, free and clear of any Liens, except for Permitted Liens;
(iv)no claim has been received by such Debtor that the use of any of the Patents, Trademarks and Copyrights does or may violate the rights of any third party; and
(v)as of the date hereof, such Debtor has used proper statutory notice in connection with its use of the Patents, Trademarks and Copyrights, except to the extent that it would not cause a Material Adverse Effect;
(vi)Schedule A of the Patent, Trademark and Copyright Security Agreement lists all United States patents, patent applications, trademark applications (other than any intent to use trademark applications), registered trademarks, registered copyrights or copyright applications in and to the Patents, Trademarks and Copyrights owned by each Debtor on the date hereof; and
(vii)Except as set forth in Schedule A of the Patent, Trademark and Copyright Security Agreement, and any non-exclusive licenses granted by the Pledgors in the ordinary course of business pursuant to service or similar agreements, on the date hereof, none of the patents, trademarks or copyrights in the Patents, Trademarks and Copyrights are the subject of any licensing or franchise agreement pursuant to which a Debtor is the licensor or franchisor.
(b)Except to the extent it would not cause a Material Adverse Effect. each Debtor jointly and severally covenants that such Debtor shall continue to use proper statutory notice in connection with its use of the Patents, Trademarks and Copyrights, except for those Patents, Trademarks and Copyrights that are hereafter allowed to lapse in accordance with subsection (h) below.
(c)Each of the obligations and additional liabilities of each and every Debtor under this Agreement are joint and several with the obligations of the other Debtors, and each Debtor hereby waives to the fullest extent permitted by Law any defense it may otherwise have to the payment and performance of the Secured Obligations that its liability hereunder is limited and not joint and several, except such defense of Payment in Full. Each Debtor acknowledges and agrees that the foregoing waiver serves as a material inducement to the agreement of the Administrative Agent, the Lenders and the other Secured Parties to make the Loans and other extensions of credit, and that the Administrative Agent, the Lenders and the other Secured Parties are relying on such waiver in entering into the Loan Documents and the other documents and instruments evidencing or relating to the other Secured Obligations. The undertakings of each Debtor hereunder secure the obligations of the Borrowers and the other Loan Parties. The Administrative Agent may, in its sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Administrative Agent shall not be a defense to any action the Administrative Agent may elect to take against any Debtor. The Administrative Agent hereby reserves all rights against each Debtor.
(d)Each Debtor agrees that, until all of the Secured Obligations shall have been Paid in Full, it will not enter into any agreement (for example, a license agreement) which is inconsistent with such Debtor’s obligations under this Agreement, without the Administrative Agent’s prior written consent which shall not be unreasonably withheld, except that such Debtor may license Patents, Trademarks and Copyrights in the ordinary course of business without the Administrative Agent’s consent.
(e)If, before the Secured Obligations shall have been Paid in Full, any Debtor shall own any new trademarks or any new copyrightable or patentable inventions, or any patent application

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or patent for any reissue, division, continuation, renewal, extension, or continuation in part of any Patent, Trademark or Copyright or any improvement on any Patent, Trademark or Copyright, the provisions of this Agreement shall automatically apply thereto and such Debtor shall give to the Administrative Agent notice thereof in writing on a quarterly basis. Each Debtor and the Administrative Agent agree to modify this Agreement by amending Schedule A of the Patent, Trademark and Copyright Security Agreement to include any future United States patents, patent applications, trademark applications (other than any intent to use trademark applications), registered trademarks, registered copyrights or copyright applications and the provisions of this Agreement shall apply thereto.
(f)If any Event of Default shall have occurred and be continuing, each Debtor hereby authorizes and empowers the Administrative Agent to make, constitute and appoint any officer or agent of the Administrative Agent, as the Administrative Agent may select in its exclusive discretion, as such Debtor’s true and lawful attorney-in-fact, with the power to endorse such Debtor’s name on all applications, documents, papers and instruments necessary for the Administrative Agent to use the Patents, Trademarks and Copyrights, or to grant or issue, on commercially reasonable terms, any exclusive or nonexclusive license under the Patents, Trademarks and Copyrights to any third person, or necessary for the Administrative Agent to assign, pledge, convey or otherwise transfer title in or dispose, on commercially reasonable terms, of the Patents, Trademarks and Copyrights to any third Person. Each Debtor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney, being coupled with an interest, shall be irrevocable for the term of this Agreement.
(g)Subject to any applicable limitation set forth in Section 11.3 of the Credit Agreement [Expenses; Indemnity; Damage Waiver], any and all fees, costs and expenses, of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and all other documents relating hereto and the consummation of this transaction, the filing or recording of any documents (including all taxes and filing fees in connection therewith) in public offices, the payment or discharge of any taxes, counsel fees, maintenance fees, encumbrances, the protection, maintenance or preservation of the Patents, Trademarks and Copyrights, or the defense or prosecution of any actions or proceedings arising out of or related to the Patents, Trademarks and Copyrights, shall be borne and paid by the Debtors within ten (10) days of demand by the Administrative Agent, and if not paid within such time, shall be added to the principal amount of the Secured Obligations and shall bear interest at the highest rate prescribed in the Credit Agreement.
(h)Each Debtor shall have the duty (a) to prosecute diligently (except as noted in the final sentence of this subsection (h)) any patent applications of the Patents, Trademarks and Copyrights necessary to the conduct of the Loan Parties’ business pending as of the date of this Agreement or thereafter until the Secured Obligations shall have been Paid in Full, and (b) to make application on unpatented but patentable inventions, and to preserve and maintain all rights in patent applications and patents, necessary to the conduct of the Loan Parties business, including without limitation the payment of all maintenance fees. Any expenses incurred in connection with such an application shall be borne by the Debtors. No Debtor shall abandon any Patent, Trademark and Copyright, without the consent of the Administrative Agent, which shall not be unreasonably withheld, unless such Debtor determines in its reasonable business judgment that abandonment of such Patent, Trademark and Copyright is appropriate.

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7.Preservation of Rights. Each Debtor assumes full responsibility for taking any and all necessary steps to preserve the Administrative Agent’s, the Lenders’ and the other Secured Parties’ rights with respect to the Collateral against all Persons other than anyone asserting rights in respect of a Permitted Lien. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Administrative Agent either shall deal with it in the same manner as the Administrative Agent deals with similar property for its own account or takes such action for that purpose as such Debtor shall request in writing, provided that such requested action will not, in the judgment of the Administrative Agent, impair the security interest in the Collateral created hereby or the Administrative Agent’s, the Lenders’ and the other Secured Parties’ rights in, or the value of, the Collateral; provided, further, that such written request is received by the Administrative Agent in sufficient time to permit the Administrative Agent to take the requested action.
8.No Discharge Until Payment in Full. The pledge, security interests and other Liens and the obligation of each Debtor hereunder shall not be discharged until Payment In Full of the Secured Obligations. The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Administrative Agent, any Debtor or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of such Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby consents to, and the pledge, security interests and other Liens given by such Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by, any of the following at any time and from time to time:
(a)Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or any other Person with respect thereto;
(b)Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Secured Obligations;
(c)Any failure to assert any breach of or default under any Loan Document or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Debtor or any other Person under or in connection with any Loan Document or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect

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security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;
(d)Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;
(e)Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the existing structure or existence of, any Debtor or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by the Administrative Agent or any Debtor or by any other Person in connection with any such proceeding;
(f)Any defense (other than Payment in Full), setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of any Debtor or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations;
(g)Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only Payment in Full.
9.Waivers.
Each Debtor hereby waives any and all defenses (other than Payment in Full) which such Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Debtor hereby further waives each of the following:
(a)All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of any Debtor

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or any other Person to comply with any Loan Document or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of any Debtor or any other Person;
(b)Any right to any marshalling of assets, to the filing of any claim against such Debtor or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations (other than to preserve such claim); any requirement of promptness or diligence on the part of the Administrative Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Debtor receive notice of any such acceptance; and
(c)Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of the Collateral for any of the Secured Obligations), which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against any Debtor or any other Person or which otherwise discharges or impairs any of the Secured Obligations.
Each Debtor agrees, until Payment in Full, not to file of any claim against another Debtor or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding in respect of the Secured Obligations (other than to preserve such claim), or to exercise against another Debtor or any other Person any other right or remedy under or in connection with any Loan Document or any other documents or instruments executed in connection with any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations.
10.Joint and Several. The Obligations and additional liabilities of the Debtors under this Agreement are joint and several obligations of the Debtors (subject to Section 2.1.3 [Nature of Obligations] of the Credit Agreement), and each Debtor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Secured Obligations that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Administrative Agent, the Lenders and the other Secured Parties to make the Loans and any other extensions of credit to one or more Debtors, and that the Administrative Agent, the Lenders and the other Secured Parties are relying on each specific waiver and all such waivers in entering into this Agreement or making any such extensions of credit. The Administrative Agent may, in its sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Administrative Agent shall not be a defense to any action the Administrative Agent, the Lenders and the other Secured Parties, or any of them,

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may elect to take against any Debtor. Each of the Lenders, the Administrative Agent and the other Secured Parties hereby reserve all rights against each Debtor.
11.Preservation of Collateral. (a) At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Administrative Agent may at its option take such actions as the Administrative Agent deems appropriate to attach, perfect, continue, preserve and protect the Administrative Agent’s, the Lenders’ and the other Secured Parties’ Prior Security Interest in or Lien on the Collateral. All liabilities, obligations, costs and expenses reasonably incurred in connection with the preceding sentence, shall be Secured Obligations and shall be paid by the Debtors to the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Secured Parties within thirty (30) days after demand;
(a)At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Administrative Agent may at its option take such action as the Administrative Agent deems appropriate to (i) maintain, repair, protect and insure the Collateral, and/or (ii) perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of the Debtors hereunder, and (iii) add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors to the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Secured Parties within thirty (30) days after demand.
12.Remedies. If an Event of Default has occurred and is continuing:
(a)The Administrative Agent shall have and may exercise all the rights and remedies available to a secured party under the Code, and such other rights and remedies as may be provided by Law and/or set forth below, including without limitation to take over and collect all of any Debtor’s Receivables and all other Collateral, and to this end each Debtor hereby appoints the Administrative Agent, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Collateral and deliver it to the Administrative Agent or to any place designated by the Administrative Agent at the Debtors’ expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Administrative Agent may designate, (iv) demand payment of the Receivables, (v) enforce payment of the Receivables by legal proceedings or otherwise, (vi) exercise all of any Debtor’s rights and remedies with respect to the collection of the Receivables, (vii) settle, adjust, compromise, extend or renew the Receivables, (viii) settle, adjust or compromise any legal proceedings brought to collect the Receivables, (ix) to the extent permitted by applicable Law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Administrative Agent deems advisable, (x) discharge and release the Receivables, (xi) take control, in any manner, of any item of payment or Proceeds from any account debtor, (xii) prepare, file and sign any Debtor’s name on any proof of claim in any Relief Proceeding or similar document against any account debtor, (xiii) prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables or other Collateral, (xiv) do all acts and things necessary, in the Administrative Agent’s sole discretion, to fulfill any Debtor’s obligations to the

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Administrative Agent or the Lenders under the Credit Agreement, the Loan Documents, any other document or instrument evidencing any Obligation or otherwise, (xv) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory, (xvi) use any Debtor’s stationery and sign such Debtor’s name to verifications of the Receivables and notices thereof to account debtors, (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as the Administrative Agent may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the term of this Agreement. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Administrative Agent pursuant to this Agreement, except claims for physical damage to the Collateral arising from gross negligence or willful misconduct by the Administrative Agent. Each Debtor acknowledges and agrees that (i) the power of attorney herein granted shall in no way be construed as to benefit a Debtor, (ii) the Administrative Agent shall have no duty to exercise any powers granted hereunder for the benefit of a Debtor, and (iii) the Administrative Agent shall, to the extent exercisable, exercise any and all powers granted hereunder for the benefit of the Administrative Agent and the other Secured Parties. The Administrative Agent hereby accepts this power of attorney and all powers granted hereunder for the benefit of the Administrative Agent and the other Secured Parties.
(b)The Administrative Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by the Debtors that, in the absence of any contrary requirement of Law, ten (10) days’ prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Administrative Agent, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Administrative Agent shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Administrative Agent may see fit. The Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations. Each Debtor waives all relief from all appraisement or exemption laws now in effect or hereafter enacted.
(c)Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.), will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Official Body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents. Without limiting the generality of the foregoing, each Debtor agrees that in the event the Administrative Agent on behalf of itself, the Lenders and/or the other Secured Parties shall exercise its rights hereunder or pursuant to the other

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Loan Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, such Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Administrative Agent requests to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the Administrative Agent and any other Persons in making any application for the prior consent or approval of any Official Body or any other Person to the exercise by the Administrative Agent on behalf of itself, the Lenders and/or the other Secured Parties of any and all rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at law, of the Administrative Agent, on behalf of itself, the Lenders and/or the other Secured Parties, for failure of such Debtor to comply with this subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this subsection (c) may be specifically enforced.
(d)The Administrative Agent may request, without limiting the rights and remedies of the Administrative Agent on behalf of itself, the Lenders and the other Secured Parties otherwise provided hereunder and under the other Loan Documents, that each Debtor do any of the following to the extent permitted by Law: (i) give the Administrative Agent on behalf of itself, the Lenders and the other Secured Parties specific assignments of the Accounts of the Debtors after such Accounts come into existence, and schedules of such Accounts, the form and content of such assignment and schedules to be satisfactory to the Administrative Agent, and (ii) in order to better secure the Administrative Agent on behalf of itself, the Lenders and the other Secured Parties, to the extent permitted by Law, enter into such lockbox agreements and establish such lockbox accounts as the Administrative Agent may require, all at the sole expense of the Debtors and shall direct all payments from all payors due to any Debtor, to such lockbox accounts.
13.Application of Proceeds. The Lien on and security interest in the Collateral granted to and created in favor of the Administrative Agent by this Agreement shall be for the benefit of the Administrative Agent, the Lenders and the other Secured Parties. Each of the rights, privileges, and remedies provided to the Administrative Agent hereunder or otherwise by Law with respect to the Collateral shall be exercised by the Administrative Agent only for its own benefit and the benefit of the Lenders and the other Secured Parties, and any of the Collateral or Proceeds thereof held or realized upon at any time by the Administrative Agent shall be applied as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Each Debtor shall remain liable to the Administrative Agent, the Lenders and the other Secured Parties for and shall pay to the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties any deficiency which may remain after such sale or collection.
14.Further Rights of Administrative Agent. If the Administrative Agent repossesses or seeks to repossess any of the Collateral pursuant to the terms hereof because of the occurrence of an Event of Default, then, during the continuance of such Event of Default, to the extent it is commercially reasonable for the Administrative Agent to store any Collateral on any premises of any Debtor, such Debtor hereby agrees to lease to the Administrative Agent on a month-to-month tenancy for a period not to exceed one hundred twenty (120) days at the Administrative Agent’s election, at a rental rate of One Dollar ($1.00) per month, the premises on which the Collateral is located, provided it is located on premises owned or leased by such Debtor and, if leased by such Debtor, such lease to the Administrative Agent is permitted under the applicable lease.
15.Termination; Release. (a) Upon Payment in Full, this Agreement shall terminate and be of no further force and effect, and the Administrative Agent shall thereupon promptly return

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to the Borrowing Agent or another Debtor such of the Collateral and such other documents delivered by any Debtor hereunder as may then be in the Administrative Agent’s possession, subject to the rights of third parties. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The pledge, security interests and other Liens hereunder shall be automatically released on any Collateral consisting of assets or Equity Interests sold or otherwise Disposed of to a Person who is not a Loan Party in a sale or other Disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement, without any further action by any party.
(b)    If any of the Collateral shall be sold or otherwise Disposed of by any Debtor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of the Borrowing Agent or such Debtor, shall, within a commercially reasonable period of time, execute and deliver to the Borrowing Agent or such Debtor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. In the event that any of the Equity Interests of any Debtor that is a Subsidiary of the Borrowing Agent shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement and such Debtor shall no longer constitute a Subsidiary, then, at the request of the Borrowing Agent and at the sole expense of the Debtors, such Debtor shall be released from its obligations hereunder and, at the reasonable request of the Borrowing Agent and at the expense of the Debtors, the Administrative Agent shall, within a commercially reasonable period of time, execute and deliver to the Borrowing Agent any releases or other documents reasonably necessary or desirable to evidence such release.
16.No Waiver. No failure or delay on the part of the Administrative Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Administrative Agent hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Administrative Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Administrative Agent may enforce any one or more remedies hereunder successively or concurrently at its option.
17.Notices. All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 [Notices; Effectiveness, Electronic Communication] of the Credit Agreement.
18.Schedule A Information. Each Debtor represents and warrants that as of the date hereof, all information contained on Schedule A is accurate and complete and contains no omission or misrepresentation. Each Debtor shall promptly notify the Administrative Agent of any changes in the information set forth thereon.
19.Reserved.
20.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders, the other Secured Parties and their respective successors and assigns, and each Debtor and each of its respective successors and assigns, except that no Debtor may assign or transfer such Debtor’s obligations hereunder or any interest herein.

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21.Choice of Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York in accordance with the provisions of 5-1401 of the New York General Obligations Law without regard to its conflict of laws principles.
22.Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
23.Jurisdiction.
(a)EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY DEBTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION 23. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
(c)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Without prejudice to any other mode of service allowed under any relevant law, each Loan Party:
1)Irrevocably appoints the Borrowing Agent as its agent for service of process in relation to any proceedings before any courts in the United States in connection with any Loan Documents; and

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2)Agrees that failure by an agent for service of process to notify the relevant Loan Party of the process will not invalidate the proceedings concerned.
If any Person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowing Agent (on behalf of all the Loan Parties) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. Failing this, the Administrative Agent may appoint another agent for this purpose.
(d)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
24.Additional Debtors. It is anticipated that additional Persons may from time to time become Debtors. No notice of the addition of any Debtor shall be required to be given to any pre-existing Debtor, and each Debtor hereby consents thereto.
25.Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. Except as expressly provided in Section 24 with respect to additional Debtors, this Agreement may not be amended or supplemented except by a writing signed by the Administrative Agent and the Debtors.
26.Descriptive Headings. The descriptive headings used in this Agreement are for the convenience of the parties only and shall not affect the meaning of any provision of this Agreement.
27.Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Each Debtor acknowledges and agrees that delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail to the Administrative Agent purporting to be signed on behalf of any Debtor shall be effective as delivery of a manually executed counterpart of this Agreement by such Debtor.
[SIGNATURE PAGES FOLLOW]

Security Agreement
DMEAST #35731026

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Security Agreement
DMEAST #35731026
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth with the intention that this Agreement shall constitute a sealed instrument.
GP STRATEGIES CORPORATION

By:
Name:
Title:

GP CANADA HOLDINGS CORPORATION

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

DMEAST #35731026 v7    A-1
SCHEDULE A
TO
SECURITY AGREEMENT
GP STRATEGIES CORPORATION
1.    The chief executive office of GP STRATEGIES CORPORATION (the “Debtor”) is located at:
2.    The Debtor’s true and full name is as follows: GP Strategies Corporation
3.    The Debtor’s form of organization is as follows: Corporation

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4.    The Debtor’s state of organization is as follows: Delaware
5.    The Debtor’s EIN # is as follows: 52-0845774
6.    The Debtor’s organization ID # is (if any exists) is as follows: 948089
7.    All of the Debtor’s books and records, including those relating to accounts payable and accounts receivable, are kept at the Debtor’s chief executive office as described in Paragraph 1 above, except as specified below:

GP CANADA HOLDINGS CORPORATION
1.    The chief executive office of GP CANADA HOLDINGS CORPORATION (the “Debtor”) is located at:
2.    The Debtor’s true and full name is as follows: GP Canada Holdings Corporation
3.    The Debtor’s form of organization is as follows: Corporation
4.    The Debtor’s state of organization is as follows: Delaware
5.    The Debtor’s EIN # is as follows: 46-1857581
6.    The Debtor’s organization ID # is (if any exists) is as follows: 5279089
7.    All of the Debtor’s books and records, including those relating to accounts payable and accounts receivable, are kept at the Debtor’s chief executive office as described in Paragraph 1 above, except as specified below:

B-1
SCHEDULE B
TO
SECURITY AGREEMENT
COMMERCIAL TORT CLAIMS

None.

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